UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Odyssey HealthCare, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, $0.001 par value per share (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies: 33,683,913 shares of Common Stock outstanding as of June 4, 2010, 1,499,510 shares of Common Stock underlying restricted stock units as of June 4, 2010, and 1,133,296 shares of Common Stock issuable upon the exercise of options (vested and unvested) with an exercise price less than $27.00 per share as of June 4, 2010.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000713 by the sum of:

(i) 33,683,913 shares of Common Stock multiplied by $27.00 per share;

(ii) 1,499,510 shares of Common Stock underlying restricted stock units multiplied by $27.00 per share; and

(iii) 1,133,296 shares of Common Stock issuable upon the exercise of options to purchase Common Stock with an exercise price of less than $27.00 per share multiplied by $12.21 in cash consideration for the cancellation of such options (which is the excess of the merger consideration of $27.00 over the weighted average exercise price of such options).

(4)	Proposed maximum aggregate value of transaction: $963,789,965.16

(5)	Total fee paid: $68,718.22

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201

Dear Stockholder:

We invite you to attend a special meeting of the stockholders of Odyssey HealthCare, Inc. (“Odyssey”) to be held at 717 North Harwood Street, Suite 1600, Dallas, Texas on          , 2010.

At the special meeting, you will be asked to consider and vote on a proposal to (i) approve the merger (“Merger”) of GTO Acquisition Corp., a wholly-owned subsidiary of Gentiva Health Services, Inc. (“Gentiva”), with and into Odyssey, resulting in Odyssey becoming a wholly-owned subsidiary of Gentiva, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Odyssey, Gentiva and GTO Acquisition Corp. and (ii) adopt the Merger Agreement. You will also be asked to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If the Merger is consummated, holders of shares of Odyssey common stock (other than shares owned by holders properly exercising dissenters’ appraisal rights under Delaware law, shares that are owned by Odyssey as treasury stock and any shares owned by Gentiva, GTO Acquisition Corp. or any other wholly-owned subsidiary of Gentiva) will become entitled to receive $27.00 in cash, without interest and subject to any required withholding of taxes, for each share of Odyssey common stock owned as of immediately prior to the effective time of the Merger. The $27.00 per share cash consideration to be paid in the Merger represents a premium of approximately 40% over the $19.29 closing price of Odyssey common stock on May 21, 2010, which was the last trading day before the signing of the Merger Agreement was publicly announced.

Our board of directors has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Odyssey and its stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important.  We cannot consummate the Merger unless holders of at least a majority of our outstanding common stock entitled to vote approve the Merger and adopt the Merger Agreement. Failure to submit a properly executed proxy will have the same effect as a vote against approval of the Merger and adoption of the Merger Agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing, dating and returning the enclosed proxy card or voting by telephone or via the Internet as promptly as possible. By submitting your proxy now, you will not be precluded from attending the special meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed Merger, the Merger Agreement and the special meeting. We urge you to read the entire document carefully, including the attached annexes.

Thank you for your cooperation and continued support.

Sincerely,

Robert A. Lefton
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED          , 2010 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF ODYSSEY HEALTHCARE, INC. ON OR ABOUT          , 2010.

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held          , 2010

Dear Stockholder:

Notice is hereby given that a special meeting of the stockholders of Odyssey HealthCare, Inc., a Delaware corporation (“Odyssey”), will be held at 717 North Harwood Street, Suite 1600, Dallas, Texas, at 9 a.m. local time, on          , 2010, for the following purposes:

1. Approval of the Merger and Adoption of the Merger Agreement.  To consider and vote on a proposal to (i) approve the merger (the “Merger”) of GTO Acquisition Corp., a wholly-owned subsidiary of Gentiva Health Services, Inc. (“Gentiva”), with and into Odyssey, resulting in Odyssey becoming a wholly-owned subsidiary of Gentiva, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Odyssey, Gentiva and GTO Acquisition Corp., and (ii) adopt the Merger Agreement.

2. Adjournment of the Special Meeting.  To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger and adopt the Merger Agreement.

Only stockholders of record at the close of business on          , 2010 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or by voting by telephone or via the Internet.

Stockholders of Odyssey who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Odyssey common stock if the Merger is consummated, but only if they submit a written demand for appraisal to Odyssey prior to the time the vote is taken on the Merger and the Merger Agreement, continuously hold their shares through the effective date of the Merger and comply with all other applicable requirements of Delaware law. A copy of the applicable statutory provisions is included as Annex C to this proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

The approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote thereon. The failure to vote your shares will have the same effect as a vote against the approval of the Merger and adoption of the Merger Agreement. Because the affirmative vote of at least a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting, whether or not a quorum is present, the failure to vote your shares will have no effect on the outcome of this proposal.

Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card or vote by telephone or via the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote for the proposal to approve the Merger and adopt the Merger Agreement and for the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against the approval of the Merger and adoption of the Merger Agreement.

By Order of the Board of Directors,

W. Bradley Bickham
Secretary

Dallas, Texas
          , 2010

i

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information” on page 70. References to “Odyssey,” the “Company” “we,” “our” or “us” in this proxy statement refer to Odyssey HealthCare, Inc. and its subsidiaries unless otherwise indicated by context.

Proposals (Page 17)

You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger dated as of May 23, 2010 (as it may be amended from time to time, the “Merger Agreement”), by and among Odyssey, Gentiva Health Services, Inc. (“Gentiva”), and GTO Acquisition Corp., a wholly-owned subsidiary of Gentiva (“Merger Sub”) pursuant to which Merger Sub will merge with and into Odyssey (the “Merger”), and to approve the Merger. Odyssey will be the surviving corporation in the Merger (the “Surviving Corporation”) and will become a wholly-owned subsidiary of Gentiva. If there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger and adopt the Merger Agreement, then Odyssey’s stockholders may be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to permit solicitation of additional proxies.

The Parties to the Merger (Page 17)

Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the United States in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

Gentiva is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services.

Merger Sub is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly-owned subsidiary of Gentiva and has not engaged in any business except for activities incidental to its organization and as contemplated by the Merger Agreement. Upon the consummation of the Merger, Merger Sub will cease to exist and Odyssey will be the Surviving Corporation and will become a direct wholly-owned subsidiary of Gentiva.

The Merger (Page 20)

In the Merger, each issued and outstanding share of Odyssey common stock (other than shares owned directly or indirectly by Odyssey, Gentiva, Merger Sub, or any other subsidiary of Gentiva, or shares held by stockholders who have properly exercised dissenters’ appraisal rights under Delaware law) will be converted into the right to receive $27.00 in cash, without interest and subject to any applicable withholding of taxes. We expect to consummate the Merger in the third quarter of 2010, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived.

Effects of the Merger (Page 44)

If the Merger is consummated, you will be entitled to receive $27.00 in cash (the “Merger Consideration”), without interest and subject to any applicable withholding of taxes, for each share of Odyssey common stock you own, unless you have properly exercised your appraisal rights under Delaware law with respect to the Merger. As a result of the Merger, Odyssey will cease to be an independent, publicly traded company and will instead be a wholly-owned subsidiary of Gentiva. You will not own any shares of the Surviving Corporation or Gentiva as a result of the Merger.

The Special Meeting (Page 17)

Time, Place and Date (Page 17)

The special meeting will be held on          , starting at 9 a.m. local time, at 717 North Harwood Street, Suite 1600, Dallas, Texas.

Purpose (Page 17)

You will be asked to consider and vote on the proposal to approve the Merger and adopt the Merger Agreement and also to consider and vote on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 18)

You are entitled to vote at the special meeting if you owned shares of Odyssey common stock at the close of business on          , 2010, which is the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of the record date there were shares of common stock outstanding and entitled to vote. A majority of the shares of common stock issued, outstanding and represented at the special meeting in person or by a duly-authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 18)

Consummation of the Merger requires the approval of the Merger and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Odyssey common stock entitled to vote thereon. Failure to vote your shares of common stock in person or by proxy or by abstaining will have the same effect as a vote “AGAINST” approval of the Merger and adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the special meeting, whether or not a quorum is present. Failing to vote your shares of common stock will not have an effect on the approval of the proposal to adjourn the special meeting. Abstaining from voting your shares of common stock will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Ownership of Directors and Executive Officers (Page 65)

As of the record date, the directors and executive officers of Odyssey held in the aggregate approximately     % of the shares of Odyssey common stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately     % of the votes necessary to approve the proposal to approve the Merger and adopt the Merger Agreement at the special meeting.

Voting and Proxies (Page 18)

Any stockholder of record entitled to vote at the special meeting may vote by returning the enclosed proxy card by mail, by submitting a proxy by telephone or via the Internet, or by voting in person by appearing at the special meeting. If your shares of Odyssey common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of common stock will not be voted and that will have the same effect as a vote “AGAINST” the approval of the Merger and adoption of the Merger Agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocability of Proxy (Page 18)

Any stockholder of record who executes and returns a proxy card (or votes by telephone or via the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, W. Bradley Bickham, at 717 North Harwood Street, Suite 1500, Dallas, Texas 75201;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a proxy card bearing a later date;

•	if you voted by telephone or via the Internet, by voting a second time by telephone or via the Internet; or

•	if you have instructed a broker, bank, trust or other nominee to vote your shares of Odyssey common stock, by following the directions received from your broker, bank, trust or other nominee to change those instructions.

Treatment of Options, Restricted Stock and other Equity Awards (Page 44)

Under the terms of the Merger Agreement, each outstanding option to purchase Odyssey common stock (each, an “Option”), whether vested or unvested, that is outstanding immediately before the effective time of the Merger will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Option; by (ii) the number of shares subject to such Option (subject to any applicable withholding of taxes). Options with an exercise price greater than or equal to the Merger Consideration will be cancelled immediately prior to the effective time of the Merger for no consideration.

Each right to receive shares of Odyssey common stock based on the satisfaction of service or performance-based conditions or otherwise (each, a “Restricted Stock Unit”), whether vested or unvested, that is outstanding immediately before the effective time of the Merger will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the Merger Consideration; by (ii) the number of shares subject to such Restricted Stock Unit (subject to any applicable withholding of taxes).

In addition, each share of Odyssey common stock subject to restrictions on transfer and/or forfeiture, including those shares of common stock subject to satisfaction of service or performance-based conditions (“Restricted Stock”) will accelerate and vest in full immediately prior to the effective time of the Merger and will be treated in connection with the Merger as a share of Odyssey common stock, including the right to receive the Merger Consideration (subject to any applicable withholding of taxes).

Recommendation of Our Board of Directors (Page 26)

Our board of directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Odyssey and its stockholders, (ii) approved and authorized to be taken all corporate action required to authorize the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the stockholders approve the Merger and adopt the Merger Agreement. Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “The Merger — The Recommendation of our Board of Directors and the Reasons for the Merger” beginning on page 26.

Interests of Odyssey’s Directors and Executive Officers in the Merger (Page 37)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of Financial Advisor (Page 30)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to Odyssey’s board of directors that, as of May 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Odyssey’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Odyssey common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Odyssey and Goldman Sachs, Odyssey has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, the principal portion of which is payable upon consummation of the Merger.

Financing of the Merger (Page 36)

Gentiva received a commitment letter, dated as of May 23, 2010, from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital, General Electric Capital Corporation, GE Capital Markets, Inc., SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (collectively, the “Lenders”) to provide, subject to the conditions set forth in the commitment letter, debt financing for the purposes of paying the Merger Consideration and other costs and expenses related to the Merger, repaying certain existing indebtedness of Odyssey and Gentiva and their respective subsidiaries, and the financing of the ongoing working capital and other general corporate needs of Gentiva and its subsidiaries after the consummation of the Merger in the following amounts: (i) $925 million in senior secured credit facilities, comprising (a) term loan facilities aggregating $800 million and (b) a revolving credit facility of $125 million; and (ii) $305 million in gross proceeds from the issuance and sale by Gentiva of senior unsecured notes, or, if, and to the extent that, less than $305 million in such senior notes are issued and sold on or prior to the closing date of the Merger, $305 million of senior unsecured loans under a bridge facility.

The commitments of the Lenders under the commitment letter are subject to the negotiation, execution and delivery of definitive documentation with respect to the financing, and the satisfaction of certain other conditions. For a discussion of the conditions to the commitments of the Lenders under the commitment letter, see “The Merger — Financing of the Merger” beginning on page 36.

The Merger Agreement does not contain any financing-related closing conditions.

Regulatory Approvals (Page 42)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be consummated until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, and the applicable waiting period has expired or been terminated. Odyssey and Gentiva filed notification and report forms on June 4, 2010; however, the applicable waiting period has not yet expired or been terminated. The Merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

Material U.S. Federal Income Tax Consequences (Page 41)

The exchange of shares of Odyssey common stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. stockholder that exchanges shares of common stock in the Merger generally will recognize gain or loss in an amount equal to the difference between the cash received in the Merger and such stockholder’s adjusted tax basis in the shares of common stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or non-U.S. taxes.

Conditions to the Merger (Page 54)

As more fully described in this proxy statement, the consummation of the Merger depends upon the satisfaction, or where legally permissible, waiver of certain conditions. Each party’s obligation to consummate the Merger is subject to the satisfaction of certain conditions, including the approval of the Merger and adoption of the Merger Agreement by our stockholders, compliance with federal antitrust laws, and the absence of any legal or other prohibition of the Merger.

Gentiva’s and Merger Sub’s obligation to consummate the Merger is further conditioned upon the satisfaction of specific conditions, including:

•	the accuracy of our representations and warranties, except where the inaccuracy would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in the “The Merger Agreement — Representations and Warranties” beginning on page 45); provided, that (i) our representations and warranties relating to capitalization (subject to de minimis exceptions) must be true in correct in all respects and (ii) our representations and warranties relating to (x) our authorization of the Merger Agreement and the Merger and (y) the opinion of our financial advisor, must be true and correct in all material respects;

•	the performance in all material respects of our obligations under the Merger Agreement prior to the consummation of the Merger;

•	the absence of any event, circumstance, change or effect occurring or being discovered since the date of the Merger Agreement that is continuing and has had, or is reasonably likely to have, a Company Material Adverse Effect; and

•	the delivery of certificates attesting to the accuracy of our representations and warranties and the performance of our obligations under the Merger Agreement.

Our obligation to consummate the Merger is further conditioned upon the satisfaction of certain conditions, including:

•	the accuracy of Gentiva’s and Merger Sub’s representations and warranties, which must (i) in the case of those representations and warranties that are qualified by materiality, be true and correct and (ii) in the case of those representations and warranties that are not qualified by materiality, be true and correct in all material respects; provided that the representations and warranties of Gentiva and Merger Sub relating to (x) authorization of the Merger Agreement and the Merger and (y) capitalization and operation of Merger Sub, must be true and correct in all respects;

•	the performance in all material respects of Gentiva’s and Merger Sub’s obligations under the Merger Agreement prior to the consummation of the Merger; and

•	the delivery of certificates attesting to the accuracy of Gentiva’s and Merger Sub’s representations and warranties and the performance of their respective obligations under the Merger Agreement.

Restrictions on Solicitations of Other Offers (Page 56)

Until 11:59 p.m. (Central Time) on June 22, 2010, we are permitted to (i) initiate, solicit or encourage the submission of Acquisition Proposals (as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on Page 56) (including by way of contacting third parties or public disclosure and providing non-public information pursuant to an acceptable confidentiality agreement); provided that we must promptly provide to Gentiva any material non-public information that is provided to any such person and was not previously provided to Gentiva and (ii) enter into, participate in and maintain discussions regarding, and facilitate any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, an Acquisition Proposal.

After 11:59 p.m. (Central Time) on June 22, 2010, until the earlier to occur of the effective time of the Merger or the termination of the Merger Agreement, we may not directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any person (other than Gentiva), regarding, or furnish to any such person information in connection with or for the purposes of encouraging or facilitating an Acquisition Proposal, or (iii) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or requiring us to abandon, terminate, or fail to consummate the Merger. In addition, we must cease and terminate any existing solicitation, encouragement, discussion or negotiation with any third party that we have conducted with respect to an Acquisition Proposal and we must request that all non-public information previously provided by us be returned or destroyed in accordance with the applicable acceptable confidentiality agreement.

Notwithstanding the restrictions in the preceding paragraph, after 11:59 p.m. (Central Time) on June 22, 2010 and prior to the earlier to occur of the approval of the Merger and adoption of the Merger Agreement by our stockholders or the termination of the Merger Agreement, we may continue to engage in the activities described in the first paragraph of this section “Restrictions on Solicitation of Other Offers” and not request the return or destruction of non-public information from any Excluded Party (as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers beginning on Page 56).

In addition, if at any time after 11:59 p.m. (Central Time) on June 22, 2010 and prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, (i) we receive a written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a material breach of our agreement not to solicit such proposals (as described above), (iii) our board of directors determines in good faith (after consultation with Goldman Sachs or another independent financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal (as defined in “The Merger Agreement — Restrictions on Solicitation of Other Offers beginning on Page 56), and (iv) our board of directors determines in good faith (after consultation with Goldman Sachs or another independent financial advisor and outside legal counsel) that the failure to furnish information and data with respect to Odyssey to, and to enter into, maintain and participate in discussions or negotiations with, such third party would be reasonably likely to be inconsistent with its fiduciary duties to our stockholders under applicable laws, then we may (a) furnish information and data with respect to Odyssey to, and (b) enter into, maintain and participate in discussions or negotiations with, such third party regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided that we have agreed not to furnish any non-public information except pursuant to an acceptable confidentiality agreement and will promptly provide to Gentiva any material non-public information concerning us that is provided to such third party and was not previously provided to Gentiva. In addition, (x) we are permitted to take any of the actions described in clauses (a) and (b) of this paragraph with respect to any Excluded Party and (y) may (1) following the receipt of an Acquisition Proposal, contact the third party making such Acquisition Proposal in order to clarify and understand the terms and conditions of such proposal so as to determine whether such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal or (2) direct any person to the Merger Agreement.

We have agreed to provide Gentiva with notice of certain events with regard to alternative Acquisition Proposals, including a copy of the applicable written Acquisition Proposal (or if oral, the material terms of such proposal) and the identity of the third party making such Acquisition Proposal.

Termination of the Merger Agreement (Page 59)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger:

•	by the mutual consent of Gentiva and us;

•	by either Gentiva or us if:

•	a court of competent jurisdiction or other governmental authority has issued an order or taken other action permanently restraining, enjoining or otherwise prohibiting the Merger;

•	prior to the effective time of the Merger, the other party materially breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (i) in the case of a breach by us, would give rise to the failure of certain conditions to the consummation of the Merger and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) October 28, 2010 or (y) the date that is 30 days from the date that we are notified by Gentiva of such breach and (ii) in the case of a breach by Gentiva or Merger Sub, would prevent Gentiva or Merger Sub from consummating the Merger or give rise to the failure of certain conditions to the consummation of the Merger and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) October 28, 2010 or (y) the date that is 30 days from the date that Gentiva is notified by us of such breach (no prior notice of breach is required with respect to a breach of any covenants or agreements to be performed on the closing date of the Merger); provided, however, that (a) the right to terminate the Merger Agreement pursuant to this provision will not be available to any party who is then in material breach of any of its (including, in the case of Gentiva, any breach by Merger Sub) representations, warranties, covenants or agreements set forth in the Merger Agreement and (b) the right to terminate the Merger Agreement pursuant to this provision will not be available to Gentiva during the pendency of a legal proceeding by us for specific performance of the Merger Agreement;

•	the closing date of the Merger has not occurred by October 29, 2010; provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation or whose breach of any representation, warranty, or covenant under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing date to have occurred (including in the case of Gentiva, any breach by Merger Sub); or

•	our stockholders do not approve the Merger and adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof;

•	by Gentiva, at any time prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, if:

•	our board of directors withdraws, qualifies, modifies, changes or amends in any adverse manner its recommendation to our stockholders to approve the Merger and adopt the Merger Agreement;

•	our board of directors publicly approves, endorses or recommends an Acquisition Proposal to our stockholders or we enter into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement or standstill agreement in accordance with the Merger Agreement);

•	a tender offer or exchange offer that constitutes an Acquisition Proposal (other than by Gentiva or its affiliates) is commenced prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders within ten business days after commencement;

•	our board of directors fails to reaffirm its recommendation to our stockholders to approve the Merger and adopt the Merger Agreement within ten business days after a request to so reaffirm by Gentiva; or

•	we or our board of directors publicly announce the intention to do any of the foregoing; or

•	by us, at any time prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders in order to accept a Superior Proposal, provided that such termination will not be effective until Gentiva has received the applicable termination fee (as described below), and unless we have complied in all material respects with specified obligations under the Merger Agreement.

Termination Fees (Page 60)

We have agreed to pay Gentiva a termination fee of $24,100,000 if the Merger Agreement is terminated by us in order to accept a Superior Proposal made by an Excluded Party.

We have agreed to pay Gentiva a termination fee of $28,900,000 in cash if the Merger Agreement is terminated:

•	by Gentiva, at any time prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, if:

•	our board of directors withdraws, qualifies, modifies, changes or amends in any adverse manner its recommendation to our stockholders to approve the Merger and adopt the Merger Agreement;

•	our board of directors publicly approves, endorses or recommends an Acquisition Proposal to our stockholders or we enter into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement or standstill agreement in compliance with the Merger Agreement);

•	a tender offer or exchange offer that constitutes an Acquisition Proposal (other than by Gentiva or its affiliates) is commenced prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders within ten business days after commencement;

•	our board of directors fails to reaffirm its recommendation to our stockholders to approve the Merger and adopt the Merger Agreement within ten business days after a request to so reaffirm by Gentiva; or

•	we or our board of directors publicly announce the intention to do any of the foregoing;

•	by us, prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders in order to accept a Superior Proposal by a third party other than an Excluded Party; or

•	by us or Gentiva, if:

•	prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, an Acquisition Proposal is (a) communicated directly to our stockholders, (b) communicated to senior management or our board of directors and senior management or our board of directors failed to keep such Acquisition Proposal confidential, or (c) otherwise publically disclosed;

•	thereafter, the Merger Agreement is terminated by Gentiva because of a material breach of our representations, warranties or covenants, or by us or Gentiva because the Merger has not been consummated by October 29, 2010 or our stockholders do not approve the Merger and adopt the Merger Agreement at the special meeting; and

•	within 180 days after the termination, we enter into a definitive agreement relating to a transaction contemplated by any Acquisition Proposal or any transaction contemplated by an Acquisition Proposal is consummated.

Only one of the termination fees described above, if any, would be payable by us to Gentiva upon a termination as described above.

Specific Performance (Page 63)

Prior to the termination of the Merger Agreement and in addition to any other remedy to which they might be entitled at law or in equity, subject to the limitations set forth in the Merger Agreement, Odyssey and Gentiva are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Dissenters’ Rights of Appraisal (Page 66)

Under Delaware law, any holder of Odyssey common stock who does not vote to adopt the Merger Agreement will have the right to seek appraisal of the fair value of its shares of common stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if such holder submits a written demand for appraisal to Odyssey prior to the time the vote is taken on the Merger and the Merger Agreement, continuously hold its shares through the effective date of the Merger and complies with all other requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the approval of the Merger and adoption of the Merger Agreement, must not vote or otherwise submit a proxy in favor of approval of the Merger and adoption of the Merger Agreement, and must continuously hold its shares of common stock from the date it makes the demand through the effective date of the Merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached as Annex C to this proxy statement.

Litigation (Page 43)

On May 27, 2010, a lawsuit captioned Pompano Beach Police & Firefighters’ Retirement System v. Odyssey Healthcare, Inc., et al., Cause No. CC-10-03561-E, was filed in the County Court at Law No. 5 in Dallas County, Texas against Odyssey, the members of Odyssey’s board of directors, Gentiva, and Merger Sub. The lawsuit, brought by a plaintiff, who is a purported stockholder of Odyssey, both individually and on behalf of a putative class of stockholders, alleges that our board of directors breached its fiduciary duties, and that Odyssey and Gentiva aided and abetted the purported breaches, in connection with the Merger. The petition seeks equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement, and an award of all costs of the action, including reasonable attorneys’ fees. Odyssey believes the suit is without merit and intends to vigorously defend it. However, there can be no assurance that Odyssey or the other defendants will be successful in such defense.

Market Price of Common Stock (Page 64)

The closing sale price of our common stock on The Nasdaq Global Select Market (symbol: ODSY) on May 21, 2010, the last trading day prior to public announcement of the Merger Agreement, was $19.29 per share. The closing sale price of our common stock on The Nasdaq Global Select Market on June 9, 2010, the last trading day prior to the filing of this proxy statement, was $26.55 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Odyssey common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the transaction?

A:	Odyssey, Gentiva and Merger Sub have entered into a Merger Agreement that provides for the Merger of Merger Sub with and into Odyssey upon the terms, and subject to the conditions, of the Merger Agreement. Odyssey will be the Surviving Corporation in the Merger and will become a direct wholly-owned subsidiary of Gentiva.

Q:	What will an Odyssey stockholder receive when the Merger occurs?

A:	For each share of Odyssey common stock held at the time of the Merger, Odyssey stockholders will be entitled to receive the Merger Consideration of $27.00 in cash, without interest and subject to any applicable withholding of taxes. This does not apply to shares of Odyssey common stock held by stockholders who have properly perfected, and not withdrawn or otherwise lost, their appraisal rights under Delaware law.

Q:	What will happen in the Merger to Odyssey stock options?

A:	Each Option, whether vested or unvested, that is outstanding immediately before the effective time of the Merger (the “Effective Time”) will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Option; by (ii) the number of shares subject to such Option (subject to applicable withholding of taxes). Options with an exercise price greater than or equal to the Merger Consideration will be cancelled immediately prior to the Effective Time for no consideration.

Q:	What will happen in the Merger to Odyssey restricted stock units?

A:	Each Restricted Stock Unit, whether vested or unvested, that is outstanding immediately before the Effective Time will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the Merger Consideration; by (ii) the number of shares subject to such Restricted Stock Unit (subject to applicable withholding of taxes).

Q:	What will happen in the Merger to shares of Odyssey restricted stock?

A:	Each share of Restricted Stock will accelerate and vest in full immediately prior to the Effective Time and will be treated in connection with the Merger as a share of our common stock, including the right to receive the Merger Consideration (subject to applicable withholding of taxes).

Q:	How does the Merger Consideration compare to the market price of Odyssey common stock?

A:	The Merger Consideration of $27.00 per share to be paid to Odyssey stockholders represents a premium of approximately:

• 40.0% over the closing price of Odyssey common stock on May 21, 2010, the last trading day prior to the public announcement of Merger Agreement;

• 34.3% over the average closing price of Odyssey common stock for the one-month period ended on May 21, 2010, the last trading day prior to the public announcement of the Merger Agreement;

• 56.3% over the average closing price of Odyssey common stock for the six-month period ended on May 21, 2010, the last trading day prior to the public announcement of the Merger Agreement; and

• 85.4% over the average closing price of Odyssey common stock for the one-year period ended on May 21, 2010, the last trading day prior to the public announcement of the Merger Agreement.

The closing sale price of a share of Odyssey common stock on The Nasdaq Global Select Market on May 21, 2010, the last trading day prior to public announcement of the Merger Agreement, was $19.29. The closing sale price of the common stock on The Nasdaq Global Select Market on June 9, 2010, the last trading day prior to the filing of this proxy, was $26.55 per share. You are encouraged to obtain current market quotations for Odyssey common stock in connection with voting your shares.

Q:	When do you expect the Merger to be consummated?

A:	The parties currently expect the Merger to be consummated in the third quarter of 2010. However, the Merger is subject to various closing conditions, including Odyssey stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to consummate the Merger at a later time or not at all.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of Odyssey as of , 2010, the record date for the special meeting. We cannot consummate the Merger unless holders of at least a majority of our outstanding common stock entitled to vote at the special meeting vote to approve the Merger and adopt the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement. Odyssey will submit the Merger and the Merger Agreement to its stockholders for approval and adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 17.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Odyssey stockholders will be held on , 2010, starting at 9 a.m. local time at 717 North Harwood Street, Suite 1600, Dallas, Texas.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (i) the proposal to approve the Merger and adopt the Merger Agreement and (ii) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger and adopt the Merger Agreement.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is , 2010. If you owned shares of Odyssey common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were shares of Odyssey common stock issued and outstanding and entitled to vote.

Q:	How many votes are required to approve the Merger and adopt the Merger Agreement?

A:	The approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Odyssey common stock entitled to vote thereon, in accordance with Delaware law.

Q:	How many votes are required to adopt the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Odyssey common stock represented in person or by proxy and entitled to vote at the special meeting, regardless of whether a quorum is present.

Q:	How does the board of directors recommend that I vote on the proposals?

Our board of directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Odyssey and its stockholders, (ii) approved and authorized to be taken all corporate action required to authorize the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the stockholders approve the Merger and adopt the Merger Agreement. Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You should read the section entitled “The Merger — The Recommendation of Our Board of Directors and the Reasons for the Merger” beginning on page 26.

Q:	How are votes counted? Why is my vote important?

A:	Votes will be counted by the inspector appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. If you sign your proxy card, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in accordance with the recommendations of our board of directors. The affirmative vote of the holders of at least a majority of the outstanding shares of Odyssey common stock entitled to vote thereon is required under Delaware law to approve the Merger and adopt the Merger Agreement. As a result, the failure to vote or the abstention from voting will have the same effect as a vote against the approval of the Merger and adoption of the Merger Agreement.

Because the affirmative vote of at least a majority of the shares of Odyssey common stock represented in person or by proxy and entitled to vote at the special meeting, whether or not a quorum is present, is required to adopt the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, the failure to vote your shares will have no effect on the outcome of the proposal unless you sign your proxy card, but do not indicate how you wish to vote, in which case your shares will be voted “FOR” the proposal. Abstaining from voting your shares of common stock will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the Merger affects you. After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

• by using the telephone voting instructions printed on your proxy card;

• by using the Internet voting instructions printed on your proxy card;

• by completing, signing and dating each proxy card you receive and returning it in the enclosed postage-paid envelope; or

• in person by appearing and voting at the special meeting.

Voting by telephone or via the Internet or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone, or via the Internet, even if you plan to attend the special meeting in person to ensure that your shares of Odyssey common stock are represented in person or by proxy at the special meeting.

If you sign your proxy card, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a legal proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you may hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed your nominee on how to vote. The approval of the Merger and adoption of the Merger Agreement require an affirmative vote of the holders of at least a majority of the outstanding shares of Odyssey common stock entitled to vote thereon. Because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your nominee with voting instructions will have the same effect as a vote against the proposal to approve the Merger and adopt the Merger Agreement, but it will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing the holders of at least a majority of the shares of Odyssey common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or you vote your shares in person at the special meeting by obtaining a legal proxy from such broker or nominee, then your shares will be counted as part of the quorum. All shares of Odyssey common stock held by stockholders that are represented in person or by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Odyssey common stock, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

• by delivering to Odyssey’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by signing and delivering a new proxy, relating to the same shares of Odyssey common stock and bearing a later date; or

• by voting by telephone or via the Internet on a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Odyssey HealthCare, Inc. 717 North Harwood Street, Suite 1500 Dallas, Texas 75201 Attention: Secretary

If you are a “street name” holder of Odyssey common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is consummated, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Odyssey common stock for the Merger Consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Odyssey common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the Merger. If you sell or transfer your shares of Odyssey common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you sell or transfer your shares. In addition, if you sell or transfer your shares before the special meeting or before the effective date of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights under Delaware law, see “Dissenters’ Rights of Appraisal” on page 66 and Annex C attached to this proxy statement.

Q.	What effects will the proposed Merger have on Odyssey?

A.	As a result of the proposed Merger, Odyssey will cease to be a publicly-traded company and will be wholly-owned by Gentiva. Odyssey stockholders will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including The Nasdaq Global Select Market.

Q.	What happens if the Merger is not consummated?

A.	If the Merger is not approved and the Merger Agreement is not adopted by the stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, Odyssey will remain an independent public company and our common stock will continue to be listed and traded on The Nasdaq Global Select Market.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:	Each stockholder of Odyssey is entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), provided that such stockholder satisfies the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Dissenters’ Rights of Appraisal” on page 66. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Merger to me?

A:	The receipt of cash for shares of Odyssey common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Odyssey common stock will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the Merger and (ii) the holder’s adjusted tax basis in the shares. Because your individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the Merger to you (including the application and effect of any state, local or non-U.S. income and other tax laws).

Q:	Who can answer further questions?

A:	For additional questions about the Merger, assistance in submitting proxies or voting shares of Odyssey common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Georgeson, Inc.
199 Water St.
26th Floor
New York, NY USA 10038-3650
Phone: 1 (212) 440-9800

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also contact your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of Financial Advisor,” “Financial Projections,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, circumstance, change or effect that could give rise to the termination of the Merger Agreement;

•	the approval of the Merger and adoption of the Merger Agreement by Odyssey’s stockholders or other conditions to the consummation of the Merger may not be satisfied, or the regulatory approvals required for the Merger may not be obtained on the terms expected or on the anticipated schedule, if at all;

•	diversion of management time on Merger-related issues and the risk that the proposed Merger disrupts current plans and operations;

•	the risk that disruptions from the announcement of the Merger Agreement will harm our operating results and business generally, customer relationships, and relationships with our employees, referral sources, patients and suppliers;

•	the outcome of legal proceedings that have been or may be instituted against us and others following announcement of the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the ability to recognize the benefits of the Merger;

•	the failure of Gentiva to obtain the necessary debt financing; and

•	Odyssey’s and Gentiva’s ability to meet expectations regarding the timing and consummation of the Merger.

In addition, we are subject to other risks, uncertainties and factors that are also beyond Odyssey’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Odyssey’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein will remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Odyssey

Odyssey HealthCare, Inc.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201
Telephone: (214) 245-3176

Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the United States in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

Gentiva

Gentiva Health Services, Inc.
3350 Riverwood Parkway, Suite 1400
Atlanta, Georgia 30339
Telephone: (631) 501-7214

Gentiva is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services.

Merger Sub

GTO Acquisition Corp.
c/o Gentiva Health Services, Inc.
3350 Riverwood Parkway, Suite 1400
Atlanta, Georgia 30339
Telephone: (631) 501-7214

Merger Sub is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly-owned subsidiary of Gentiva and has not engaged in any business except for activities incidental to its organization and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and Odyssey will be the surviving corporation in the Merger and will become a direct wholly-owned subsidiary of Gentiva.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Odyssey’s stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , 2010, starting at 9 a.m. local time, at 717 North Harwood Street, Suite 1600, Dallas, Texas, or at any adjournment or postponement thereof. The purpose of the special meeting is for Odyssey’s stockholders to consider and vote on (i) a proposal to approve the Merger and adopt the Merger Agreement and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger and adopt the Merger Agreement. Stockholders holding at least a majority of Odyssey’s outstanding common stock entitled to vote must approve the Merger and adopt the Merger Agreement in order for the Merger to occur. If Odyssey’s stockholders fail to approve the Merger and adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on          , 2010 as the record date for the special meeting, and only holders of record of Odyssey common stock on the record date are entitled to vote at the special meeting. As of the record date, there were           shares of Odyssey common stock issued and outstanding and entitled to vote at the special meeting. Each share of Odyssey common stock entitles its holder to one vote on each matter properly coming before the special meeting.

A majority of the shares of Odyssey common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Odyssey common stock held by stockholders present in person or represented at the special meeting but not voted, including shares of Odyssey common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to approve the Merger and adopt the Merger Agreement. Consummation of the Merger requires the approval of the Merger and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the shares of Odyssey common stock entitled to vote thereon. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval of the Merger and adoption of the Merger Agreement.

The approval of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Odyssey common stock represented in person or by proxy and entitled to vote at the special meeting, whether or not a quorum is present. Therefore, if you fail to vote, it will have no effect on the outcome of the proposal to adjourn the special meeting. If you abstain from voting, it will have the, same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Proxies and Revocation

If you are a stockholder of record of your shares of Odyssey common stock and you vote by telephone or via the Internet or by returning a signed and dated proxy card by mail that is received by Odyssey before the date of or at the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the Merger and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Odyssey common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. If you fail to provide your brokerage firm, bank, trust or other nominee with instructions on how to vote your shares of Odyssey common stock, your brokerage firm, bank, trust or other nominee will not be able to vote such shares at the special meeting. Please follow the directions on the voting instruction form sent to you by your brokerage firm, bank, trust or other nominee with this proxy statement.

Proxies received by Odyssey at any time before the vote is taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of Odyssey common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to Odyssey’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a proxy card bearing a later date relating to the same shares of Odyssey common stock; or

•	by voting by telephone or via the Internet on a later date.

If you are a “street name” holder of Odyssey common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to: Odyssey HealthCare, Inc., 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, Attention: Secretary.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies. Odyssey’s amended and restated bylaws provide that, if a quorum is not present, any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Odyssey before the special meeting in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of at least a majority of shares of common stock represented in person or by proxy and entitled to vote at the special meeting may adjourn the special meeting.

The proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Odyssey common stock represented in person or by proxy and entitled to vote at the special meeting. Therefore, if you fail to vote, it will have no effect on the outcome of the proposal. If you abstain from voting it will have the same effect as a vote against the proposal to adjourn the special meeting.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Odyssey’s stockholders who have already sent in their proxies to revoke them at any time before the vote is taken at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Each stockholder of Odyssey is entitled to appraisal rights under Section 262 of the DGCL, provided that such stockholder satisfies the special criteria and conditions set forth in Section 262 of the DGCL.

To properly exercise your dissenters’ appraisal rights, you must submit a written demand for appraisal to Odyssey before the vote is taken on the Merger Agreement, you must not vote in favor of the approval of the Merger and adoption of the Merger Agreement, you must continuously hold your shares through the effective date of the Merger and you must comply with all other requirements of Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 66 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Odyssey on behalf of its board of directors. In addition, we have retained Georgeson, Inc. to assist in the solicitation. We will pay Georgeson, Inc. approximately $9,000, plus out-of-pocket expenses for their assistance. Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication.

These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson, Inc. against any losses arising out of its proxy soliciting services on our behalf.

Questions and Additional Information

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Georgeson, Inc., by calling (212) 440-9800 (or by mail at 199 Water St., 26th Floor, New York, NY 10038-3650).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at Odyssey’s principal executive offices during its regular business hours by any interested stockholder.

THE MERGER

Background of the Merger

As part of the ongoing oversight and management of Odyssey’s business, our board of directors and senior management regularly review and discuss Odyssey’s performance, risks, long-terms goals, prospects, and overall strategic direction. In the course of these discussions, and in light of economic, regulatory, competitive and other conditions, our board of directors and senior management have from time to time, evaluated the possibility of pursuing strategic alternatives that could complement and strengthen Odyssey’s business and enhance stockholder value. From time to time, Odyssey has also engaged in discussions with senior management of other hospice and home health care companies and other potential strategic partners about the potential benefits of possible business combinations.

On October 6, 2009, Robert Lefton, our President and Chief Executive Officer, and Dirk Allison, our Chief Financial Officer, met with the Chief Executive Officer and the Chief Financial Officer of an industry competitor, which is referred to herein as “Company A”, at an investor conference in New York. Company A’s Chief Executive Officer expressed interest in exploring the possibility of a strategic business combination between Odyssey and Company A. In October and early November 2009, Mr. Lefton discussed Company A’s interest in Odyssey with several of our board members, who were supportive of such discussions with Company A.

In early November 2009, Mr. Lefton and Company A’s Chief Executive Officer spoke again, and Mr. Lefton suggested a tax-free transaction structure for the possible strategic business combination initially discussed on October 6, 2009. Although Company A’s Chief Executive Officer expressed continued interest in considering a strategic business combination between Odyssey and Company A, he also stated that any such business combination must result in Company A being the surviving entity.

On November 12, 2009, our board of directors convened a special meeting to discuss strategic planning, at which members of our senior management and representatives of Goldman Sachs were also present. Mr. Lefton led a discussion of the current economic and regulatory environment and its possible impact on Odyssey’s operations, including the potential impact of the budget neutrality adjustment factor (BNAF) phase out and various health care reform proposals. Mr. Allison reviewed Odyssey’s internal financial projections. At the meeting, representatives of Goldman Sachs discussed its preliminary financial analysis of Odyssey and also discussed their views as to potential strategic alternatives for Odyssey, including a potential business combination with Company A. Our senior management then led a discussion of Odyssey’s 2010 strategic plan, and our board of directors discussed various uses for Odyssey’s growing cash reserves in order to enhance stockholder value.

On December 11, 2009, our board of directors convened a special meeting to further discuss the possibility of a strategic business combination with Company A. Members of our senior management and representatives of Goldman Sachs were also present at the meeting. Mr. Lefton provided background information regarding the opportunity with Company A and an overview of the tax-free transaction structure that previously had been proposed to, but rejected by, Company A’s Chief Executive Officer. Following a discussion of the potential benefits of a business combination with Company A, our board of directors discussed with senior management and representatives of Goldman Sachs possible next steps to determine the feasibility and likelihood of such a transaction. Based on such discussions, our board of directors authorized Mr. Lefton to submit a proposal letter to Company A’s Chief Executive Officer outlining a potential strategic business combination.

On December 11, 2009, Odyssey sent a written, preliminary, non-binding proposal letter to Company A proposing a tax-free strategic business combination of the two companies. The proposal letter expressed Odyssey’s willingness to discuss alternative transaction structures.

On December 22, 2009, Company A’s Vice President of Finance left a message with Mr. Lefton’s executive assistant acknowledging receipt of Odyssey’s proposal letter, and communicating that Company A’s board of directors would review the proposal, but that Company A would not be able to convene a board meeting until the second week in January due to the holidays.

In late January 2010, Company A’s Chief Executive Officer contacted Mr. Lefton and advised that Company A’s board of directors had discussed Odyssey’s proposal and was not interested in pursuing any type of transaction with Odyssey, expressing concern over both Company A’s ability to integrate the two companies effectively and increases in Odyssey’s common stock price since October 2009.

In early February 2010, the Chief Development Officer of another health care company, which is referred to herein as “Company B”, contacted Mr. Lefton by telephone to arrange a meeting with Company B’s Chief Executive Officer at a health care conference in February.

On February 14, 2010, Mr. Lefton met with Company B’s Chief Executive Officer at such conference. Company B’s Chief Executive Officer expressed Company B’s interest in acquiring Odyssey and Mr. Lefton indicated to Company B’s Chief Executive Officer that if Company B desired to do so it could submit a proposal based on publicly available information.

On March 4, 2010, our board of directors convened a regular meeting. Members of our senior management were also present. At the meeting, among other things, our board of directors and senior management discussed the status of discussions with Company A, including that Company A’s Chief Executive Officer had expressed that, after Company A’s board of directors reviewed and considered Odyssey’s written proposal, it no longer had any interest in pursuing a strategic business combination with Odyssey. Based on that information, our board of directors concluded that it was not in the best interest of Odyssey to continue to explore the possibility of a business combination with Company A. Mr. Lefton advised our board of directors of his conversation with Company B’s Chief Executive Officer on February 14, 2010 concerning Company B’s interest in acquiring Odyssey, and that Company B’s Chief Executive Officer had subsequently called him to request a follow-up meeting with Mr. Lefton and other members of senior management. Our board of directors instructed Mr. Lefton to continue preliminary discussions with Company B.

On March 12, 2010, Odyssey received a preliminary oral indication of interest from Company B to acquire Odyssey in an all cash transaction for approximately a 30% premium to the then most recent closing price of Odyssey’s common stock.

On March 26, 2010, at the invitation of Company B, Messrs. Lefton and Allison had lunch in Dallas with members of Company B’s senior management. Company B’s Chief Executive Officer reiterated Company B’s interest in acquiring Odyssey and also informed Messrs. Lefton and Allison that Company B had already begun discussing acquisition financing with financing sources. Mr. Lefton informed Company B’s Chief Executive Officer that if Company B submitted an acquisition proposal to Odyssey, Mr. Lefton would present the proposal to Odyssey’s board of directors for its consideration.

On March 30, 2010, Odyssey received a written preliminary non-binding proposal letter, dated March 29, 2010, from Company B to purchase all of Odyssey’s outstanding capital stock for $22.00 per share in cash.

The proposal letter requested that Odyssey agree to negotiate exclusively with Company B for 45 days and to enter into mutually acceptable exclusivity and confidentiality agreements. The proposal letter also stated that Company B’s expected financing for the proposed transaction would be a combination of existing cash and senior debt, that Company B had met with and engaged in discussions with several senior lenders, and also that Company B and such lenders were highly confident in Company B’s ability to obtain all required financing. On April 1, 2010, Odyssey scheduled a meeting of our board of directors for April 7, 2010 to discuss Company B’s proposal letter.

During the first week of April 2010, a representative of Edge Healthcare Partners, LLC (“EHP”), Gentiva’s financial advisor, contacted Mr. Lefton to arrange a meeting in Dallas between Mr. Lefton and Tony Strange, Gentiva’s Chief Executive Officer, and a representative of EHP for the purpose of discussing a potential business combination between Odyssey and Gentiva. At such meeting on April 7, 2010, Mr. Strange expressed Gentiva’s interest in acquiring Odyssey and Mr. Lefton indicated to Mr. Strange that if Gentiva desired to do so it could submit a proposal based on publicly available information.

Later in the day on April 7, 2010, our board of directors convened the previously scheduled special meeting, at which members of our senior management and representatives of Goldman Sachs were also present. At the meeting, Mr. Lefton provided background information to our board of directors regarding Company B’s proposal to acquire Odyssey for $22.00 per share in cash and Company B’s request for exclusivity. Mr. Lefton then advised our board of directors of his and Mr. Allison’s discussions with Gentiva and its expressed interest in acquiring Odyssey. Representatives of Goldman Sachs then discussed its preliminary financial analysis of Company B’s proposal. Representatives of Goldman Sachs also discussed with our board of directors their views as to Company B’s potential ability to finance the proposed acquisition and other possible strategic and financial buyers, including their potential ability to finance a transaction with Odyssey. After extensive discussions, our board of directors then instructed Mr. Lefton to advise Company B that the price offered was not sufficient for Odyssey to enter into a confidentiality agreement with Company B or to negotiate a possible transaction with Company B, whether exclusively or otherwise. After the board meeting on April 7, 2010, Mr. Lefton contacted Company B’s Chief Executive Officer by telephone and so advised him as directed by our board of directors.

On April 13, 2010, Odyssey received an updated non-binding proposal letter from Company B to purchase Odyssey at an increased offer price of $23.25 per share in cash. In the proposal letter, Company B again requested access to non-public information about Odyssey pursuant to a confidentiality agreement and a 45 day exclusivity period during which Odyssey would negotiate exclusively with Company B. The proposal letter was accompanied by a letter from Company B’s financing source expressing that it was highly confident that it could provide the financing necessary for the transaction.

On April 15, 2010, our board of directors convened a special meeting, at which members of our senior management and Goldman Sachs also participated, to discuss the status of the acquisition proposal received by Odyssey from Company B and of Gentiva’s expressed interest in acquiring Odyssey. Mr. Lefton advised our board of directors of the increased offer price received from Company B and also of Company B’s continued request for access to non-public information and exclusive negotiations with Odyssey. Mr. Lefton also noted that there had not been any new developments with Gentiva since the meeting with Gentiva’s representatives on April 7, 2010. After a thorough discussion, our board of directors authorized Odyssey’s senior management to negotiate a confidentiality agreement with Company B but not grant Company B any right to exclusive negotiations at that time. Our board of directors also authorized Odyssey’s management to enter into a confidentiality agreement with Gentiva if Gentiva were to submit a written proposal that at least matched Company B’s proposed acquisition price. After Goldman Sachs left the meeting, our board of directors discussed the formal engagement of Goldman Sachs as its financial advisor and authorized management to enter into an engagement letter with Goldman Sachs.

Later in the day on April 15, 2010, Mr. Lefton informed Company B’s Chief Executive Officer that Odyssey would not agree to exclusivity but would enter into a confidentiality agreement with Company B. On the same day, Company B’s Chief Executive Officer delivered a letter to Mr. Lefton that included a preliminary due diligence information request outlining the items Company B believed to be of high importance in understanding and confirming the value of the proposed transaction.

On April 20, 2010, after a series of negotiations, Odyssey and Company B entered into a confidentiality and standstill agreement. Commencing on April 21, 2010, Company B began actively conducting due diligence by meetings and teleconferences with senior management of Odyssey and representatives of Goldman Sachs and, when opened, review of materials posted in Odyssey’s electronic data room.

On April 21, 2010, Odyssey entered into an engagement letter with Goldman Sachs pursuant to which Goldman Sachs was formally engaged to act as Odyssey’s financial advisor in connection with a possible sale of Odyssey.

On April 22, 2010, Odyssey opened an electronic data room and granted Company B access thereto.

On April 23, 2010, following a special meeting of the Gentiva board of directors at which the potential transaction with Odyssey and the related financing were discussed, Gentiva delivered a written preliminary non-binding proposal letter to acquire Odyssey for $25.50 per share in cash. The proposal letter stated that Gentiva’s expected financing for the proposed transaction would be through a combination of existing cash and senior debt arrangements, and also stated that Gentiva had been in contact with several lenders and that such lenders were confident in Gentiva’s ability to obtain all required third-party financing for the proposed transaction. The proposal letter also noted that Gentiva’s board of directors unanimously supported the proposal and requested to enter into a confidentiality agreement and be provided with non-public information for due diligence purposes. With the proposal letter, Gentiva also sent Odyssey a copy of a “highly confident letter” from Banc of America Securities LLC expressing that it was highly confident of its ability to arrange and syndicate fully underwritten credit facilities in connection with the potential transaction. Later in the day on April 23, 2010, Odyssey provided to Gentiva a confidentiality and standstill agreement that, following negotiations, was entered into on or about April 25, 2010. During the period extending from approximately April 25, 2010 through May 23, 2010, Gentiva actively conducted due diligence by meetings and teleconferences with senior management of Odyssey and representatives of Goldman Sachs and K&L Gates LLP, Odyssey’s outside legal counsel (“K&L Gates”), and review of materials posted in Odyssey’s electronic data room.

On April 28, 2010, our board of directors convened a special meeting, at which members of our senior management were also present, to review Odyssey’s five-year financial forecast. At the meeting, our board of directors and management also discussed the status of discussions with Gentiva and Company B and the adoption of a change of control severance program for support center and regional leadership employees (excluding Odyssey’s executive officers) in order to reduce the uncertainty to these employees that could result from a change of control transaction. On April 28, 2010, Company B also supplemented its original due diligence request.

On April 30, 2010, Gentiva delivered its initial due diligence request to Odyssey, and, on May 5, 2010, Gentiva delivered a prioritized due diligence request to Odyssey.

On May 6, 2010, our board of directors held its regular quarterly meeting, at which members of our senior management and representatives of Goldman Sachs, K&L Gates and Richards, Layton & Finger, P.A. (“RLF”), Odyssey’s outside Delaware counsel, were also in attendance. Initially, representatives of K&L Gates and RLF discussed with our board of directors, and responded to questions regarding, its fiduciary duties under Delaware law in relation to the acquisition proposals by Gentiva and Company B. Thereafter, representatives of Goldman Sachs joined the meeting, and our board of directors then received an update from Goldman Sachs and senior management as to the status of discussions with Gentiva and Company B and then considered and discussed the acquisition proposals by Gentiva and Company B with senior management and representatives of K&L Gates and RLF. Our board of directors found it to be in the best interests of Odyssey and its stockholders to continue to explore and evaluate the transactions proposed by Gentiva and Company B.

Late in the day on May 6, 2010, Company B’s outside legal counsel distributed to Odyssey an initial draft of a proposed merger agreement structured as a two-step transaction, with a cash tender offer followed by a merger.

On May 10, 2010 and May 11, 2010, representatives of Goldman Sachs contacted both Gentiva and Company B to request that they deliver, by no later than May 21, 2010, a final proposal for the acquisition of Odyssey, which would include a price per share and marked up merger agreement in the form that they would be prepared to sign.

On May 12, 2010, K&L Gates distributed a draft of a merger agreement to both Gentiva and Company B, and their respective legal counsel. The draft merger agreement contemplated a two-step transaction, with a cash tender offer followed by a merger, and included, among other things: a 30 day “go-shop” period during which Odyssey would be permitted to solicit alternative acquisition proposals; a termination fee of 2% of Odyssey’s equity value, unless the merger agreement were terminated during the “go-shop” period or thereafter, in connection with a party who made a proposal during the “go-shop” period, an “excluded party”, in which case the termination fee would be 1% of Odyssey’s equity value; a lack of any financing condition or other financing contingency; and the right of either party to seek specific performance if the other were to breach the merger agreement.

On May 14, 2010, Mr. Allison received a call from the Chief Development Officer of Company B to inform Odyssey that Company B remained very interested in a potential acquisition of Odyssey, but that it had additional due diligence to perform. Company B requested a one week extension to the May 21st deadline for submitting proposals, and stated that it would likely cease negotiations if the extension were not granted. Although not willing to submit a final proposal by May 21st, Company B stated that it would be prepared to provide an updated pricing proposal by May 21st, subject to completion of its due diligence.

On May 15, 2010, Mr. Strange called Mr. Lefton to advise that Gentiva would submit its final proposal by the May 21st deadline. Mr. Strange also communicated that the proposed tender offer structure created financing issues for Gentiva’s lenders because they would not have time to arrange the financing prior to the close of the tender offer and would not be willing to provide bridge financing for a tender offer.

On May 16, 2010, Greenberg Traurig, P.A. (“GT”), Gentiva’s outside legal counsel, circulated a revised draft of the merger agreement in which Gentiva proposed a single-step merger structure rather than a two-step cash tender offer. The proposed merger agreement also provided for a termination fee of 3% of Odyssey’s equity value and a limited go-shop process to be completed within 20 days, restricted to one designated potential buyer and requiring that the designated potential buyer make a superior proposal during the “go-shop” period in order for Odyssey to be permitted to continue discussions with such person after the “go-shop” period. Other relevant revisions related to the allocation of substantial risk to Odyssey if Gentiva failed to obtain financing, including a reverse break-up fee of 4% of Odyssey’s equity value if Gentiva terminated the merger agreement, limitations on Gentiva’s potential liability if the acquisition were not completed, a definition of “Company Material Adverse Effect” that allocated significantly more execution risk to Odyssey, and limitations on the availability of specific performance.

On May 17, 2010, Company B’s financial advisor called a representative of Goldman Sachs and informed him that Company B would not be ready to discuss pricing by May 21st as it had previously indicated.

On the morning of May 18, 2010, Mr. Bickham, Mr. Strange, Gentiva’s Chief Compliance Officer, Gentiva’s Senior Vice President of Finance, and representatives of K&L Gates, GT, Goldman Sachs and EHP held a conference call to discuss the draft merger agreement proposed by Gentiva. On the conference call, representatives of Gentiva informed the representatives of Odyssey about the status of Gentiva’s proposed financing for the transaction and the reluctance of Gentiva’s financing sources to finance the acquisition if it were structured as a two-step cash tender offer transaction. Representatives of Odyssey then discussed the significant issues for Odyssey that were raised by Gentiva’s draft merger agreement, including (1) the uncertainties created by Gentiva’s proposed allocation of financing and execution risk to Odyssey via Gentiva’s proposed changes to the definition of “Company Material Adverse Effect”, Gentiva’s proposed reverse break-up fee and other limitations on Gentiva’s potential liability if the merger were not completed, and Gentiva’s proposed limitations on Odyssey’s right to specific performance, (2) Gentiva’s proposed limits on the “go-shop” provisions, and (3) Gentiva’s proposed termination fee equal to 3% of Odyssey’s equity value. Representatives of Odyssey informed Gentiva’s representatives that Odyssey would consider entering into a transaction with Gentiva only if completion of the transaction was reasonably certain to occur, including certainty of financing with any financing risk being allocated to Gentiva.

Later on May 18, 2010, after meeting with Gentiva’s senior management, representatives of GT advised representatives of K&L Gates that Gentiva was prepared to move forward with no financing condition to Gentiva’s obligation to close the merger, no reverse break-up fee, a 30-day go-shop period with unlimited potential parties, full specific performance, and a mutually satisfactory definition of “Company Material Adverse Effect”.

On the evening of May 18, 2010, GT delivered a revised draft of the merger agreement.

On May 19, 2010, after the terms of the draft merger agreement were discussed among members of our senior management, and representatives of Goldman Sachs, K&L Gates and RLF, K&L Gates delivered a revised draft of the merger agreement to Gentiva seeking to address the remaining issues. During the period extending from May 19, 2010 through May 23, 2010, representatives of Odyssey and Gentiva continued to exchange drafts of the merger agreement and negotiate the terms thereof.

On May 20, 2010, Gentiva’s board of directors held a meeting at which Gentiva’s management and financial and legal advisors provided reports regarding the terms of the potential transaction, the results to date of the due diligence investigation, the status of negotiations with Odyssey and the draft merger agreement, as well as the status of the transaction financing. As a result, Gentiva’s board of directors unanimously approved the merger agreement substantially in the form presented at the meeting and directed Gentiva’s management to present to Odyssey an all cash merger offer of $27.00 per share.

On May 21, 2010, the deadline set by Odyssey for final transaction proposals to be received from Gentiva and Company B, Gentiva delivered an updated non-binding written proposal letter to acquire Odyssey for $27.00 per share in cash. Included with the proposal letter were a revised merger agreement and a draft financing commitment letter with financing commitments from Bank of America, N.A., Barclays Bank PLC, General Electric Capital Corporation, SunTrust Bank and certain of their respective affiliates.

After receiving Gentiva’s proposal on May 21, 2010, representatives of Goldman Sachs contacted Company B’s financial advisor to notify Company B that another party had delivered a final proposal on May 21st and to request that Company B advise Odyssey of the status of its interest in acquiring Odyssey. Company B’s financial advisor sent an email later that day in response to Goldman Sachs’ request, expressing that Company B continued to have a serious interest in acquiring Odyssey, but did not mention the price that Company B might be willing to pay or a specific timeline by which Company B would proceed.

On the morning of May 22, 2010, our board of directors convened a special meeting to discuss the status of negotiations with Gentiva. Members of our senior management, representatives of K&L Gates, and representatives of Goldman Sachs were also present. Initially, representatives of K&L Gates reviewed and discussed with our board of directors its fiduciary duties under Delaware law in regard to the transactions proposed by Gentiva and Company B. Thereafter, Mr. Lefton provided our board of directors with an update of the status of the negotiations with Gentiva and Company B. Mr. Bickham and representatives of K&L Gates then provided a summary of the terms of, and remaining material business issues relating to, the latest drafts of the merger agreement, the draft financing commitment letter, the amendment to Odyssey’s rights agreement to render any rights granted under the rights agreement inapplicable to the acquisition by Gentiva, the change of control severance program, and a retention bonus program that would grant bonuses to selected employees, other than senior management, in order to ensure that these employees remain employed during the pendency of the change of control transaction. After a thorough discussion by our board of directors, our board of directors instructed senior management, Goldman Sachs and K&L Gates to negotiate the remaining issues relating to the terms of the merger agreement in accordance with its instructions and to minimize the conditionality of Gentiva’s financing commitment. Representatives of Goldman Sachs then reviewed for our board of directors its updated financial analysis of the $27.00 per share price offered by Gentiva, and indicated that Goldman Sachs would be prepared to deliver a fairness opinion if requested by our board of directors to do so.

During the evening of May 21, 2010 and throughout May 22, 2010 and May 23, 2010, representatives of Odyssey and K&L Gates and representatives of Gentiva and GT held numerous discussions and negotiated the remaining unresolved issues in the merger agreement and the financing commitment letter and exchanged drafts of such documents.

On the evening of May 23, 2010, our board of directors convened a special meeting to review and consider the final proposal from Gentiva. Members of our senior management and representatives of K&L Gates and Goldman Sachs were also present. Mr. Lefton provided an update on the status of the negotiations with Gentiva and Company B. Mr. Bickham and representatives of K&L Gates then updated our board of directors on the material changes to the terms and conditions of the merger agreement and the financing commitment letter since the last board meeting on May 22, 2010. Our board of directors was informed that the remaining issues with the merger agreement had been resolved satisfactorily in accordance with its previous instructions and that the conditionality of the financing commitment letter had been substantially removed. Next, representatives of Goldman Sachs reviewed for our board of directors its updated financial analysis of the $27.00 per share of Odyssey common stock offered by Gentiva. Following questions and discussion by our board of directors, at the request of our board of directors, representatives of Goldman Sachs delivered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of May 23, 2010 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs is attached to this proxy statement as Annex B.

Our board of directors then considered the merger from a business, financial and legal perspective and the current conditions in the healthcare industry and also considered the reasons for the merger described in “The Merger — The Recommendation of our Board of Directors and the Reasons for the Merger.” After careful consideration and deliberation, our board of directors unanimously (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Odyssey and its stockholders, (b) approved and authorized the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Odyssey stockholders for consideration, and (d) resolved to recommend that the Odyssey stockholders approve the Merger and adopt the Merger Agreement.

Goldman Sachs and our board of directors then engaged in a discussion of the “go-shop” process to be conducted after the signing of the Merger Agreement.

Late in the evening on May 23, 2010, Odyssey and Gentiva executed the Merger Agreement and Gentiva delivered the fully executed Commitment Letter.

On the morning of May 24, 2010, prior to the open of the financial markets, Gentiva issued a press release announcing the Merger Agreement and the Merger.

Commencing on May 24, 2010, Odyssey, with the assistance of Goldman Sachs, began soliciting and encouraging alternative acquisition proposals from third parties.

The Recommendation of our Board of Directors and the Reasons for the Merger

Our board of directors, acting with the advice and assistance of independent legal and financial advisors, evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, with Gentiva. Our board of directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Odyssey and its stockholders, (ii) approved and authorized to be taken all corporate action required to authorize the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the stockholders approve the Merger and adopt the Merger Agreement.

In the course of reaching its determination, our board of directors consulted with management and its financial and legal advisors and considered a number of factors, including, among others, the following:

•	The current and historical market prices of our common stock and the fact that the proposed per share merger consideration of $27.00 represents (1) a premium for our common stock of approximately 40% to the closing price of our common stock on May 21, 2010, the last trading day before the public announcement of the Merger and the Merger Agreement, (2) a premium for our common stock of approximately 26.8% to the 52-week high price of our common stock, (3) a 34.3% premium to the average price per share of our common stock during the 1-month period ending May 21, 2010, (4) a 42.4% premium to the average price per share of our common stock during the three-month period ending May 21, 2010, (5) a 56.3% premium to the average price per share of our common stock during the six-month period ending May 21, 2010, and (6) a 85.4% premium to the average price per share of our common stock during the 1-year period ending May 21, 2010.

•	The fact that the proposed per share merger consideration of $27.00 substantially exceeded the per share price proposed by Company B.

•	The fact that the proposed merger consideration will be paid in cash, allowing Odyssey’s stockholders to immediately realize a fair value for their investment, while also providing the stockholders certainty of value for their shares and avoiding long-term business risk.

•	Odyssey’s current and historical financial condition and results of operations and its financial plan and prospects if it were to remain an independent company, including the following specific factors:

•	notwithstanding that Odyssey has been successful in closing and integrating the VistaCare acquisition and numerous smaller acquisitions and has actively solicited and considered business combinations as a means of growth, given the fragmented hospice industry, the high purchase price multiples based on earnings before interest, taxes, depreciation and amortization, or EBITDA, that are required to acquire existing hospice programs of significant size and the lack of availability of sizable hospice providers, the fact that Odyssey has limited opportunities in the near term to achieve significant growth as an independent company through any significant acquisitions or merger transactions in the hospice industry;

•	the belief that Odyssey is unlikely to achieve significant organic growth in the near term as an independent company by establishing new hospices in new locations or, in light of increasing competition for patient referrals, materially increasing census at its existing hospice locations;

•	the belief that the price per share for our common stock was not expected to significantly appreciate in the near term to levels comparable to the price offered by Gentiva;

•	the fact that over 90% of our net patient service revenue is derived from Medicare payments, which are adjusted annually by a market basket index determined by the Medicare program, and, in light of current and anticipated budget pressures on Medicare reimbursements, the likelihood that our net patient service revenue and profitability may be significantly reduced as a result of numerous recent initiatives on the federal and state government level that affect the payment for hospice services, including the phase-out of the budget neutrality adjustment factor used in computing the hospice wage index that will result in a reduction in the annual market basket rate, the further reduction of the annual market basket rate increase by a productivity adjustment factor pursuant to recent health care reform legislation, the enactment pursuant to recent health care reform legislation of certain recommendations by the Medicare Payment Advisory Commission that may result in increased operating costs in the future, and the uncertainty of reimbursement following discussions of payment changes at the federal and state government levels; and

•	trends in the hospice industry and the possible strategic alternatives to the sale of Odyssey to Gentiva, including continuing to operate Odyssey independently (whether on a stand-alone basis or following one or more significant acquisitions), growth through acquisitions of or mergers with other companies in the hospice industry or complementary industries, leveraged buyouts, stock repurchases and organic growth, and the risks and uncertainties associated with such strategic alternatives, each of which our board of directors determined not to pursue in light of its belief, and the belief of our senior management, that the merger with Gentiva maximized stockholder value and was more favorable to the stockholders than other alternatives reasonably available to Odyssey and its stockholders.

•	The availability of dissenters’ appraisal rights for Odyssey stockholders who properly exercise and perfect their rights under Delaware law, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of common stock at the completion of the Merger.

•	The opinion rendered by Goldman Sachs to our board of directors, to the effect that, as of May 23, 2010, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, and the financial analyses presented by Goldman Sachs to our board of directors in connection with the rendering of its opinion, as more fully described in the section entitled “The Merger — Opinion of Financial Advisor”.

•	The belief by our board of directors that the competitive process by which the Merger was negotiated with Gentiva and Company B led to more favorable terms, including an increase in the per share purchase price and lower termination fees, as compared to the offer price and termination fees originally offered by Gentiva. The belief by our board of directors that based on the negotiations with Gentiva, it was unlikely that additional discussions with Gentiva would yield a higher price.

•	The business reputation and capabilities of Gentiva, its management and its financial resources, and the likelihood that the Merger could be completed relatively quickly and in an orderly manner.

•	The fact that Gentiva’s obligation to consummate the Merger is not subject to any financing condition or other financing contingency in the Merger Agreement and is supported by the financing commitments of the Lenders provided reasonable certainty of consummation.

•	In addition to the items highlighted above, the other terms and conditions contained in the Merger Agreement, the Commitment Letter and other related agreements, including, among others:

•	the representations, warranties and covenants of the parties contained in the Merger Agreement;

•	the limited number and nature of the conditions to Gentiva’s obligations to consummate the Merger and the limited risk of non-satisfaction of such conditions provide reasonable certainty of completion of the Merger;

•	the provisions of the Merger Agreement that permit our board of directors, under certain circumstances, to withdraw, modify or change in a manner adverse to Gentiva, the board of directors’ recommendation to Odyssey stockholders that they vote their shares in favor of adoption of the Merger Agreement and to terminate the Merger Agreement if certain conditions are satisfied, including in response to a Superior Proposal;

•	the provisions of the Merger Agreement that grant Odyssey (1) a 30-day period during which we are permitted to actively seek and negotiate competing Acquisition Proposals (as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers”) for a business combination or acquisition, (2) the right, even after the end of the 30-day solicitation period, subject to certain conditions, for us to continue to explore Acquisition Proposals made by any interested party during the 30-day solicitation period, and (3) the right, even after the end of the 30-day solicitation period, subject to certain conditions, for us to explore unsolicited Acquisition Proposals and to terminate the Merger Agreement and accept a Superior Proposal (as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers”) as determined by our board of directors prior to the adoption of the Merger Agreement by our stockholders at the special meeting contemplated by this proxy statement, subject to payment to Gentiva of what our board of directors believed (after consulting with its outside financial advisor and outside legal counsel) was a reasonable termination fee of $24,100,000 in the case of a Superior Proposal by an Excluded Party (as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers”) or $28,900,000 in the case of a Superior Proposal by any other third party;

•	the provisions of the Merger Agreement that entitle Odyssey to enforce specifically the terms and provisions of the Merger Agreement if Gentiva were unwilling or unable to complete the Merger when required to do so under the terms of the Merger Agreement or, in certain circumstances, to seek damages, including damages based on the consideration that would have otherwise been payable to the Odyssey stockholders if the Merger were completed, from Gentiva;

•	the fact that the financing commitments set forth in the Commitment Letter (i) provide for financing in an aggregate amount sufficient to enable Gentiva to consummate the Merger and refinance in full its existing debt and that of Odyssey, (ii) are fully underwritten by major, creditworthy financial institutions, (iii) are not subject to a pre-closing marketing period (other than, with respect to the unsecured senior notes portion of the financing commitments, a 30-day period, not including any days between August 23 and September 5, following delivery by Gentiva to its investment bank of a preliminary offering memorandum for the senior notes), and (iv) constitute binding agreements subject to limited conditionality.

•	The fact that the terms and conditions of the Merger Agreement were the product of arm’s-length negotiation between the parties.

•	The likelihood that federal capital gains tax rates will increase in 2011.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including, among others, the following:

•	The possibility that the Merger may not be consummated and the potential risks and costs to Odyssey and its stockholders if the Merger is not consummated, including the diversion of management and employee attention, significant transactions costs incurred by Odyssey, potential employee attrition and the potential effect on Odyssey’s continuing business and its relationships with customers, business partners, suppliers and employees.

•	The risk of a material decline in Odyssey’s share price if the Merger is not consummated, particularly in light of the significant increase in Odyssey’s share price that occurred subsequent to the public announcement of the Merger.

•	The fact that Odyssey’s stockholders will not participate in any future earnings or growth of Odyssey and will not benefit from any appreciation in value of Odyssey, including any appreciation in value that could be realized as a result of improvements to Odyssey’s operations.

•	The restrictions on the conduct of Odyssey’s business prior to the completion of the Merger, requiring Odyssey to conduct its business only in the ordinary course, subject to specific limitations, and to use its commercially reasonable efforts to preserve intact its business organizations which may delay or prevent Odyssey from undertaking business opportunities that may arise pending completion of the Merger or preclude actions that would be advisable if Odyssey were to remain an independent company.

•	Other than discussions with Company A and Company B, the fact that Odyssey did not conduct an auction or market check before entering into the Merger Agreement.

•	The termination fee payable under specified circumstances to Gentiva if the Merger Agreement is terminated, and the potential effect that such termination fee may have in deterring other potential acquirors from making competing proposals that could be more advantageous to Odyssey’s stockholders.

•	The fact that, for U.S. federal income tax purposes, the Merger would be taxable to Odyssey’s stockholders that are U.S. stockholders (as defined in “— Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 41).

•	The potential conflicts of interest of Odyssey’s directors and executive officers, as described in the section entitled “— Interests of Our Directors and Officers in the Merger.”

This discussion summarizes the material factors considered by our board of directors in its consideration of the Merger. After considering these factors, our board of directors concluded that the positive factors relating to the Merger Agreement and the Merger significantly outweighed the potential negative factors. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it. Our board of directors believes that the Merger is in the best interests of Odyssey and its stockholders.

Opinion of Financial Advisor

Goldman Sachs rendered its opinion to Odyssey’s board of directors that, as of May 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Odyssey’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Odyssey common stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Odyssey for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Odyssey;

•	certain publicly available research analyst reports for Odyssey;

•	certain other communications from Odyssey to its stockholders; and

•	certain internal financial analyses and forecasts for Odyssey prepared by its management, as approved for Goldman Sachs’ use by Odyssey.

Goldman Sachs also held discussions with members of the senior management of Odyssey regarding their assessment of the past and current business operations, financial condition and future prospects of Odyssey; reviewed the reported price and trading activity for Odyssey common stock; compared certain financial and stock market information for Odyssey with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home health and hospice industry specifically and in other industries generally; and performed such other studies and analyses and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with Odyssey’s consent that the forecasts for Odyssey had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Odyssey. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Odyssey or any of its subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Odyssey to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Odyssey; nor does its address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of May 23, 2010, of the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Odyssey; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Odyssey, or class of such persons, in connection with the Merger, whether relative to the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of Odyssey or Gentiva or the ability of Odyssey or Gentiva to pay its obligations when they come due. In addition, Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, May 23, 2010 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after May 23, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Odyssey in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 21, 2010 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed the historical trading prices for Odyssey common stock for the period beginning on October 31, 2001 (the date of the initial public offering of Odyssey common stock) and ended on May 21, 2010 (the last trading day before the Merger Agreement was announced). In addition, Goldman Sachs analyzed the $27.00 per share in cash to be paid to holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement in relation to the closing price of Odyssey common stock on May 21, 2010, the average closing prices of Odyssey common stock during the one-month, three-month, six-month, one-year, three-year and five-year periods ended May 21, 2010, the average closing price of the Odyssey common stock during the period from the initial public offering of Odyssey common stock on October 31, 2001 until May 21, 2010, and the highest closing price of the Odyssey common stock during the 52-week period ended May 21, 2010 and during the five-year period ended May 21, 2010.

This analysis indicated that the price per share to be paid to Odyssey stockholders pursuant to the Merger Agreement represented premia of:

•	40.0% to the closing price of $19.29 per share on May 21, 2010;

•	34.3% to the average closing price of $20.11 per share for the one-month period ended May 21, 2010;

•	42.4% to the average closing price of $18.97 per share for the three-month period ended May 21, 2010;

•	56.3% to the average closing price of $17.27 per share for the six-month period ended May 21, 2010;

•	85.4% to the average closing price of $14.56 per share for the one-year period ended May 21, 2010;

•	136.6% to the average closing price of $11.41 per share for the three-year period ended May 21, 2010;

•	106.0% to the average closing price of $13.10 per share for the five-year period ended May 21, 2010;

•	81.6% to the average closing price of $14.87 per share from the initial public offering of Odyssey common stock on October 31, 2001 until May 21, 2010;

•	26.8% to the highest closing price of $21.29 per share during the one-year period ended May 21, 2010; and

•	26.8% to the highest closing price of $21.29 during the five-year period ended May 21, 2010.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for Odyssey to corresponding financial information for the following publicly traded corporations in the hospice and home care industry:

•	Almost Family, Inc.

•	Amedisys, Inc.

•	Chemed Corporation

•	Gentiva

•	LHC Group, Inc.

Although none of the selected companies is directly comparable to Odyssey, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Odyssey.

With respect to Odyssey and each of the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for each of 2010 and 2011;

•	share price as a multiple of estimated earnings per share, or EPS (P/E multiple), for 2010 and 2011; and

•	the ratio of 2010 and 2011 estimated P/E multiples to estimated 5-year cumulative average EPS growth rate (P/E/G ratio).

For purposes of these calculations, Goldman Sachs utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on May 21, 2010. By adding the net debt amount of each company as reported in its most recent SEC filings to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an enterprise value for each company. The multiples and ratios for Odyssey and for the selected companies were calculated using estimates published by Institutional Brokers’ Estimate System, or IBES. The results of these analyses are summarized as follows:

Selected Companies
EV as a Multiple of:	Range	Median	Odyssey

2010E EBITDA	5.0x-7.4x	5.5x	6.3x
2011E EBITDA	5.2x-6.9x	5.8x	5.9x

Selected Companies
Price/Earnings Ratio:	Range	Median	Odyssey

2010E	8.6x-14.5x	10.8x	12.5x
2011E	9.4x-13.4x	11.3x	11.4x

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis based on Odyssey management’s estimate of Odyssey’s unlevered free cash flows to derive ranges of illustrative present values per share of Odyssey common stock.

Using illustrative discount rates ranging from 9.5% to 11.0%, reflecting estimates of Odyssey’s weighted average cost of capital, Goldman Sachs derived illustrative ranges of implied enterprise values for Odyssey by discounting to present value as of July 1, 2010 (a) estimates of Odyssey’s unlevered free cash flows for the second half of 2010 and for 2011 through 2014 and (b) illustrative terminal values for Odyssey as of December 31, 2014 derived by applying illustrative perpetuity growth rates ranging from 1.0% to 3.0% to estimated unlevered free cash flow for Odyssey for 2014. This analysis resulted in an illustrative range of implied terminal EBITDA multiples of 5.9x to 9.2x.

To calculate the illustrative ranges of present values per share of Odyssey common stock, Goldman Sachs subtracted Odyssey’s net debt amount as of June 30, 2010 from the illustrative ranges of implied enterprise values it derived for Odyssey and divided the result by the number of shares of Odyssey common stock, Options (using the weighted average exercise price) and Restricted Stock Units outstanding as of May 19, 2010.

This analysis resulted in an illustrative range of present values per share of Odyssey common stock of $20.23 to $28.64.

Illustrative Present Value of Future Stock Price Analysis.  Goldman Sachs calculated illustrative ranges of implied present values per share of Odyssey common stock based on hypothetical future share prices for Odyssey common stock for each of 2010 through 2014. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for Odyssey common stock by applying forward P/E multiples ranging from 11.0x to 15.0x to Odyssey’s management’s estimate of EPS for Odyssey for each of 2010 through 2014. By applying illustrative discount rates of 11.0% and 13.5%, reflecting estimates of Odyssey’s cost of equity, to these hypothetical future share prices (discounted to present value as of July 1, 2010), Goldman Sachs derived implied present values per share of Odyssey common stock ranging from $14.52 to $23.55 when applying an 11.0% discount rate, and $13.28 to $23.55, when applying a 13.5% discount rate.

Using the same forecasts, Goldman Sachs analyzed the potential impact of a share repurchase on the implied present value of future share prices. For purposes of the analysis, Goldman Sachs assumed a $50 million share repurchase in 2010, share repurchases of $30 million in each of 2011 through 2014, a constant P/E ratio of 12.4x and a share repurchase premium of 5%. The sensitivity analysis indicated implied present values per share of Odyssey common stock ranging from $17.64 to $25.19 when applying an 11.0% discount rate, and $16.14 to $25.19, when applying a 13.5% discount rate.

Illustrative Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative leveraged buyout analysis using projections provided by Odyssey’s management. Goldman Sachs calculated the implied value per share that would generate an internal rate of return of 20% assuming the following: (i) a range of exit EBITDA multiples of 7.0x to 9.0x for the assumed exit at the end of 2014, and (ii) leverage ratios of debt over EBITDA for the last twelve months ended March 31, 2010, or LTM, between 4.0x and 5.0x. This analysis resulted in illustrative purchase prices per share of Odyssey common stock ranging from $19.06 and $22.83.

Goldman Sachs also derived illustrative equity returns to a hypothetical financial buyer assuming an exit year of 2014 and a total leverage ratio of debt over LTM EBITDA of 4.5x. Goldman Sachs assumed, for purposes of this analysis, a purchase price for Odyssey common stock ranging from $19.29 per share to $26.00 per share, or a premium ranging from 0.0% to 34.8% over the market price of Odyssey as of May 21, 2010, and a range of estimated exit EBITDA multiples of 7.0x to 9.0x for the assumed exit at the end of 2014. This analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 5.8% to 28.8%.

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Odyssey or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Odyssey’s board of directors that, as of May 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be paid to the holders (other than Gentiva and its affiliates) of Odyssey common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Odyssey, Gentiva, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Odyssey and Gentiva and was approved by Odyssey’s board of directors. Goldman Sachs provided advice to Odyssey during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Odyssey or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to Odyssey’s board of directors was one of many factors taken into consideration by Odyssey’s board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Odyssey, Gentiva and any of their respective affiliates or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to Odyssey in connection with, and participated in certain of the negotiations leading to, the Merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Odyssey and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation. Goldman Sachs also has provided certain investment banking and other financial services to Gentiva and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as Gentiva’s financial advisor in connection with the sale of a majority of interest in Gentiva CareCentrix, Inc. to Water Street Healthcare Partners II, L.P. in August 2008. Goldman Sachs also may provide investment banking and other financial services to Odyssey and Gentiva and their respective affiliates in the future for which the investment banking division of Goldman Sachs may receive compensation.

The board of directors of Odyssey selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 21, 2010, Odyssey engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. Pursuant to the terms of this engagement letter, Odyssey has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, the principal portion of which is contingent upon consummation of the Merger. In addition, Odyssey has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Projections

Odyssey generally does not make public projections as to future performance, earnings or other results. However, senior management of Odyssey did make available to Gentiva and its financial advisors certain non-public financial projections (as described below) originally prepared for Odyssey’s internal use and responded to questions regarding such financial projections.

In April 2010, management prepared projections of Odyssey’s standalone financial performance for fiscal years 2010 through 2014 (the “Projections”), which are summarized below and which we approved for use by Goldman Sachs in connection with its rendering of its fairness opinion to our board of directors and performing its related financial analyses, as described in the section entitled “The Merger — Opinion of Financial Advisor”.

	Projected
	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014
	($ in millions)
	(Unaudited)

Revenue	$704	$737	$775	$806	$844
Operating Expenses	609	635	665	693	723
EBITDA	96	101	110	113	120
Ending Cash, Cash Equivalents and Short-Term Investments	$196	$235	$265	$306	$353

The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Odyssey’s control.

We cannot assure you that the Projections will be realized and actual results may vary materially from those shown. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risks described in Odyssey’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information.” The Projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, the Projections should not be construed as commentary by Odyssey’s management as to how management expects Odyssey’s actual results to compare to research analysts’ estimates.

The Projections included in this proxy statement have been prepared by, and are the responsibility of, Odyssey’s management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Ernst & Young LLP, Odyssey’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance with respect thereto. The summary of the Projections is not being included in this proxy statement to influence a stockholder’s decision whether to vote in favor of the proposal to approve the Merger and adopt the Merger Agreement, but because the Projections were made available to Gentiva and represent an assessment by Odyssey’s management of future cash flows and were approved by us for use by Goldman Sachs in connection with its rendering of its fairness opinion to our board of directors, and performing its related financial analyses, as described in the section entitled “The Merger — Opinion of Financial Advisor”.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that Odyssey or any of its affiliates, advisors or representatives considered or considers the Projections to be predictive of actual future events, and the Projections should not be relied on as such. Neither Odyssey nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the Projections are shown to be in error. Odyssey does not intend to make publicly available any update or other revision to the Projections, except as required by law. Neither Odyssey nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Odyssey compared to the information contained in the Projections or that projected results will be achieved. Odyssey has made no representation to Gentiva, in the Merger Agreement or otherwise, concerning the Projections.

Odyssey’s stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.

Financing of the Merger

Gentiva has received a commitment letter (the “Commitment Letter”), dated as of May 23, 2010 from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital, General Electric Capital Corporation, GE Capital Markets, Inc., SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (collectively, the “Lenders”) to provide, subject to the conditions set forth in the Commitment Letter, debt financing for the purposes of paying the Merger Consideration and other costs and expenses related to the Merger, repaying certain existing indebtedness of Odyssey and Gentiva and their respective subsidiaries, and financing of the ongoing working capital and other general corporate needs of Gentiva and its subsidiaries after the consummation of the Merger in the following amounts: (i) $925 million in senior secured credit facilities of Gentiva (the “Senior Credit Facilities”), comprising (a) term loan facilities aggregating $800 million and (b) a revolving credit facility of $125 million; and (ii) $305 million in gross proceeds from the issuance and sale by Gentiva of senior unsecured notes (the “Senior Notes”), or, if and to the extent that, less than $305 million in Senior Notes are issued and sold on or prior to the closing date of the Merger, $305 million of unsecured loans under a bridge facility (the “Bridge Facility”, and collectively with the Senior Credit Facilities and the Senior Notes, the “Financing”).

The commitments of the Lenders under the Commitment Letter expire on October 29, 2010 unless the Merger is consummated prior to such date.

The commitments of the Lenders under the Commitment Letter are subject to the negotiation, execution and delivery of definitive documentation with respect to the Financing, and the satisfaction of certain other conditions, including, among others:

•	consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments, waivers or other modifications to the Merger Agreement that alter the definition of Company Material Adverse Effect, that result in a reduction of the purchase price, or that otherwise are materially adverse to the Lenders in their capacities as Lenders);

•	since December 31, 2009, no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known, which have had or would be reasonably expected to have, individually or in the aggregate, a “Combined Material Adverse Effect” (defined as a Company Material Adverse Effect on both Odyssey and Gentiva and their subsidiaries taken as a whole);

•	with respect to the perfection of security interests (in the case of the Senior Credit Facilities), the filing of Uniform Commercial Code financing statements, the delivery of certificated securities comprising a part of the pledged collateral, and the use of commercially reasonable efforts to deliver to the agents for the Lenders of all other documents and instruments required to perfect such security interests;

•	Gentiva will have engaged one or more investment banks satisfactory to certain of the Lenders to sell or privately place the Senior Notes, who will have had at least 30 consecutive days (not including any days between August 23, 2010 and September 5, 2010) from the date of delivery by Gentiva of a customary preliminary offering memorandum relating to the Senior Notes to seek to offer and sell or privately place the Senior Notes; and

•	after giving effect to the consummation of the Merger and the Financing, Gentiva and its subsidiaries will not have outstanding preferred equity, debt, or capitalized lease obligations, except for (i) debt incurred pursuant to the Senior Notes and/or the Bridge Facility and the Senor Credit Facilities and (ii) such other existing debt and capitalized lease obligations in an aggregate amount not to exceed an amount to be agreed.

The Commitment Letter requires that the definitive documentation with respect to the Financing must be negotiated by the Lenders in good faith and must contain only terms consistent with the Commitment Letter or as otherwise mutually agreed by Gentiva and the Lenders to be reasonable and customary. The closing of the Financing under the definitive documentation cannot be conditioned upon the accuracy of any representations and warranties other than (i) representations and warranties made by Odyssey in the Merger Agreement as are material to the interests of the Lenders, but only to the extent Gentiva has a right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (ii) certain specified and limited representations and warranties made by Gentiva and its subsidiaries under the definitive documentation with respect to the Financing, including power and authority, due execution, and solvency of Gentiva and its subsidiaries on the closing date of the Merger (after giving effect to the Merger).

Gentiva’s obligations under the Merger Agreement are not conditioned in any manner upon Gentiva obtaining the Financing, or any other financing. The existence of any conditions contained in the Commitment Letter does not constitute a condition to the consummation of the Merger. The failure, for any reason, of Gentiva to consummate the Merger as required under the Merger Agreement would constitute a knowing or intentional breach by Gentiva of the Merger Agreement for which Odyssey would be entitled to seek damages, including damages based on the consideration that would have otherwise been payable to Odyssey’s stockholders if the Merger was consummated. Although obtaining financing is not a condition to the completion of the Merger, the failure of Gentiva to obtain sufficient financing is likely to result in the failure of the Merger to be consummated.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the Merger and adoption of the Merger Agreement, you should be aware that the consummation of the Merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally. Individual executive officers also have specific benefits that are different from other executive officers as described in more detail below. Our board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and recommending that our stockholders approve the Merger and adopt the Merger Agreement. Stockholders should take these benefits into account in deciding whether to vote for the approval of the Merger and adoption of the Merger Agreement. These interests relate to or arise from:

•	the acceleration of vesting of all unvested equity awards and the cash-out of equity awards, including those held by executive officers and directors;

•	existing employment agreements between Odyssey and certain executive officers providing for severance payments under certain circumstances; and

•	the continuation of certain indemnification and insurance arrangements.

Acceleration of Vesting and Cash-Out of Outstanding Equity Awards

Under the terms of the Merger Agreement, each outstanding Option issued by Odyssey under an equity incentive plan or otherwise that is held by an executive officer or director (as well as those Options held by our other employees), to the extent not previously vested, will accelerate and vest in full immediately before the Effective Time and will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Option; by (ii) the number of shares subject to such Option (subject to any applicable withholding of taxes). Options with an exercise price greater than or equal to the Merger Consideration will be cancelled immediately prior to the Effective Time for no consideration.

Each outstanding Restricted Stock Unit that was issued by Odyssey under an equity incentive plan or otherwise that is held by an executive officer or director (as well as those Restricted Stock Units held by our other employees), to the extent not previously vested, will accelerate and vest in full immediately before the Effective Time and will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash determined by multiplying (i) the Merger Consideration; by (ii) the number of shares subject to such Restricted Stock Unit (subject to any applicable withholding of taxes).

In addition, each share of Restricted Stock, to the extent not previously vested, will accelerate and vest in full immediately prior to the Effective Time and will be treated in connection with the Merger as a share of common stock, including the right to receive the Merger Consideration (subject to any applicable withholding of taxes).

The table below sets forth, as of June 4, 2010, the total number of Options, Restricted Stock Units and shares of Restricted Stock held by Odyssey’s executive officers and directors that are expected to be cashed out as a result of the Merger and the amounts expected to be received by such individuals in connection with the cash-out. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholdings. The Options have exercise prices ranging between $1.38 and $22.33 per share.

					Cash-Out	Number of	Cash-Out
			Cash-Out	Number of	Value of	Shares of	Value of
	Number of		Value of	Restricted	Restricted	Restricted	Restricted
Name	Options		Options(1)	Stock Units	Stock Units(2)	Stock	Stock(3)	Total

Executive Officers
Robert A. Lefton	—		—	505,237	$13,641,399	—	—	$13,641,399
R. Dirk Allison	—		—	226,180	$6,106,860	—	—	$6,106,860
Craig P. Goguen	225,000		$3,840,750	211,429	$5,708,583	—	—	$9,549,333
Brenda A. Belger	166,875	(4)	$1,044,437	82,538	$2,228,526	—	—	$3,272,963
Sally A. Parnell	—		—	53,218	$1,436,886	—	—	$1,436,886
W. Bradley Bickham	—		—	128,983	$3,482,541	—	—	$3,482,541
Frank W. Anastasio	6,250		$91,625	69,058	$1,864,566	—	—	$1,956,191
Non-employee Directors
Richard R. Burnham	238,818	(5)	$2,236,870	—	—	2,600	$70,200	$2,307,070
James E. Buncher	20,000		$275,600	—	—	2,600	$70,200	$345,800
John K. Carlyle	18,045		$169,027	—	—	2,600	$70,200	$239,227
David W. Cross	26,448		$295,913	—	—	2,600	$70,200	$366,113
Paul J. Feldstein	61,448		$846,346	—	—	2,600	$70,200	$916,546
Robert A. Ortenzio	20,000		$193,000	—	—	2,600	$70,200	$263,200
Shawn S. Schabel	65,148		$454,300	—	—	2,600	$70,200	$524,500
David L. Steffy	43,322		$644,773	—	—	2,600	$70,200	$714,973

(1)	Represents the aggregate “intrinsic value” of each individual’s Options, based on the per share Merger Consideration of $27.00, less the applicable exercise price.

(2)	Represents the aggregate “intrinsic value” of each individual’s Restricted Stock Units, based on the per share Merger Consideration of $27.00.

(3)	Represents the aggregate value of each individual’s shares of Restricted Stock, based on the per share Merger Consideration of $27.00.

(4)	25,000 of the Options held by Ms. Belger have an exercise price greater than the Merger Consideration of $27.00.

(5)	50,000 of the Options held by Mr. Burnham have an exercise price greater than the Merger Consideration of $27.00.

Employment Agreements

Each of our executive officers has an employment agreement with us that provides for special severance payments and benefits in the event of certain terminations of the officer’s employment on or within two years following a “change in control” (as defined in the employment agreements). Consummation of the Merger would constitute a “change in control”. Accordingly, if an executive officer’s employment is terminated by the Surviving Corporation without “cause,” by the officer for “good reason,” or due to a “non-renewal” election by the Surviving Corporation upon or within two years following the Merger, then the officer will be entitled to the following severance benefits:

•	a lump sum cash severance payment equal to the officer’s annual base salary at its highest rate during the 24 month period preceding the date of termination or, if greater, the officer’s annual base salary, at its highest rate during the preceding 24 month period, that would have been payable if he or she had remained employed through the second anniversary of the change in control (in Mr. Lefton’s case, the lump sum cash severance payment in connection with a change in control will equal two times his highest annual base salary during the preceding 24-month period);

•	the pro-rata portion of the officer’s annual bonus for the year of termination; and

•	healthcare continuation coverage under our medical and dental plans in which the officer and his or her dependents were participating at the date of termination for a period ending on the first anniversary of the officer’s date of termination (second anniversary, in Mr. Lefton’s case).

For purposes of the employment agreements, the terms “cause” and “good reason” have the following meanings:

•	“Cause” means the executive’s (i) failure to substantially perform the executive’s material obligations and duties under the employment agreement, (ii) fraud, embezzlement, misappropriation, willful misconduct, bad faith, dishonesty, breach of trust, or breach of fiduciary duty against us, (iii) breach of the non-competition, non-disclosure or confidentiality provisions of the employment agreement, (iv) conviction of or plea of no contest to any felony or any crime involving moral turpitude, (v) failure to carry out, or comply with, any lawful directive of the board of directors or a reporting officer, (vi) violation of our substance abuse policy, or (vii) suspension or termination from participation in the Medicare or Medicaid programs.

•	“Good Reason” means (i) removal of the executive from the office designated in the employment agreement, except after a “non-renewal” notice has been given, (ii) reduction of the executive’s base salary, (iii) any termination or material reduction of a material benefit, (iv) relocation of the executive’s place of employment by more than 50 miles, (v) our failure to provide the salary, benefits and other compensation promised in the employment agreement, (vi) our failure to require a successor to expressly assume the employment agreement, (vii) our breach of any agreement between us, or any of our subsidiaries or affiliates, and the executive, or (viii) in the case of Messrs. Allison, Bickham and Goguen, a change in reporting relationship that results in the executive not reporting to the Chief Executive Officer.

The employment agreements contain non-disparagement and confidentiality provisions, as well as covenants not to compete or solicit during the employment term and continuing until the first anniversary (second anniversary, in the case of Mr. Lefton) of the date of termination. In addition, the employment agreements also condition payment of severance payments, healthcare continuation coverage, and exercisability of Options upon the executive officer’s execution of a release within 45 days of termination of employment (and nonrevocation thereafter).

The table below sets forth the potential severance payments and benefits the executive officers would be entitled to on an eligible termination within two years of the consummation of the Merger (equity compensation for the executive officers related to the Merger is set forth in the table above under the heading “Acceleration of Vesting and Cash-Out of Outstanding Equity Awards”). As we do not expect that any of our executive officers will remain employed by the Surviving Corporation after the consummation of the Merger, we anticipate that our executive officers will receive the severance payments and benefits set forth below.

			Health
Name	Salary	Bonus(1)	Continuation	Total

Robert A. Lefton	$1,300,000	$812,500	$38,520	$2,151,020
R. Dirk Allison	$740,000	$370,000	$14,373	$1,124,373
Craig P. Goguen	$740,000	$370,000	$19,528	$1,129,528
Brenda A. Belger	$450,000	$90,000	$14,125	$554,125
Sally A. Parnell	$400,000	$80,000	$14,551	$494,551
W. Bradley Bickham	$640,000	$320,000	$19,528	$979,528
Frank W. Anastasio	$400,000	$100,000	$14,551	$514,551

(1)	The table lists the maximum amount of the bonus that may be earned by each officer for the entire 2010 year. In the event of certain terminations of an officer’s employment (as described above), the amount of such officer’s bonus would be pro-rated based on the portion of the year he or she was employed.

Indemnification of Directors and Executive Officers and Insurance

The Merger Agreement provides that for a period of six years from the Effective Time, the Surviving Corporation will indemnify and hold harmless those persons who were directors or officers of Odyssey at any time before the Effective Time against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was an officer, director, employee, fiduciary or agent of Odyssey or any of its subsidiaries, for matters existing or occurring at or prior to the Effective Time (including the Merger) to the fullest extent permitted by applicable law. In this regard, the Surviving Corporation will also be required to advance expenses as incurred to an indemnified officer or director to the fullest extent permitted by law. Persons who were directors or officers of Odyssey have the right, as contemplated by Delaware law, to require that a determination of whether such former director or officer is entitled to indemnification by the Surviving Corporation be made by special, independent legal counsel selected by such former director or officer and approved by the Surviving Corporation (which approval must not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for Odyssey or the Surviving Corporation within the last three years.

The Merger Agreement also provides that the indemnification or advancement of expenses provisions in the respective certificate of incorporation and bylaws or similar organizational or governing documents of the Surviving Corporation and its subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers than the provisions that are currently included in such governing documents of Odyssey and its subsidiaries.

In addition, the Merger Agreement provides that Gentiva will maintain or cause to be maintained Odyssey’s existing policies of directors’ and officers’ liability insurance for a period of six years from the Effective Time (or policies of substantially equivalent coverage and amounts); provided that Gentiva is not required to pay aggregate premiums for such insurance in excess of 300% of the aggregate premiums paid by Odyssey in 2009 for such insurance coverage. Alternatively, at our option, we may obtain, before the Effective Time, a six-year run-off policy for our directors’ and officers’ liability insurance; provided that the premium for such policy does not exceed 300% of the aggregate premiums paid by Odyssey in 2009 for its directors’ and officers’ liability insurance policies.

We have also entered into agreements to indemnify our directors and executive officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under Delaware law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their service as a director or officer. The indemnification provided for by the Merger Agreement is in addition to, and will not limit, the rights of our executive officers and directors to be indemnified pursuant to the indemnification agreements.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a discussion of the material U.S. federal income tax consequences related to the exchange of shares of Odyssey’s common stock for cash pursuant to the Merger. Unless otherwise indicated, this summary deals only with stockholders of the Company who are “United States persons” (each as defined below) and who hold their shares of common stock as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular Company stockholder in light of that stockholder’s specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to certain types of Company stockholders, such as stockholders of the Company who are dealers in securities, financial institutions, tax-exempt entities, life insurance companies, or who are holding their shares of common stock as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or whose functional currency is not the U.S. dollar, all of whom may be subject to special rules and/or limitations under the Code that are not discussed below. In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of an exchange of shares of common stock pursuant to the Merger, or the state, local or foreign tax consequences of such exchange. Consequently, each stockholder of the Company is urged to consult its own tax advisor in determining the federal, state, local and foreign income and any other tax consequences of the Merger.

For purposes of this discussion, (i) the terms “Company stockholder” or “stockholder of the Company” refer to a beneficial owner of shares of Odyssey common stock, (ii) the term “United States person” means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701)(a)(30) of the Code), (iii) the term “U.S. stockholder” means a stockholder of the Company who is a United States person, and (iv) the term “Non-U.S. stockholder” means a stockholder of the Company who is not a United States person.

Taxation of U.S. Stockholders.  An exchange of shares of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, an exchanging U.S. stockholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in the Merger, and (ii) the aggregate tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will be (i) calculated separately for each block of shares of common stock (i.e., shares of common stock that were acquired at the same cost in a single transaction) exchanged pursuant to the Merger, (ii) capital gain or loss and (iii) long-term capital gain or loss if the relevant U.S. stockholder held the shares of common stock being exchanged in the Merger for more than one year as of the Effective Time. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation. Capital losses generally must be used only to offset capital gains.

Taxation of Non-U.S. Stockholders.  Any gain realized by a Non-U.S. stockholder upon an exchange of shares of common stock pursuant to the Merger generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. stockholder within the United States, (ii) in the case of a Non-U.S. stockholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the Merger occurs and certain other conditions are met, or (iii) in the case of a Non-U.S. stockholder who held, directly or indirectly, more than 5% of the shares of common stock at any time during the five-year period ending on the date of the exchange of such shares in the Merger, the Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code (which the Company does not believe to be the case).

Individual Non-U.S. stockholders who are subject to U.S. federal income tax because they were present in the United States for 183 days or more during the year of the Merger are subject to U.S. federal income tax on their “net” gains (the total gain realized by them from sales or other taxable exchanges of U.S. capital assets, including any gains realized by them from the sale of shares of common stock pursuant to the Merger, minus any losses from sales or taxable exchanges of other U.S. capital assets recognized by them for U.S. federal income tax purposes during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable United States income tax treaty. If a Non-U.S. stockholder is engaged in a trade or business within the United States and such gain is “effectively connected” with such trade or business (and attributable to a permanent establishment of such Non-U.S. stockholder in the case of a Non-U.S. stockholder who can claim the benefit of an applicable United States income tax treaty) then the Non-U.S. stockholder generally will be taxed on such gain in the same manner as if it was a U.S. stockholder and, in the case of non-U.S. corporations, such gain also may be subject to an additional U.S. branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding Tax and Information Reporting.  The receipt of cash in exchange for shares of Odyssey common stock pursuant to the Merger by a U.S. stockholder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28%), unless the U.S. stockholder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an IRS Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

In general, Non-U.S. stockholders will not be subject to U.S. backup withholding and information reporting with respect to the receipt of cash in exchange for their shares of common stock pursuant to the Merger if they provide the paying agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. stockholder) and neither the Company nor the Paying Agent have actual knowledge (or reason to know) that the relevant Non-U.S. stockholder is a U.S. stockholder. If the shares of common stock are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL OF THE TAX CONSEQUENCES RELATING TO THE MERGER. EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES (INCLUDING THE STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES) OF THE MERGER TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

Regulatory Approvals

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until Odyssey and Gentiva file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Odyssey and Gentiva each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) on June 4, 2010, but the applicable waiting period has not yet expired or been terminated. At any time before or after consummation of the Merger, the DOJ or the FTC may challenge the Merger on antitrust grounds. Private parties could also take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the Merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the Merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Under the Merger Agreement, both Odyssey and Gentiva have each agreed to use reasonable best efforts to obtain all regulatory and governmental approvals required to be obtained in connection with the consummation of the Merger. Notwithstanding that agreement, the Merger Agreement does not require Odyssey or Gentiva to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that may have a materially detrimental effect or impact on the current or future business models, plans or structures of Odyssey, Gentiva or any of their respective subsidiaries, or which would be prohibited by the Financing, except that Gentiva must use its reasonable best efforts to obtain the consent of the Lenders.

Amendment to Rights Agreement

On May 23, 2010, Odyssey and Computershare Trust Company, N.A. (successor to U.S. Stock Transfer Corporation) (the “Rights Agent”) entered into First Amendment to Rights Agreement between Odyssey and the Rights Agent dated as of November 5, 2001 pursuant to which (i) none of Gentiva, Merger Sub or any other subsidiary of Gentiva will be considered an “Acquiring Person” (as defined in the Rights Agreement), (ii) neither a “Distribution Date” nor a “Shares Acquisition Date” (as such terms are defined in the Rights Agreement) will be deemed to occur, and (iii) the rights to purchase Series A Junior Participating Preferred Stock of Odyssey issued under the Rights Agreement do not become exercisable, in the case of clauses (i), (ii), and (iii), in connection with the Merger Agreement and the Merger. The First Amendment to Rights Agreement also provides that the “Final Expiration Date” (as defined in the Rights Agreement) will occur immediately before the Effective Time.

Litigation Related to the Merger

On May 27, 2010, a lawsuit captioned Pompano Beach Police & Firefighters’ Retirement System v. Odyssey Healthcare, Inc., et al., Cause No. CC-10-03561-E, was filed in the County Court at Law No. 5 in Dallas County, Texas against Odyssey, the members of Odyssey’s board of directors, Gentiva, and Merger Sub. The lawsuit, brought by a plaintiff, who is a purported stockholder of Odyssey, both individually and on behalf of a putative class of stockholders, alleges that our board of directors breached its fiduciary duties, and that Odyssey and Gentiva aided and abetted the purported breaches, in connection with the Merger. The petition seeks equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement, and an award of all costs of the action, including reasonable attorneys’ fees. Odyssey believes the suit is without merit and intends to vigorously defend it. However, there can be no assurance that Odyssey or the other defendants will be successful in such defense.

Delisting and Deregistration of Common Stock

If the Merger is consummated, Odyssey’s common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act and will cease to be publicly traded.

THE MERGER AGREEMENT

This summary of the Merger Agreement set forth in this section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it, and not this summary, is the legal document that governs the Merger and may contain important qualifications or details not set forth in this summary. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Odyssey upon the terms, and subject to the conditions, of the Merger Agreement. Odyssey will be the Surviving Corporation in the Merger and will become a direct wholly-owned subsidiary of Gentiva.

Closing and Effective Time of the Merger

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later date and time, if agreed in writing by the parties and specified in the certificate of merger) (the “Effective Time”). The parties are required to close the Merger no later than the second business day after the satisfaction or waiver of the last of the conditions described under “The Merger Agreement — Conditions to the Merger” beginning on page 54 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions at closing), or on such other date as the parties may agree in writing; provided, that the closing of the Merger may not occur from August 23, 2010 to September 5, 2010 (the “Blackout Period”), and if the last to be satisfied of the closing conditions (other than those conditions that by their nature are to be satisfied at closing, but subject to the fulfillment or waiver of those conditions at closing) is satisfied or waived (to the extent permitted by applicable laws) during or less than two business days prior to the Blackout Period, then the closing will take place at 9:00 a.m., local time, on the later to occur of (x) the second business day after such satisfaction or waiver or (y) the first business day following the expiration of the Blackout Period, unless another date is agreed to in writing by the parties.

Merger Consideration

In the Merger, each share of Odyssey common stock (other than shares owned directly or indirectly by Odyssey, Gentiva, Merger Sub or any other subsidiary of Gentiva, or shares held by stockholders who have properly exercised dissenters’ appraisal rights under Delaware law) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration of $27.00 in cash, without interest and subject to any applicable withholding of taxes.

After the Effective Time, each holder of a certificate representing shares of Odyssey common stock (other than shares for which dissenters’ appraisal rights under Delaware law have been properly demanded and perfected) will no longer have any rights with respect to the shares, except the right to receive the Merger Consideration.

Treatment of Options, Restricted Stock and other Equity Awards

Options.  Each Option, whether vested or unvested, that is outstanding immediately before the Effective Time will be cancelled and converted into the right to receive, from the Surviving Corporation, an amount in cash (subject to any applicable withholding of taxes) determined by multiplying:

•	the excess, if any, of the Merger Consideration over the applicable exercise price of the Option; by

•	the number of shares subject to such Option.

Options with an exercise price greater than or equal to the Merger Consideration will be cancelled immediately prior to the Effective Time for no consideration.

Restricted Stock.  Each share of Restricted Stock, whether vested or unvested, that is outstanding immediately before the Effective Time will be converted into the right to receive the Merger Consideration (subject to any applicable withholding of taxes).

Restricted Stock Units.  Each Restricted Stock Unit, whether vested or unvested, that is outstanding immediately before the Effective Time will be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash determined by multiplying the Merger Consideration by the number of shares subject to such Restricted Stock Unit (subject to any applicable withholding of taxes).

The effect of the Merger on our other employee benefit plans is described under “— Employee Matters” beginning on page 62.

Procedure for Receiving Merger Consideration

Merger Sub will designate a paying agent reasonably acceptable to us as agent for our stockholders in connection with the Merger in order to make payment of the Merger Consideration described above. At the closing of the Merger, Gentiva or Merger Sub will deposit with the paying agent funds sufficient to pay the Merger Consideration for the benefit of the stockholders whose shares will be converted at the Effective Time into the right to receive the Merger Consideration.

Following the Effective Time, our stock transfer books will be closed. After that time, there will be no further transfer of shares of our common stock, other than transfers that occurred before the Effective Time.

As soon as reasonably practicable after the Effective Time, and in any event by no later than five business days after the Effective Time, Gentiva will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The paying agent will pay you your Merger Consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal, or in the case of book-entry or other uncertificated securities, upon the entry through a book-entry transfer agent of the surrender of the shares on a book-entry account. The paying agent will pay or mail you your Merger Consideration (subject to any applicable withholding of taxes) within two business days after the paying agent receives such documents and your surrendered certificates will be cancelled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Any cash funds deposited with the paying agent that are not claimed by former Odyssey stockholders within nine months following the Effective Time will be returned to the Surviving Corporation upon demand. Thereafter, any holders of shares of Odyssey common stock who have not surrendered their shares may look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws, as general creditors of the Surviving Corporation) for payment of the Merger Consideration.

If the paying agent is to pay some or all of your Merger Consideration to a person other than you, as the registered owner of Odyssey common stock, you must have your certificates properly endorsed or otherwise in proper form for surrender and transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, before receiving the Merger Consideration for the shares of common stock represented by such lost, stolen or destroyed certificate, you will have to provide an affidavit to that fact and, if reasonably required by the Surviving Corporation, post a bond in an amount that the Surviving Corporation directs as indemnity against any claim that may be made against the Surviving Corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Odyssey to Gentiva and Merger Sub and representations and warranties made by Gentiva and Merger Sub to Odyssey. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, the assertions embodied in Odyssey’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Odyssey provided to Gentiva in connection with the Merger Agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Company Material Adverse Effect (described below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in Odyssey’s or Gentiva’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. This description of the representations and warranties is included to provide our stockholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. For instructions on how to obtain such public filings, see “Where You Can Find More Information” on page 70.

In the Merger Agreement, Odyssey, Gentiva and Merger Sub made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	due organization, valid existence and good standing;

•	corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of conflicts with or violations of such party’s organizational documents or applicable laws as a result of entering into and complying with the Merger Agreement or consummating the transactions contemplated by the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	the accuracy and completeness of each party’s filings with the SEC, including related financial statements, since December 31, 2007, and the compliance of such documents with applicable requirements under the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and other applicable rules and regulations;

•	the proxy statement to be filed with the SEC under the Exchange Act and the accuracy of the information contained in such document as provided by such party, and

•	threatened or pending litigation.

In addition to the foregoing, the Merger Agreement contains representations and warranties made by Gentiva and Merger Sub to Odyssey, including representations and warranties relating to:

•	the Commitment Letter regarding the Financing to be provided by certain banks to Gentiva and Merger Sub in connection with Merger;

•	the capitalization and operations of Merger Sub;

•	the absence of need for a vote of Gentiva’s stockholders to approve the Merger and adopt the Merger Agreement;

•	the expected solvency of the Surviving Corporation after the Merger;

•	the absence of contracts, commitments, or other similar arrangements between Gentiva or Merger Sub or their affiliates and any member of our management or board of directors relating to Odyssey, the transactions contemplated by the Merger Agreement or the operations of the Surviving Corporation; and

•	Gentiva’s ownership of shares of Odyssey common stock.

Odyssey also made representations and warranties to Gentiva, including representations and warranties relating to:

•	the identity and legal good standing of its subsidiaries;

•	its current capitalization;

•	the approval of the Merger and the Merger Agreement by our board of directors and the resolution to recommend that our stockholders approve the Merger and adopt the Merger Agreement;

•	the design, maintenance and effectiveness of our system of internal control over financial reporting and disclosure controls and procedures;

•	the absence since December 31, 2009 to the date of the Merger Agreement of facts, changes, events, developments or circumstances that have had or would be reasonably expected to have a Company Material Adverse Effect;

•	the absence since March 31, 2010 to the date of the Merger Agreement of any actions that, if taken after the date of the Merger Agreement would constitute a breach of the limitations on Odyssey’s conduct of business prior to the Effective Time;

•	matters involving employee benefit plans and ERISA considerations;

•	tax matters, including the filing of tax returns and the payment of taxes;

•	disclosure of material contracts to which Odyssey is a party and the existence, if any, of any defaults or restrictions under such material contracts;

•	real property matters, including title and encumbrances;

•	intellectual property matters;

•	labor and employment matters;

•	use and existence of healthcare permits and the participation in governmental programs and private programs;

•	compliance with healthcare laws;

•	compliance with Odyssey’s Corporate Integrity Agreement entered into with the Office of Inspector General of the Department of Health and Human Services;

•	compliance with the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Heath Act;

•	the receipt by our board of directors of a fairness opinion from Goldman Sachs;

•	maintenance and effectiveness of insurance policies;

•	compliance with environmental laws and regulations;

•	absence of brokers, other than Goldman Sachs, and fees and expenses related thereto;

•	the modification of the Rights Agreement (poison pill) to permit the Merger;

•	state takeover statutes;

•	the stockholder vote required to approve the Merger and adopt the Merger Agreement; and

•	the absence of interested party transactions.

Many of Odyssey’s representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any event, circumstance, change or effect that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of our operations and the operations of our subsidiaries, taken as a whole, or (ii) would prevent or materially impair our ability to consummate the transactions contemplated by the Merger Agreement or otherwise prevent us from performing our obligations under the Merger Agreement. However, none of the following, alone or in combination, will be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse

Effect (except, to the extent any of the matters referred to in the first four sub-bullets under the first bullet below has had or would reasonably be expected to have a disproportionately adverse effect on us or our subsidiaries, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which we and our subsidiaries operate, after taking into account our size relative to such other for-profit companies):

•	any event, circumstance, change or effect resulting from or relating to:

•	a change in general economic, political or financial market conditions, including interest or exchange rates;

•	a change generally affecting the industries in which we and our subsidiaries operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which we and our subsidiaries operate;

•	any change in accounting requirements or principles required by Generally Accepted Accounting Principles (“GAAP”) (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof);

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date of the Merger Agreement;

•	any action, investigation review or examination undertaken by a governmental authority, or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to the healthcare business operated by us and our subsidiaries (a “Regulatory Condition”), that was pending as of the date of the Merger Agreement or arises after the date of the Merger Agreement, to the extent such Regulatory Condition is consistent in nature, scope and impact on us and our subsidiaries, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of our business or our subsidiaries’ businesses on or before December 31, 2009;

•	any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof;

•	the announcement of the execution of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement, including any actions, challenges or investigations to the extent relating to the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement made or brought by any of our current or former stockholders (on their own behalf or on our behalf);

•	the identity of Gentiva or any of its affiliates as the acquiror of Odyssey or any facts or circumstances concerning Gentiva or any of its affiliates; or

•	compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, the Merger Agreement or the taking of any action consented to or requested by Gentiva; or

•	any failure by Odyssey to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of our common stock (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Company Material Adverse Effect).

Conduct of Business Prior to Closing

Except as required by applicable law, as otherwise contemplated or permitted by the Merger Agreement, or as agreed in writing by Gentiva (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain other exceptions, from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and the Effective Time, we have agreed that we will, and that we will cause our subsidiaries to:

•	conduct our businesses in all material respects in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact our present business organizations, consistent with past practice;

•	use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of our current officers and other key employees, consistent with past practice;

•	maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for us or our subsidiaries to carry on our business as currently conducted;

•	use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors, referral sources and others having material business relationships with us and our subsidiaries, consistent with past practice; and

•	use commercially reasonable efforts to comply in all material respects with applicable laws, consistent with past practice and policies.

We have also agreed that, except as otherwise contemplated or required by the Merger Agreement, or as agreed in writing by Gentiva (which consent may not be unreasonably withheld, conditioned or delayed) from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and the Effective Time, we will not, and we will not permit any of our subsidiaries or hospices to, directly or indirectly:

•	amend our governing documents or any equivalent documents of our subsidiaries, or amend the terms of any outstanding security of our or of our subsidiaries;

•	split, combine, subdivide or reclassify any shares of capital stock of ours or of our subsidiaries;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to our capital stock (except that a wholly-owned subsidiary may declare, set aside and pay dividends or distribution to Odyssey or another wholly-owned subsidiary);

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests in us or in our subsidiaries (except for acquisitions of equity interests in accordance with our stock plans and the agreements underlying awards of equity interests pursuant to our stock plans);

•	with limited exceptions, issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any stock rights, restricted stock or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any person any right the value of which is based on the value of our common stock or other capital stock;

•	acquire in one transaction or any series of related transactions, except in the ordinary course of business consistent with past practice, any assets or any equity interests in any person or any business or division of any person or all or substantially all of the assets of any person (or business or division thereof) for cash consideration in excess of $5 million in the aggregate, except to the extent we are obligated pursuant to any agreement as of the date of the Merger Agreement, a copy of which has previously been made available to Gentiva, or the agreement is solely among or between us and our wholly-owned subsidiaries;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of our assets (except for sales in the ordinary course of business consistent with past practice, dispositions of equipment and property no longer used in the operation of our business, dispositions of assets related to discontinued operations as reflected in our SEC filings filed prior to the date of the Merger Agreement and assets with a fair market value of less than $10 million in the aggregate);

•	incur or assume any long-term or short-term indebtedness (except for borrowings under our current credit facilities in the ordinary course of business consistent with past practice, for the acquisition or assumption of indebtedness in connection with acquisitions permitted under the Merger Agreement, or take any of the foregoing actions in respect of indebtedness owing by any wholly-owned subsidiary or other affiliates), or make any material modification or amendment to the terms thereof or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than ourselves or our subsidiaries), or make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to, or investments in, wholly-owned subsidiaries, loans, advances, capital contributions or investments not in excess of $2.5 million, and expense advances to employees of ours in the ordinary course of business consistent with past practice;

•	except as required under a benefit plan or by law, increase the compensation or fringe benefits of any of our directors, officers or employees (except for increases made in the ordinary course of business), grant any severance or termination pay not provided for under any benefit plan, or enter into any employment, consulting or severance agreement or arrangement with any of our present or former directors, officers or other employees, except for at will offers of employment in the ordinary course of business, or establish, adopt, enter into or amend in any material respect or terminate any benefit plan;

•	hire or terminate (other than for cause) any employee who is, or would upon hire be, a director, executive officer, senior vice president or regional vice president of Odyssey or any of its subsidiaries without consulting with Gentiva prior to such hire or termination (it being understood that consent of Gentiva is not required for such hire or termination);

•	except as publicly announced prior to the date of the Merger Agreement, effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act without complying with the notice requirements and all other provisions of such act;

•	incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $5 million, in the aggregate, except those contemplated in our current capital expenditures budgets;

•	enter into any agreement or arrangement that materially limits or otherwise materially restricts us, our subsidiaries, or any present or future affiliates or successors from engaging or competing in any line of business or in any location;

•	enter into, amend, modify or terminate any material contract, Odyssey’s headquarters lease for the premises leased at 717 N. Harwood Street, Dallas, Texas, or real property leases for sites at which Odyssey’s inpatient units are located, or otherwise waive, release or assign any material rights, claims or benefits under such a document; however, we may amend, modify or terminate contracts in the ordinary course of business consistent with past practice;

•	settle, pay, discharge or propose to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations expressly disclosed or reserved against in our most recent financial statements in amounts no greater than the amount reserved with respect to the relevant liability therein or that involve only the payment of monetary damages not in excess of $10 million in the aggregate or the imposition of nonmaterial equitable relief on our business and operations, or that are immaterial to us and our subsidiaries, taken as a whole, and in respect of which no liability or reserve in respect thereof has been reflected or accrued on our most recent financial statements;

•	change any of our accounting methods that materially affect our assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in documents filed by us with the SEC (as they may have been amended) since December 31, 2007;

•	revalue in any material respect any of our assets, including writing down the value of our inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

•	other than as required by applicable laws, make or change any material tax election or change an annual accounting period, file any amendment to a material tax return, enter into any closing agreement, settle or consent to any material tax claim, take any affirmative action to surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or our subsidiaries; or

•	agree, authorize or commit to do any of the foregoing.

In light of the operating restrictions described above, we disclosed to Gentiva that, as of the date of the Merger Agreement, we were considering developing or expanding inpatient units at eight of our current operating locations. Each development is currently in the planning stages. Some limited agreements have been entered into for two locations and additional agreements are being considered for developing or expanding the other inpatient units.

Additionally, we disclosed an outstanding offer of employment for a regional vice president that was made on May 19, 2010. Our board of directors is also evaluating alternatives for amending the restrictions under the noncompetition provisions of certain executive employment agreements to strengthen the restrictions and enhance enforceability of those provisions. Such amendments could include, without limitation, (i) increasing the length of the post-termination noncompetition period beyond 12 months, (ii) expanding the scope of the term “Competing Business” to include businesses that indirectly compete with us, and (iii) expanding the coverage of the term “Geographic Scope” beyond the cities or regions where we currently conduct our business.

We also disclosed to Gentiva that our board of directors has adopted a retention bonus program for a selected group of our corporate officers who do not have employment agreements with us, management at the vice president level and below and our support center employees. The individual bonus amount will vary for each grantee with a maximum aggregate bonus amount payable under the retention program of $1,500,000. The retention bonus will be earned by eligible employees on the sixtieth day following the consummation of the Merger if the employee remains employed as of such date. The bonus also is payable if the grantee is terminated by without “cause.” The bonus will be paid in a lump sum within 30 days of the applicable payout event.

In addition, we disclosed to Gentiva that our board of directors has adopted a change of control severance program for corporate officers who do not have employment agreements with Odyssey and certain other key corporate and regional level employees. All arrangements will require a double trigger based on an eligible termination of employment within one year following a change of control of Odyssey. Eligible employees will be entitled to between three months and one year of severance, and the payments will be due if an employee is terminated by us without “cause” or if the employee resigns for “good reason.” Severance payments will become due and payable in a cash lump sum within 30 days following an eligible termination. The maximum aggregate cost of the severance program, assuming all severance benefits are paid out, is approximately $8.7 million.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts.  Subject to the terms and conditions of the Merger Agreement, Odyssey, Gentiva and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions or to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the Merger as promptly as practicable. Additionally, Odyssey, Gentiva and Merger Sub have agreed to use their reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, but are not required to waive or exercise any right under the Merger Agreement that is waivable or exercisable in the sole discretion of such party.

Proxy Statement; Stockholders’ Meeting.  We have agreed to prepare and file with the SEC this proxy statement and any other proxy materials seeking stockholder approval of the Merger and adoption of the Merger Agreement and to respond promptly to any comments made by the SEC with respect to this proxy statement. The Merger Agreement also provides that, as promptly as reasonably practicable after the date of the Merger Agreement, we will hold the stockholders’ special meeting, cause this proxy statement to be mailed to our stockholders and use reasonable best efforts to solicit our stockholder proxies in favor of the approval of the Merger and adoption of the Merger Agreement.

Access.  We have agreed that we and our subsidiaries will (i) upon reasonable prior written notice, give Gentiva and Merger Sub, their officers and a reasonable number of their employees and authorized representatives, reasonable access during normal business hours to our and our subsidiaries’ officers, properties, offices and other facilities and to their books and records, and (ii) furnish Gentiva and Merger Sub with financial and operating data and other information with respect to our and our subsidiaries’ business, properties and specified agreements as may be reasonably requested from time to time. We are not required to grant these access rights if such access would cause a violation of any agreement to which we or our subsidiaries is a party, or would cause a loss of attorney/client privilege or trade secret protection, or violate applicable laws. Such access must also not interfere unreasonably with our or our subsidiaries’ business or operations or result in significant interference with the prompt and timely discharge of our officers’ normal duties.

Other Agreements.  The Merger Agreement contains specified other agreements, including agreements relating to notifications of certain matters, confidentiality and publicity.

Financing

Obtaining the Financing

Gentiva and Merger Sub have agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including to:

•	maintain in effect the Commitment Letter;

•	satisfy on a timely basis all conditions applicable to Gentiva and Merger Sub to obtaining the Financing;

•	negotiate definitive agreements with respect to the Commitment Letter on the terms and conditions contained in the Commitment Letter;

•	consummate the Financing at or prior to the closing date of the Merger; and

•	enforce their rights under the Commitment Letter in the event of a breach by the Lenders of their obligations under the Commitment Letter.

Gentiva and Merger Sub have also agreed not to permit any material amendment or modification to be made to, or waiver of any material provision or remedy under, the Commitment Letter or the fee letter referred to in the Commitment Letter without our prior written consent (which consent cannot be unreasonably withheld, delayed or conditioned).

In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason and that portion of the Financing is reasonably required to fund Gentiva’s and Merger Sub’s obligations under the Merger Agreement, each of Gentiva and Merger Sub must arrange to obtain, as promptly as practicable following the occurrence of such event (but by no later than October 20, 2010), alternative Financing from alternative sources in an amount sufficient to pay all funds necessary for the satisfaction of all of Gentiva’s and Merger Sub’s obligations under the Merger Agreement, including the payment of all amounts required to be paid pursuant to the Merger and the payment of any debt required to be repaid or otherwise satisfied, including any breakage costs, in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection with consummating the Merger and the Financing.

Gentiva is required to give us prompt written notice of any material breach by any party to, or any condition not likely to be satisfied in, the Commitment Letter (or any alternative financing) of which Gentiva becomes aware or any termination (or threat of termination) of the Commitment Letter (or commitments for alternative financing). Gentiva is required to keep us informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing (or alternative financing). In the event that the Commitment Letter is amended, replaced, supplemented or modified or alternative financing is obtained, Gentiva is required to promptly notify us and provide us with copies of any definitive agreements related thereto.

Obtaining the Financing or any alternative financing is not a condition to the obligations of Gentiva and Merger Sub under the Merger Agreement.

Cooperation of Odyssey

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to), use reasonable best efforts to provide such cooperation as may be reasonably requested by Gentiva and/or the Lenders in connection with the Financing (so long as such requested cooperation does not unreasonably interfere with our ongoing operations and the ongoing operations of our subsidiaries), including:

•	providing information relating to us and our subsidiaries to Gentiva and the Lenders to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Gentiva, us and Gentiva’s and our respective subsidiaries, customary for such financing or reasonably necessary for the completion of the Financing, to the extent reasonably requested by Gentiva to assist Gentiva in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter or the definitive financing documents;

•	participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with the rating agencies, in each case as are reasonably necessary for the completion of the Financing by the Lenders;

•	assisting in Gentiva’s preparation of documents and materials, including any customary offering documents and bank information memoranda for the Financing, and materials for rating agency presentations, in each case as are reasonably necessary for the completion of the Financing by the Lenders;

•	cooperating with Gentiva’s marketing efforts for the Financing;

•	providing reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing our subsidiaries to execute and deliver, customary certificates, other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Gentiva as necessary and customary in connection with the Financing;

•	providing reasonable assistance in connection with Gentiva’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements; provided that no obligation of us or any of our subsidiaries under any such agreements or amendments will be effective until the Effective Time;

•	as promptly as practicable, furnishing Gentiva and the Lenders with financial and other information regarding us as may be reasonably requested by Gentiva and/or the Lenders to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter or the definitive financing documents;

•	using our reasonable best efforts, as appropriate, to have our independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions;

•	using our reasonable best efforts to permit any cash and cash equivalents of ours and our subsidiaries to be made available to Gentiva and/or Merger Sub at the Effective Time;

•	providing authorization letters to the Lenders authorizing the distribution of information to prospective Lenders and containing, if true, a representation to the Lenders that the public side versions of such documents, if any, do not include material non-public information about us or our affiliates or securities;

•	using our reasonable best efforts to ensure that the Lenders benefit materially from the existing lending and banking relationships of ours and our subsidiaries and that the Lenders have the benefit of “clear market” provisions in the Commitment Letter relating to us and our subsidiaries; and

•	cooperating reasonably with the Lender’s due diligence and with their efforts to obtain guarantees from us and our subsidiaries and obtain and perfect security interests in our assets and the assets of our subsidiaries intended to constitute collateral securing the Financing, with such cooperation occurring prior to or simultaneously with the consummation of the Merger, but the execution of any guarantees or security arrangements not taking effect until the Effective Time, in each case, to the extent customary and reasonable.

The parties have further agreed that we are not required to take any actions that would encumber any of our assets or that would constitute a breach of any of our material contracts or our material leases prior to consummation of the Merger. Also, prior to the Effective Time, we are not (A) required to pay any commitment or other similar fee relating to the Financing or (B) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing or any alternative financing that Gentiva may raise in connection with the Merger, other than the Merger Agreement. Furthermore, (i) all non-public or other confidential information provided by us or our representatives must be kept confidential in accordance with the confidentiality agreement between us and Gentiva, except that Gentiva and Merger Sub are permitted to disclose such information in accordance with the Commitment Letter, and (ii) we will be permitted a reasonable period to comment on those portions of the confidential information memoranda circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Gentiva has acknowledged and agreed that neither we nor our subsidiaries will incur any liability to any person prior to the Effective Time in connection with any Financing (or any alternative financing). Gentiva is required to promptly, upon our request, reimburse us for all out-of-pocket costs (including reasonable attorneys’ fees) incurred by us or our subsidiaries in connection with our cooperation described above and Gentiva and Merger Sub will jointly and severally indemnify and hold harmless us, our subsidiaries and our and our subsidiaries’ respective directors, officers and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered or incurred by any of us in connection with the arrangement of the Financing (or any alternative financing) and any information used in connection therewith. The foregoing indemnification obligation survives the consummation of the Merger and any termination of the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligations to consummate the Merger are subject to the satisfaction or waiver of specified conditions on or prior to the Effective Time, including:

•	the Merger must have been approved and the Merger Agreement adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting;

•	no governmental authority of competent jurisdiction will have enacted any law or issued any order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act will have been terminated or expired, and no restrictive order or other requirements will have been placed on Odyssey, Gentiva or Merger Sub or the Surviving Corporation under the HSR Act.

Conditions to Gentiva’s and Merger Sub’s Obligations.  The obligations of Gentiva and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Gentiva and Merger Sub on or before the Effective Time of the following additional conditions:

•	our representations and warranties set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Effective Time (unless the representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty must be true and correct only as of such earlier date), except where the failure of such representation and warranty to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth therein), individually or in aggregate, would not have a Company Material Adverse Effect; provided that (i) our representations and warranties relating to capitalization (subject to de minimis exceptions) must be true in correct in all respects as of the date of the Merger Agreement and as of the Effective Time (unless the representation and warranty expressly speaks as of an earlier date, in which case such representation and warrant must be true and correct only as of such date earlier date), and (ii) our representations and warranties relating to (x) authorization of the Merger Agreement and the Merger and (y) the opinion of our financial advisor must be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

•	we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, no event, circumstance, change or effect will have occurred or been discovered and be continuing that has had, or is reasonably likely to have, a Company Material Adverse Effect; and

•	Gentiva must have received from us a certificate attesting to the accuracy of our representations and warranties and the performance of our obligations under the Merger Agreement.

Conditions to Odyssey’s Obligations.  Our obligations to consummate the Merger are subject to the satisfaction or waiver by us on or prior to the Effective Time of the following conditions:

•	the representations and warranties made by Gentiva and Merger Sub in the Merger Agreement (i) that are qualified by materiality must be true and correct as of the date of the Merger Agreement and as of the Effective Time (unless the representation and warranty expressly speaks as of an earlier date, in which case such representation or warranty must be true and correct as of such earlier date) and (ii) that are not qualified by materiality must be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (unless the representation and warranty expressly speaks as of an earlier date, in which case such representation or warranty must be true and correct as of such earlier date); provided that the representations and warranties relating to (x) authorization of the Merger Agreement and the Merger and (y) capitalization and operation of Merger Sub, must be true in all respects as the date of the Merger Agreement and as of the Effective Time;

•	Gentiva and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	we must receive from Gentiva and Merger Sub a certificate attesting to the accuracy of their representations and warranties and the performance of their obligations under the Merger Agreement.

The waiver of any condition described above by the relevant party is subject to, and limited to the extent of, applicable laws.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until 11:59 p.m. (Central Time) on June 22, 2010, we and our representatives have the right, under the direction of our board of directors, to directly or indirectly:

•	initiate, solicit and encourage the submission of Acquisition Proposals (as defined below) from one or more persons, including by way of contacting third parties or public disclosure, and providing access to non-public information pursuant to (but only pursuant to) an acceptable confidentiality agreement with any such person, provided that we must promptly (any in any event within 24 hours) provide to Gentiva any material non-public information concerning us or our subsidiaries that is provided to any such person that was not previously provided to Gentiva; and

•	enter into, participate in and maintain discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, an Acquisition Proposal.

After 11:59 p.m. (Central Time) on June 22, 2010 until the earlier to occur of the Effective Time or the termination of the Merger Agreement, we have agreed to, and to cause our subsidiaries to, and will direct our and our subsidiaries’ representatives to immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any third party with respect to an Acquisition Proposal. We have also agreed that we will not, nor will we permit our subsidiaries to, nor will we authorize our representatives to, and we will not publicly propose to, directly or indirectly (other than with respect to Gentiva and Merger Sub):

•	solicit, initiate, knowingly facilitate or knowingly encourage (provided that supplying non-public information in the ordinary course of business is not prohibited) any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal;

•	knowingly engage in, continue or otherwise participate in any discussions or negotiations with any person, other than Gentiva and its subsidiaries and representatives, regarding, or furnish to any third party information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal; or

•	enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring us to abandon, terminate or fail to consummate the Merger.

provided, that notwithstanding any of these restrictions, after 11:59 p.m. (Central Time) on June 22, 2010 until the earlier to occur of the approval of the Merger and adoption of the Merger Agreement by our stockholders or the termination of the Merger Agreement, we and our representatives may continue to engage in discussions and negotiations with and not request the return or destruction of non-public information from any person who submits an Acquisition Proposal by 11:59 p.m. (Central Time) on June 22, 2010 (which has not been rejected or withdrawn by such date and time) that on or prior to June 22, 2010, our board of directors determines in good faith (after consultation with Goldman Sachs or another financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below). We refer to such person as an “Excluded Party”.

Notwithstanding any of these restrictions, if at any time after 11:59 p.m. (Central Time) on June 22, 2010 and prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, (i) we receive a written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a material breach of our agreement not to solicit such proposals (as described above), (iii) our board of directors determines in good faith (after consultation with Goldman Sachs or another independent financial advisor of nationally recognized reputation and outside legal counsel) that such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal, and (iv) our board of directors determines in good faith (after consultation with Goldman Sachs or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to furnish information to and enter into, maintain and participate in discussions with such party would be reasonably likely to be inconsistent with its fiduciary duties to our stockholders under applicable laws, then we are permitted to furnish information and data to the third party making the Acquisition Proposal and enter into, maintain and participate in discussions or negotiations with the third party making the Acquisition Proposal; provided that we have agreed not to furnish any non-public information except pursuant to an acceptable confidentiality agreement and we must promptly provide to Gentiva any material non-public information concerning us that is provided to such third party and was not previously provided to Gentiva. In addition, we may (x) following the receipt of an Acquisition Proposal, contact the third party making such Acquisition Proposal in order to clarify and understand the terms and conditions of such proposal so as to determine whether such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal or (y) direct any person to the Merger Agreement.

An “Acquisition Proposal” means any inquiry (in writing or otherwise), proposal, indication of interest or offer by any third party (other than an offer or proposal by Gentiva or Merger Sub) that relates to:

•	the direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of our and our subsidiaries’ assets (including securities of our subsidiaries) equal to 25% or more of our consolidated assets or to which 25% or more of our consolidated net patient service revenue are attributable;

•	the direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether from us, our subsidiaries or any of our stockholders) of 25% or more of our common stock (or securities or instruments convertible into or exercisable or exchangeable for such securities);

•	a tender offer or exchange offer that if consummated would result in any third party beneficially owning 25% or more of our common stock; or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries that, if consummated, would have the effect set forth in the first two bullet points above, other than the transactions contemplated by the Merger Agreement.

A “Superior Proposal” is any bona fide written Acquisition Proposal that our board of directors determines in good faith (after consultation with Goldman Sachs or another financial advisor and outside legal counsel ), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the third party making the Acquisition Proposal, including the financing terms (and certainty of financing) thereof and the likelihood of consummation, if consummated, would result in a transaction that is more favorable to our stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any adjustment to the terms and conditions proposed by Gentiva in an offer that is in writing in response to such Acquisition Proposal and not revocable during the time period that Odyssey cannot accept the Acquisition Proposal, and any termination fees); provided that, for purposes of the definition of “Superior Proposal,” references in the definition of “Acquisition Proposal” to “25% or more” means “more than 50%.”

We are required, as promptly as practicable (and in any event within 24 hours), to notify and advise Gentiva of any Acquisition Proposal, which notification must include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the third party making such Acquisition Proposal. We are required thereafter to keep Gentiva reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price, structure or form of consideration), including by providing a copy of material documentation or correspondence relating thereto that is exchanged between the person making such Acquisition Proposal and us within 24 hours after the exchange thereof.

We have also agreed not to release or permit the release of any person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, “standstill” or similar agreement to which any of we or any of our subsidiaries is a party and to use our reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by law each such agreement at the request of Gentiva. Nothing in the Merger Agreement, however, prohibits us from rendering inapplicable, exempting or taking any action to render inapplicable or exempt any third party from any standstill agreement or similar arrangement to permit such third party to make an Acquisition Proposal.

Gentiva and Merger Sub have agreed that neither they nor any of their respective subsidiaries or other affiliates may, and that each will use its reasonable best efforts to cause their respective representatives not to, intentionally enter into, or seek to enter into any agreement, arrangement or understanding with a potential bidding third party (or any financing sources or representatives of such third party) that has the purpose or effect of interfering with our ability to seek and obtain a Superior Proposal from such third party (including interfering with the ability of Gentiva to hold discussions and negotiations with such third party in connection therewith) in accordance with our rights under the Merger Agreement.

Recommendation Change and Termination in Connection with a Superior Proposal

At any time before the approval of the Merger and adoption of the Merger Agreement by our stockholders, our board of directors may, if our board of directors or any such committee determines in good faith (after consultation with Goldman Sachs or another financial advisor and outside legal counsel), that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties to our stockholders under applicable laws:

•	make a “Company Change in Recommendation” (described below) in response to either a Superior Proposal received after the date of the Merger Agreement that does not result from a material breach of our non-solicitation obligations discussed previously, or any fact, event, change, development or circumstances not known by our board of directors as of the date of the Merger Agreement and not relating to any Acquisition Proposal (such change, an “Intervening Event”); or

•	terminate the Merger Agreement in response to a Superior Proposal received after the date of the Merger Agreement;

provided that in the case of a Superior Proposal, no Company Change in Recommendation may be made and no termination of the Merger Agreement may be made, in either case:

•	until after the fifth business day following Gentiva’s receipt of written notice from us advising Gentiva that our board of directors intends to make a Company Change in Recommendation or terminate the Merger Agreement and specifying the reasons for the action, including, if applicable, the material terms and conditions of, and the identity of the person making the Superior Proposal, and a copy of any alternative acquisition agreement and other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal will require a new notice and an additional three business day period with respect to such new notice);

•	unless during such five business day period (or any additional three business day period), we, to the extent requested by Gentiva, negotiate with Gentiva in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable our board of directors to proceed with making the recommendation that our stockholders approve the Merger and adopt the Merger Agreement and not make such a Company Change in Recommendation or terminate the Merger Agreement; and

•	unless, prior to the expiration of such five business day period (or any additional three business day period), Gentiva does not make a proposal to adjust the terms and conditions of the Merger Agreement that our board of directors determines in good faith (after consultation with Goldman Sachs or another financial advisor and outside legal counsel) to be at least as favorable as the Superior Proposal;

and provided that in the case of an Intervening Event, no Company Change in Recommendation may be made:

•	until after the fifth business day following Gentiva’s receipt of written notice from us advising Gentiva that our board of directors intends to take such action and specifying the facts underlying our board of directors’ determination that an Intervening Event has occurred and the reasons for the Company Change in Recommendation;

•	unless during such five business period, we, to the extent requested by Gentiva, negotiate with Gentiva in good faith to enable Gentiva to amend the Merger Agreement in such a manner that obviates the need for a Company Change in Recommendation; and

•	unless, by the expiration of such five business day period, our board of directors determines in good faith, taking into consideration any amendments to the Merger Agreement proposed by Gentiva (after consultation with Goldman Sachs or another financial advisor and outside legal counsel), that the failure to effect a Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties to our stockholders under applicable laws.

A “Company Change in Recommendation” is an action by our board of directors to:

•	withdraw, qualify, modify, change or amend in any manner adverse to the Merger, Gentiva or Merger Sub, or publicly propose to withdraw, qualify, modify, change or amend in any manner adverse to the Merger, Gentiva or Merger Sub, our board of directors’ recommendation that our stockholders approve the Merger and adopt the Merger Agreement;

•	adopt or recommend an Acquisition Proposal (it being understood that a neutral position or no position, other than in a communication made in compliance with Rule 14d-9(f) under the Exchange Act or a similar “stop, look and listen” communication, with respect to any Acquisition Proposal will be considered a violation);

•	fail to make or reaffirm the recommendation that our stockholders approve the Merger and adopt the Merger Agreement;

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit us or any of our subsidiaries to execute or enter into any agreement (other than an acceptable confidentiality agreement pursuant to the Merger Agreement), arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal; or

•	resolve or publicly propose to take any action described in the preceding 4 bullet points.

We are not prohibited under the Merger Agreement from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to our stockholders if, in the good faith judgment of the our board of directors, after consultation with outside legal counsel, the failure to do so would be inconsistent with the our board of directors’ fiduciary duties to our stockholders under applicable laws or any disclosure requirements under applicable laws.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by the mutual consent of Gentiva and us;

•	by either Gentiva or us if:

•	a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling or will have taken any other action (which order, decree, judgment, injunction or other action the terminating party will have used its reasonable best efforts to lift or avoid), in each case permanently restraining, enjoining or otherwise prohibiting the Merger;

•	prior to the effective time of the Merger, the other party materially breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (i) in the case of a breach by us, would give rise to the failure of certain conditions to the consummation of the Merger and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) one business day prior to October 29, 2010 or (y) the date that is 30 days from the date that we are notified by Gentiva of such breach and (ii) in the case of a breach by Gentiva or Merger Sub, would prevent Gentiva or Merger Sub from consummating the Merger or give rise to the failure of certain conditions to the consummation of the Merger and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) one business day prior to October 29, 2010 or (y) the date that is 30 days from the date that Gentiva is notified by us of such breach (no prior notice of breach is required with respect to a breach of any covenants or agreements to be performed on the closing date of the Merger); provided, however, that (a) the right to terminate the Merger Agreement pursuant to this provision will not be available to any party who is then in material breach of any of its (including, in the case of Gentiva, any breach by Merger Sub) representations, warranties, covenants or agreements set forth in the Merger Agreement and (b) the right to terminate the Merger Agreement pursuant to this provision will not be available to Gentiva during the pendency of a legal proceeding by us for specific performance of the Merger Agreement;

•	the closing date of the Merger has not occurred by October 29, 2010; provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation or whose breach of any representation, warranty, or covenant under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing date to have occurred by October 29, 2010 (including in the case of Gentiva, any breach by Merger Sub); or

•	our stockholders do not approve the Merger and adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof; or

•	by Gentiva, at any time prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, if:

•	our board of directors makes a Company Change in Recommendation;

•	our board of directors publicly approves, endorses or recommends an Acquisition Proposal to our stockholders or we enter into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement or standstill agreement in compliance with the Merger Agreement);

•	a tender offer or exchange offer that constitutes an Acquisition Proposal (other than by Gentiva or its affiliates) is commenced prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement;

•	our board of directors fails to reaffirm its recommendation to our stockholders to approve the Merger and adopt the Merger Agreement within ten business days after a request to so reaffirm by Gentiva; or

•	we or our board of directors publicly announce the intention to do any of the foregoing; or

•	by us, at any time prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders in order to accept a Superior Proposal, provided that such termination will not be effective until Gentiva has received the applicable termination fee (as described below), and unless we have complied in all material respects with specified obligations under the Merger Agreement.

Termination Fees

We have agreed to pay Gentiva a termination fee of $24,100,000 if the Merger Agreement is terminated by us in order to accept a Superior Proposal by an Excluded Party.

We have agreed to pay Gentiva a termination fee of $28,900,000 in cash if the Merger Agreement is terminated:

•	by Gentiva, pursuant to the third bullet point in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 59 above;

•	by us, prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders in order to accept a Superior Proposal by a third party other than an Excluded Party; or

•	by us or Gentiva, if:

•	prior to the approval of the Merger and adoption of the Merger Agreement by our stockholders, an Acquisition Proposal is (a) communicated directly to our stockholders, (b) communicated to senior management or our board of directors and senior management or our board of directors failed to keep such Acquisition Proposal confidential, or (c) otherwise publicly disclosed;

•	thereafter, the Merger Agreement is terminated by Gentiva because of a material breach of our representations, warranties or covenants, or by us or Gentiva because the Merger has not been consummated by October 29, 2010 or our stockholders do not approve the Merger and adopt the Merger Agreement at the special meeting; and

•	within 180 days of the termination, we enter into a definitive agreement relating to a transaction contemplated by any Acquisition Proposal or any transaction contemplated by an Acquisition Proposal is consummated (using “more than 50%” instead of “25% or more” in the definition of Acquisition Proposal).

If Gentiva receives full payment of the fees described above, subject to limited exceptions, the receipt of the fees described above will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Gentiva, Merger Sub, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Gentiva, Merger Sub, any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against us or any of our affiliates for damages or any equitable relief arising out of or in connection with the Merger Agreement, the Merger or any matters forming the basis for such termination.

Except as described above, in the event of termination of the Merger Agreement in accordance with its terms, it will become void and there will be no liability or obligation on the part of any party thereto except with respect to certain matters involving confidentiality, payment of the termination fees described above, the payment of our costs related to the financing for the Merger, and certain miscellaneous provisions of the Merger Agreement, which provisions will survive such termination; provided, however, that no such termination will relieve any party from liability for any damages, including (i) in the case (and for the benefit) of us, damages based on the consideration that would have otherwise been payable to our stockholders if the Merger were consummated and (ii) in the case (and for the benefit) of Gentiva, damages based on the operating and financial synergies and other economic benefits that would have otherwise accrued to Gentiva if the Merger were consummated, in the case of each of the foregoing clauses (i) and (ii), for a knowing or intentional material breach of a representation or warranty or a knowing or intentional material breach of any obligation under the Merger Agreement made or allowed to occur or fraud. The failure, for any reason, of Gentiva to consummate the Merger as required under the Merger Agreement would constitute a knowing or intentional breach by Gentiva of the Merger Agreement for which Odyssey would be entitled to seek damages, including damages based on the consideration that would have otherwise been payable to Odyssey’s stockholders if the Merger was consummated.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years from the Effective Time, the Surviving Corporation will indemnify and hold harmless those persons who were directors or officers of Odyssey at any time before the Effective Time against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fess costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was an officer, director, employee, fiduciary or agent of Odyssey or any of its subsidiaries, for matters existing or occurring at or prior to the Effective Time (including the Merger) to the fullest extent permitted by law. In this regard, the Surviving Corporation will also be required to advance expenses as incurred to an indemnified officer or director to the fullest extent permitted by law. Persons who were directors or officers of Odyssey have the right, as contemplated by Delaware law, to require that a determination of whether such former director or officer is entitled to indemnification by the Surviving Corporation be made by special, independent legal counsel selected by such former director or officer and approved by the Surviving Corporation (which approval should not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for Odyssey or the Surviving Company within the last three years.

The Merger Agreement also provides that, for a period of six years after the Effective Time, the indemnification or advancement of expenses provisions in the respective certificate of incorporation and bylaws or similar organizational or governing documents of the Surviving Corporation and its subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers than the provisions that are currently included in such documents.

In addition, the Merger Agreement provides that Gentiva will maintain or cause to be maintained Odyssey’s existing policies of directors’ and officers’ liability insurance for a period of six years from the Effective Time (or policies of substantially equivalent coverage and amounts); provided that Gentiva is not required to pay aggregate premiums for such insurance in excess of 300% of the aggregate premiums paid by Odyssey in 2009 for such insurance coverage. Alternatively, at our option, we may obtain, before the Effective Time, a six-year run-off policy for our directors’ and officers’ liability insurance; provided that the premium for such policy does not exceed 300% of the aggregate premiums paid by Odyssey in 2009 for its directors’ and officers’ liability insurance policies.

Employee Matters

Gentiva will act to ensure that each employee of Odyssey who is employed by Gentiva or one of its subsidiaries after the Effective Time receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan) for service with us or any of our subsidiaries under each of the comparable employee benefit plans, programs and policies of Gentiva, the Surviving Corporation or the relevant subsidiary, as applicable, in which such continuing employee becomes or may become a participant without allowing such service recognition to result in any duplication of benefits. Each health or welfare benefit plan maintained by Gentiva, the Surviving Corporation or the relevant subsidiary for the benefit of any continuing employees will waive any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and grant each continuing employee credit under such plan for all amounts paid by such continuing employee under any similar benefit plan for the plan year that includes the closing date of the Merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Gentiva, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the closing date of the Merger occurs. Gentiva will assume all employment-related claims, liabilities and obligations with respect to each of the continuing employees, whether known or unknown, and any other claims, liabilities or obligations arising out of the employment of or termination of employment of any of the continuing employees whether or not such claims, liabilities and/or obligations are related to periods before, on or after the closing date of the Merger. On and after the closing date of the Merger, Gentiva and its affiliates will retain and indemnify, defend and hold harmless us and our subsidiaries and their employees and former employees against any and all claims, liabilities and/or obligations assumed by Gentiva or its affiliates pursuant to the Merger Agreement.

Amendment, Extension and Waiver

The Merger Agreement may be amended or waived by a signed writing by Odyssey, Gentiva and Merger Sub (or in the case of a waiver, by the party against whom the waiver is to be effective). If any amendment or waiver after the approval of the Merger and adoption of the Merger Agreement by our stockholders will require further approval of our stockholders under applicable laws or in accordance with the Nasdaq Marketplace Rules, the effectiveness of such amendment or waiver will be subject to the approval of our stockholders.

Specific Performance

Odyssey, Gentiva and Merger Sub have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, except for the specific performance remedy described below. Each party is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware, without proof of actual damages, and to waive any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in the Merger Agreement), other than as limited hereunder. The parties also agreed that (i) by seeking specific performance, a party does not in any respect waive its right to seek any other form of relief that may be available to a party under the Merger Agreement (including monetary damages) if the Merger Agreement is terminated or if specific performance is not available or otherwise is not granted, and (ii) the parties are not required to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance prior or as a condition to exercising any termination right under the Merger Agreement (and pursuing damages after such termination), nor does the commencement of any legal proceeding for specific performance restrict or limit any party’s right to terminate the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available then or thereafter. All costs of Odyssey, Gentiva and Merger Sub incurred in connection with any action brought by Odyssey, Gentiva or Merger Sub relating to the terms and provisions of the Merger Agreement will be paid by Odyssey if Gentiva is successful on the merits in such action and will be paid by Gentiva if Odyssey is successful on the merits in such action. None of the Lenders will have any liability to us or any of our controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, and will not be obligated to any of them, or anyone claiming by or through them, to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with the Merger Agreement or in respect of any of the transactions contemplated by the Merger Agreement (including the Financing and the Commitment Letter).

CURRENT MARKET PRICE OF COMMON STOCK

Odyssey common stock is traded on The Nasdaq Global Select Market under the symbol “ODSY.” The following table sets forth the high and low sales prices of Odyssey common stock for the periods indicated as reported by The Nasdaq Global Select Market:

	Common Stock Price
Fiscal Period	High	Low

Fiscal Year Ended December 31, 2007
First Quarter	$14.40	$11.85
Second Quarter	$13.96	$11.81
Third Quarter	$12.50	$9.23
Fourth Quarter	$10.10	$9.06
Fiscal Year Ended December 31, 2008
First Quarter	$11.10	$8.27
Second Quarter	$11.28	$9.15
Third Quarter	$10.99	$9.42
Fourth Quarter	$10.47	$6.76
Fiscal Year Ended December 31, 2009
First Quarter	$12.27	$8.61
Second Quarter	$11.50	$8.11
Third Quarter	$13.52	$9.58
Fourth Quarter	$15.98	$11.69
Fiscal Year Ended December 31, 2010
First Quarter	$19.43	$14.68
Second Quarter (through June 9, 2010)	$26.80	$18.03

The closing price of our common stock, as reported on The Nasdaq Global Select Market on May 21, 2010, the last full trading day before we publicly announced the signed Merger Agreement with Gentiva, was $19.29 per share. The closing price of our common stock on The Nasdaq Global Select Market on June 9, 2010, the last full trading day before the filing of this proxy statement, was $26.55 per share. You are encouraged to obtain current market quotations for Odyssey common stock in connection with voting your shares. Following the Merger, there will be no further market for our common stock.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 4, 2010 certain information regarding the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by:

•	each person known to us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, all stockholders set forth below have our same principal business address. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, to our knowledge, the persons included in this table have sole voting and investment power with respect to all the shares of our common stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of common stock that are subject to Options or Restricted Stock Units that are either currently exercisable or exercisable within 60 days of June 4, 2010. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. On June 4, 2010, 33,683,913 shares of common stock were outstanding.

	Shares Beneficially	Percent of
Name of Beneficial Owner	Owned	Class

Lord, Abbett & Co. LLC(1)	2,951,771	8.8%
BlackRock, Inc.(2)	2,779,875	8.3%
R. Dirk Allison(3)	88,587	*
Brenda A. Belger(4)	162,653	*
W. Bradley Bickham(5)	42,591	*
James E. Buncher(6)	35,100	*
Richard R. Burnham(7)	436,344	1.3%
John K. Carlyle(8)	33,145	*
David W. Cross(9)	59,548	*
Paul J. Feldstein(10)	76,548	*
Craig P. Goguen(11)	146,873	*
Robert A. Lefton(12)	108,432	*
Robert A. Ortenzio(13)	35,100	*
Shawn S. Schabel(14)	80,248	*
David L. Steffy(15)	253,388	*
Current Directors and Executive Officers as a Group (15 persons)	1,567,940	4.6%

*	Represents beneficial ownership of less than 1%

(1)	Based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2010, filed by Lord, Abbett & Co. LLC whose address is 90 Hudson Street, Jersey City, New Jersey 07302. Lord, Abbett & Co. LLC has sole voting power with respect to 2,580,719 shares and does not have shared voting power over any shares. Lord, Abbett & Co. LLC has sole investment power over all 2,951,771 shares.

(2)	Based on information contained in Schedule 13G filed with the SEC on January 29, 2010, filed by BlackRock, Inc. whose address is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting power and sole investment power with respect to all 2,779,875 shares.

(3)	Consists of 88,587 shares held of record.

(4)	Consists of (i) 5,778 shares held of record and (ii) 156,875 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(5)	Consists of 42,591 shares held of record.

(6)	Consists of (i) 15,100 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 20,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(7)	Consists of (i) 197,526 shares held of record jointly with his wife of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 238,818 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(8)	Consists of (i) 15,100 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 18,045 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(9)	Consists of (i) 1,125 shares held of record by spouse, (ii) 31,975 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 26,448 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(10)	Consists of (i) 15,100 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 61,448 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(11)	Consists of (i) 34,373 shares held of record and (ii) 112,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(12)	Consists of 108,432 shares held of record.

(13)	Consists of (i) 15,100 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 20,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(14)	Consists of (i) 15,100 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 65,148 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

(15)	Consists of (i) 170,650 shares held of record by The Steffy Family Trust, a revocable grantor trust established by Mr. Steffy and his spouse, (ii) 39,416 shares held of record of which 2,600 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 43,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following June 4, 2010.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Odyssey common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with these statutory provisions.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C attached to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Odyssey common stock unless otherwise indicated.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to Odyssey’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval of the Merger and adoption of the Merger Agreement. Voting against or failing to vote for the approval of the Merger and adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•	you must not vote in favor of, or consent in writing to, the approval of the Merger and adoption of the Merger Agreement. A vote in favor of the approval of the Merger and adoption of the Merger Agreement in person, by proxy, by telephone or via the Internet will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger and adoption of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval of the Merger and adoption of the Merger Agreement or abstain from voting on the approval of the Merger and adoption of the Merger Agreement; and

•	you must continue to hold your shares of Odyssey common stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Odyssey common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is consummated, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Odyssey common stock.

All demands for appraisal should be addressed to Odyssey HealthCare, Inc., 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly delivered a written demand for appraisal as described above and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective date of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to Odyssey as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Odyssey common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Odyssey, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Odyssey to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Odyssey will file such a petition or that Odyssey will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Odyssey as the surviving corporation, Odyssey as the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender to the surviving corporation of the certificates representing those shares.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective date of the Merger however, if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Odyssey common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, Odyssey will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not consummated, Odyssey expects to hold the 2011 Annual Meeting of Stockholders.

A stockholder proposal submitted pursuant to Rule 14a-8 of Exchange Act must be received by our Secretary at 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, no later than December 6, 2010, to be included in our board of directors’ solicitation of proxies relating to the 2011 Annual Meeting of Stockholders.

Pursuant to our bylaws, a stockholder must deliver notice, in the form specified in our bylaws, to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting in order to (1) nominate persons for election to the board of directors at the 2011 Annual Meeting or (2) bring business before the 2011 Annual Meeting. However, if the date of our 2011 Annual Meeting is changed by more than 30 days from the anniversary date of the 2010 Annual Meeting, notice must be delivered to our principal executive offices not later than the close of business on the 10th day following the earlier of (1) the day on which notice of the date of the meeting is mailed or (2) public disclosure of the meeting date is made.

With respect to proxies submitted for the 2011 Annual Meeting, our management will have discretionary authority to vote on any matter for which we do not receive notice by the date specified in the advance notice provisions of our bylaws described above, pursuant to Rule 14a-4(c)(1) of the Exchange Act.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some brokers, banks, trusts and other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please (1) mail your request to Odyssey HealthCare, Inc., 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, Attention: Investor Relations, or (2) call our Investor Relations department at (+1) 214-922-9711. Upon written or oral request, we will provide a separate copy of the proxy statement. In addition, security holders sharing an address can request delivery of a single copy of a proxy statement if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

Odyssey files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our Investor Relations page on our corporate web site at www.odsyhealth.com (click on “Investor Relations”, then on “SEC Filings”). Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Odyssey’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, by contacting Investor Relations by telephone at (+1) 214-922-9711 or by mail at Odyssey HealthCare, Inc., 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, Attention: Investor Relations.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
GENTIVA HEALTH SERVICES, INC.,
GTO ACQUISITION CORP.
and
ODYSSEY HEALTHCARE, INC.
Dated as of May 23, 2010

i

ii

EXHIBITS
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation	A-1
Exhibit B	Form of Amended and Restated Bylaws of the Surviving Corporation	B-1

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated May 23, 2010, among Gentiva Health Services, Inc., a Delaware corporation (“Parent”), GTO Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Odyssey HealthCare, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the survivor, as set forth below (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock of the Company (together with the associated Company Right (as defined in Section 3.26) unless the context suggests otherwise, a “Share”) not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive $27.00 in cash (the “Merger Consideration”), subject to any required withholding of Taxes;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”), on the terms and subject to the conditions set forth herein, has unanimously (i) approved this Agreement, (ii) determined that the Transactions are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (iii) determined to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously (i) approved this Agreement and (ii) determined that the Transactions are fair to, advisable and in the best interests of their respective corporations; and

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations and warranties, (ii) enter into certain covenants and agreements in connection with the Merger and (iii) prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the applicable Laws of the State of Delaware and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in applicable provisions of the DGCL.

(b) At the Effective Time, subject to Section 6.7(b), (i) the certificate of incorporation of the Company shall be amended to read as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws; and (ii) the bylaws of the Company shall be amended to read as set forth in Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation, or by applicable Laws.

Section 1.2.  Effective Time.  Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to give effect to the Merger as contemplated hereby. The Merger shall become effective at the time such Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.3.  Closing.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., local time, on a date to be specified by the parties to be no later than the second business day after satisfaction or waiver (to the extent permitted by applicable Laws) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Greenberg Traurig, LLP, 3290 Northside Parkway, Suite 400, Atlanta, Georgia 30327 unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Closing shall not be on a date during the period beginning on August 23, 2010 and ending on September 5, 2010 (the “Blackout Period”), and if the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) is satisfied or waived (to the extent permitted by applicable Laws) during or less than two business days prior to the Blackout Period, then the Closing will take place at 9:00 a.m., local time, on the later to occur of (x) the second business day after such satisfaction or waiver or (y) the first business day following the expiration of the Blackout Period, unless another date is agreed to in writing by the parties hereto.

Section 1.4.  Directors and Officers of the Surviving Corporation.  Subject to applicable Laws, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES BY MERGER

Section 2.1.  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or holders of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock.  Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted automatically into and thereafter represent the right to receive the Merger Consideration, payable to the holder thereof in cash, without interest. For the avoidance of doubt, no additional consideration shall be paid for any Company Rights. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Adjustment of Merger Consideration.  The Merger Consideration shall be adjusted to reflect any change in the number of Shares issued and outstanding as of the Effective Time by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure; provided, however, that nothing in this Section 2.1(d) shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

Section 2.2.  Exchange of Certificates.

(a) Paying Agent.  Merger Sub shall (i) designate a bank or trust company reasonably acceptable to the Company to act as agent for the Company Stockholders in connection with the Merger (the “Paying Agent”) and to receive the funds to which the Company Stockholders shall become entitled pursuant to Section 2.1 and (ii)enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Closing, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration for the benefit of the Company Stockholders whose Shares will be converted at the Effective Time into the right to receive the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Merger Sub or the Surviving Corporation, pending payment thereof by the Paying Agent to the Company Stockholders; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Company Stockholders.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event by no later than five (5) business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are reasonably acceptable to the Company) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement; it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, which Merger Consideration shall be paid or mailed within two (2) business days after the Paying Agent’s receipt of such documents, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, then it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by Section 2.1 and this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company, other than transfers that occurred before the Effective Time. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Laws. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability.  At any time following nine (9) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws, as general creditors thereof) for the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(e) Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates.  In the case of any Certificate claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3.  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenters Provisions”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.1(c) but rather the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to an appraisal of such holder’s Shares under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time as provided in Section 2.1(c).

(b) The Company shall give prompt notice to Merger Sub of any demands received by the Company for appraisal rights in respect of any Shares, and Merger Sub shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, other than pursuant to a court order, the Company shall not, without the prior written consent of Merger Sub, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4.  Treatment of Options, Restricted Stock and other Equity Awards.

(a) At the Effective Time, each outstanding option to purchase Shares issued by the Company under the Company Stock Plans or otherwise (each, a “Company Option”) shall become or otherwise be deemed fully vested effective immediately prior to the Effective Time. Immediately prior to the Effective Time, each Company Option which remains issued and outstanding (including those Company Options with respect to which the accelerated vesting described in the preceding sentence applies) shall be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Option by (ii) the number of Shares subject to such Option, less any amounts required to be withheld under applicable Laws (the “Option Consideration”). In the event that the product obtained by such calculation with respect to a Company Option is zero or a negative number, then such Company Option shall, immediately prior to the Effective Time, be cancelled for no consideration.

(b) At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture issued by the Company under the Company Stock Plans or otherwise, including those Shares subject to performance-based conditions (“Restricted Stock”), shall become or otherwise be deemed fully vested effective immediately prior to the Effective Time. At the Effective Time, each vested, issued and outstanding Share of Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c) hereof, less any amounts required to be withheld under applicable Laws.

(c) At the Effective Time, each right to receive Shares in the future based on the satisfaction of service or performance-based conditions or otherwise, including, but not limited to, restricted stock units and performance shares (but excluding Company Options), issued by the Company under the Company Stock Plans or otherwise (collectively, “Restricted Stock Units”) shall become or otherwise be deemed fully vested effective immediately prior to the Effective Time. Immediately prior to the Effective Time, each vested

Restricted Stock Unit (including those Restricted Stock Units with respect to which the accelerated vesting described in the preceding sentence applies) which remains issued and outstanding shall be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of Shares subject to such Restricted Stock Unit, less any amounts required to be withheld under applicable Laws (the “RSU Consideration”).

(d) Prior to the Effective time, the Company shall take all actions reasonably necessary and appropriate to reflect the transactions contemplated by this Section 2.4, including the acceleration of vesting of outstanding awards under the Company Stock Plans and the cancellation and conversion of Company Options and Restricted Stock Units, subject to and effective on and as of the Effective Time.

(e) Parent shall cause the Surviving Corporation to pay the Option Consideration as contemplated in Section 2.4(a) and the RSU Consideration as contemplated in Section 2.4(c), in each case, within five (5) business days following the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Designated SEC Reports or (ii) as set forth in the corresponding section of the Company’s disclosure schedule (and subject to Section 9.7(b)) delivered to Parent upon execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.  Organization.

(a) Each of the Company and the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where any such failure to have such power or authority would not have or be reasonably likely to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Merger Sub, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the Securities and Exchange Commission (“SEC”). The Company is in compliance in all material respects with the terms of the Company Governing Documents.

(b) Section 3.1(b) of the Company Disclosure Schedule lists, as of the date hereof, each Company Subsidiary (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Company Subsidiary is, directly or indirectly, owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary owned by the Company, to the extent applicable, have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. The Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

Section 3.2.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), (ii) 50,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which a total of 250,000 shares of Preferred Stock have been designated in a series of Series A Junior Participating Preferred Stock. As of the date hereof, no other shares of the Preferred Stock bear any designation. As of May 19, 2010, (i) 33,665,813 shares of Common Stock were issued and outstanding (of which 20,800 shares were Restricted Stock), (ii) no shares of Preferred Stock were issued and outstanding, (iii) 5,347,072 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (iv) an aggregate of 2,776,854 shares of Common Stock were subject to and reserved for issuance upon (A) exercise of outstanding Company Options or (B) lapse of restrictions on Restricted Stock Units (collectively, the “Company Stock Rights”), and (v) all 250,000 shares of Series A Junior Participating Preferred Stock have been reserved for issuance upon exercise of the Company Rights. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise or vesting of outstanding Company Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for Company Stock Rights described in this Section 3.2(a) and the Company Rights, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.

(b) As of May 19, 2010, the Company had outstanding Company Options to purchase 1,277,344 shares of Common Stock, 1,499,510 shares of Common Stock subject to Restricted Stock Units, and 20,800 shares of Restricted Stock granted under Company Stock Plans. All of Company Stock Rights and Restricted Stock have been granted to eligible employees, consultants or directors of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Stock Plans. Since May 19, 2010 to the date hereof, the Company has not granted any Company Stock Rights or shares of Restricted Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Stock Rights and shares of Restricted Stock as of May 19, 2010 and (i) the date of their grant and the portion thereof that is vested as of May 19, 2010 and if applicable, the exercise price therefor, (ii) the date upon which each Company Stock Right would normally be expected to expire absent termination of employment or other acceleration, and (iii) whether or not such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries.

(d) Except as may be incurred after the date hereof in accordance with Section 5.1, as of the date hereof, there is not any material indebtedness for borrowed money, or material guarantees of indebtedness for borrowed money of any Person, by the Company or any of the Company Subsidiaries.

Section 3.3.  Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (subject to the receipt of the Company Stockholder Approval). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this

Agreement and the consummation by it of the Transactions, except for, in the case of the Merger, the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4.  Company Approvals.  The Company Board of Directors, at a meeting duly called and held, by resolutions duly adopted, unanimously (i) determined that this Agreement, the Merger and other Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the execution of this Agreement and consummation of the Merger and the other Transactions, (iii) resolved to recommend that the Company Stockholders approve the Merger and adopt this Agreement (the actions in clause (iii), the “Company Recommendation”). No further corporate action is required, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, except for the filing of the Certificate of Merger with the Delaware Secretary of State and the Company Stockholder Approval, which is the only Company Stockholder vote that is required for adoption of this Agreement and the consummation of the Merger by the Company. As of the date hereof, the Company Board of Directors has not rescinded, modified or withdrawn such resolutions in any way.

Section 3.5.  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any Governmental Authority (except for (A) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), or state securities, takeover and “blue sky laws,” (B) compliance with applicable requirements of the Marketplace Rules of NASDAQ (the “Nasdaq Marketplace Rules”), (C) filings as may be required under the DGCL in connection with the Merger, (D) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (E) the filing with the SEC and NASDAQ of (1) a Proxy Statement in respect of the Company Stockholder Approval and (2) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger, or (F) any such filing, permit, authorization, consent or approval, the failure of which to make or obtain would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (iv) assuming compliance with the matters referred to in the foregoing clause (ii), violate any Order, writ, injunction, decree, or Laws applicable to the Company, any Company Subsidiary or any of their respective properties or assets or (v) result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of the Company Subsidiaries, except, in the case of clauses (iii), (iv), and (v), for any such modification, violation, breach, default, Lien, or other occurrence that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6.  Company SEC Documents and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required by it to be filed under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”), since

December 31, 2007. As of their respective dates, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, the Company does not have any unresolved comments from the SEC with respect to the Company SEC Documents. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents, as amended or supplemented prior to the date hereof (collectively, together with all notes and schedules thereto, the “Financial Statements”), was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited consolidated interim financial statements, to normal year-end audit adjustments and the absence of notes not required by GAAP) and applicable SEC rules and regulations, and fairly present in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited consolidated interim Financial Statements to normal year end adjustments).

(b) Without limiting the generality of Section 3.6(a), as of the date hereof, (i) Ernst & Young LLP has not resigned or been dismissed as the independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents and (iii) to the knowledge of the Company, no enforcement action has been initiated or threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c) The Company is in compliance in all material respects with all applicable Nasdaq Marketplace Rules.

Section 3.7.  Internal Controls.  The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting including that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. To the knowledge of the Company, there is no fraud, whether or not material, that involves any of the senior financial officers of the Company. Since December 31, 2009 to the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 3.8.  Absence of Certain Changes.

(a) Except (i) as expressly set forth in the Designated SEC Reports (other than any disclosures set forth in any section of a Designated SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predicative or forward-looking in nature) or (ii) in connection with the execution and delivery of this Agreement and the consummation of the Transactions, since March 31, 2010 (the “Balance Sheet Date”) to the date hereof, each of the Company and each Company Subsidiary has conducted its respective business in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2009 to the date hereof, no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date to the date hereof, no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date hereof to the Effective Time, would constitute a breach of Section 5.1.

Section 3.9.  No Undisclosed Liabilities.  Except (a) as disclosed in the Financial Statements, (b) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities and obligations other than those incurred in the ordinary course of business that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (e) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (f) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature that would be required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

Section 3.10.  Litigation.  Except for the Pending Investigations, (i) there is no Legal Proceeding pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary (or any of their respective rights or properties) or any executive officer or director (or any former executive officer or director in their capacity as such) of the Company or any Company Subsidiary (in their capacity as such), which would have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) there is no Legal Proceeding pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary (or any of their respective rights or properties) or any executive officer or director (or any former executive officer or director) of the Company or any Company Subsidiary (in their capacity as such) involving the actual or alleged violation of any Healthcare Law or Healthcare Permits that would have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, judgment, award or other finding that restricts the way in which the Company and the Company Subsidiaries conduct their business.

Section 3.11.  Employee Benefit Plans; ERISA.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, employment, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributed or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any material liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company and/or their dependents (collectively, the “Benefit Plans”). Neither the Company nor any Company Subsidiary maintains or contributed to any such Benefit Plans for any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents.

(b) All Benefit Plans that are intended to qualify under Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) (or there remains a period of time under the applicable remedial amendment period with respect to such a Benefit Plan to request such a determination), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Each Benefit Plan, the Company and the Company Subsidiaries have complied in all material respects with the applicable requirements of ERISA, the Code, applicable state or federal securities laws, and all other applicable Laws (including but not limited to any requirements with respect to reports, returns and similar documents with respect to any Benefit Plan required to be filed by the Company or any Company Subsidiary with any Governmental Authority or distributed to any Benefit Plan participant), and its terms and the terms of any applicable collective bargaining or collective labor agreements. As of the date hereof, no litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course). As of the date hereof, there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. To the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability with respect to any Benefit Plan in the event of any governmental audit or investigation. All material payments due from the Company or any Company Subsidiary with respect to the Benefit Plans have been timely made or have been properly accrued as liabilities of the Company and properly reflected in the Financial Statements of the Company in accordance with the terms of the Benefit Plan or any applicable collective bargaining agreement and applicable Laws. To the knowledge of the Company, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Benefit Plan.

(c) The Company and its ERISA Affiliates do not, and have not, within six (6) years prior to the date hereof, (i) sponsored or contributed to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j)); (ii) had an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) sponsored or contributed to a Benefit Plan that is a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)); or (iv) had any material liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate. The Company and its ERISA Affiliates do not have any liability with respect to any plan, program or arrangement that provides for post-retirement or other post-employment medical or life insurance benefits (other than health care continuation coverage as required by applicable Laws). The Company and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(d) Each Benefit Plan that is an employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time.

(e) Except as may be required by applicable Laws, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans.

(f) No Benefit Plan exists that would result in the payment to any employee, director, officer or consultant of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any such Person as a result of the execution of this Agreement or the consummation of the Merger or the other Transactions (whether alone or in connection with any other event). No payment or benefit which has been, will be or may be made by the Company or any Company Subsidiary with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(g) Correct and complete copies have been delivered or made available to Parent by the Company of (A) all Benefit Plans (including all amendments and material attachments thereto), (B) written summaries of any Benefit Plan not in writing and all related trust documents, (C) all material insurance contracts or other funding arrangements to the degree applicable, (D) the two (2) most recent annual information filings (Form 5500) (and associated annual financial reports for those Benefit Plans, where required) and the summary plan description for each Benefit Plan required to file such description, and (E) the most recent determination letter from the Internal Revenue Service (where applicable).

(h) The Company Employee Stock Purchase Plan, as amended (“ESPP”), was frozen as of December 31, 2007 and there are no options or purchase rights currently outstanding under the ESPP. In addition, following the date hereof, (i) no new options shall be issued under the ESPP, and (ii) no new option periods shall commence thereunder.

Section 3.12.  Taxes.

(a) The Company and the Company Subsidiaries have prepared and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects;

(b) the Company and each the Company Subsidiaries have duly and timely paid all material Taxes that are required to be paid by any of them (whether or not shown as due on such Tax Return), and any material liability for Taxes of the Company and the Company Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith have been provided for in the financial statements of the Company in accordance with GAAP;

(c) there are not pending, outstanding or threatened in writing, any claims, audits, examinations, investigations, actions or other proceedings in respect of Taxes of the Company or any of the Company Subsidiaries and no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to material Tax in that jurisdiction;

(d) as of the date hereof, no material deficiency with respect to Taxes has been proposed, asserted or assessed in each case, in writing, against the Company or any of the Company Subsidiaries;

(e) there is no outstanding request for extension of time for the Company or any Company Subsidiary to pay any income Taxes or any other material Taxes, or file any income Tax Returns or any other material Tax Returns, and there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any of the Company Subsidiaries on the one hand and any authority responsible for such Taxes or Tax Returns on the other;

(f) each of the Company and each of the Company Subsidiaries has timely withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in compliance in all material respects with all applicable Laws regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith;

(g) neither the Company nor any of the Company Subsidiaries has any material liability as a result of being a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes (other than an agreement or arrangement solely among members of an affiliated, consolidated or unitary group the common parent of which is the Company or which includes only the Company and/or the Company Subsidiaries);

(h) neither the Company nor any of the Company Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or which includes only the Company and/or the Company Subsidiaries), or has any liability for the Taxes of any Person (other than the Company and the Company

Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or otherwise;

(i) there are no material Liens for any Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;

(j) there has been no waiver or extension of time for any applicable statue of limitations for assessment or collection of Taxes for the Company or any of the Company Subsidiaries that is currently in force; and

(k) the Company has delivered or made available and will continue to make available to Merger Sub or Parent complete and accurate copies of all material Tax Returns relating to any Tax periods of the Company or any Company Subsidiary for the last five (5) applicable Tax periods.

Section 3.13.  Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” is any Company Agreement, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, which, as of the date hereof, (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that involves aggregate revenues or expenditures in excess of $1,000,000 per year; (iii) that involves revenues or expenditures in excess of $500,000 per year and was not entered into in the ordinary course of business; (iv) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary, or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case in any material respect; (v) that is a Clinical Contract that involves aggregate expenditures in excess of $1,000,000 per year; (vi) with any vendor that provides billing and reimbursement services valued in excess of $500,000 during any year; (vii) is with any payor from which the Company, any Company Subsidiary or any Hospice has received payments in 2009 in excess of $500,000; (viii) is with any supplier to which the Company, any Company Subsidiary or any Hospice has made payments in 2009 in excess of $1,000,000; (ix) which would prohibit or materially delay the consummation of the Merger or any of the other Transactions; (x) is with any current or former Key Personnel; (xi) is with any labor union or association representing any employee of the Company or any of the Company Subsidiaries and any collective bargaining agreement (of which there are none), (xii) that is a partnership or joint-venture agreement; (xiii) relating to the borrowing of money (including any guarantee thereto) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $500,000 or that creates a Lien on any material asset of the Company or any of the Company Subsidiaries; (xiv) for the license or sublicense (whether as a licensor or a licensee) of any Intellectual Property or other intangible asset (excluding commercial off-the-shelf or shrink wrap software than has not been modified or customized), that provides for payment or receipt of $500,000 or more per year; (xv) relating to the sale of any of the material assets or properties of the Company or any of the Company Subsidiaries other than in the ordinary course of business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties; (xvi) relating to the acquisition by the Company or any of the Company Subsidiaries of any operating business or the capital stock of any other Person; (xvii) requiring the payment to any Person of a material commission or fee, except in the ordinary course of business consistent with past practice; (xviii) that, in the case of a Company Benefit Plan, any of the benefits of which would be increased, or the vesting of the benefits of which would be accelerated, by the occurrence of any of the Transactions, or the value of any benefits which would be calculated on the basis of any of the Transactions; or (xix) that is an insurance policy providing for indemnification of any officer or director of the Company or any of the Company Subsidiaries, other than the Company Governing Documents; provided, however, that the foregoing definition of Company Material Contract shall not include any leases, subleases and other occupancy or use agreements concerning the real property leased by the Company or any of the Company Subsidiaries, including the Material Company Leases (collectively, the “Company Leases”).

(b) As of the date hereof, there is no Company Agreement (other than the Company Leases), any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions or the value of the benefits to any party of which will be calculated on the basis of any of the Transactions (except as disclosed pursuant to Section 3.11). As of the date hereof, each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, as of the date hereof, each other party thereto, as applicable, and in full force and effect, and the Company and each Company Subsidiary has performed in all respects all obligations required to be performed by it under each Company Material Contract, except any failure of performance that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and, to the Company’s knowledge, as of the date hereof, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract except for violations or defaults that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

The Company has delivered to Parent or provided or made available to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts required to be disclosed in Section 3.13 of the Company Disclosure Schedule, which are not filed as exhibits to the Company SEC Documents, and the Company Material Contracts required to be disclosed in Section 3.13 of the Company Disclosure Schedule filed as exhibits to the Company SEC Documents are true and complete copies of such contracts.

(c) As of the date hereof, none of the Company, any Company Subsidiary or any Hospice has received any written notice from any Person supplying products, materials or drugs to the Company, any Company Subsidiary or any Hospice that such Person intends to (i) cease selling such products, materials or drugs to the Company, any Company Subsidiary or any Hospice, (ii) limit or reduce such sales to the Company, any Company Subsidiary or any Hospice, or (iii) increase the prices at which such sales are made to the Company, any Company Subsidiary or any Hospice, except for any such cessation, limitation, reduction or increase that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company, any Company Subsidiary or any Hospice has received any written notice from any third-party payor that it intends to terminate, limit or reduce its business relations with the Company, any Company Subsidiary or any Hospice in the event of a sale of the Company or otherwise except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14.  Title to Properties; Encumbrances; Real Property.

(a) Except for the Company Real Property, each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, except where the absence thereof would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except for Permitted Liens, and except for the Company Real Property, all of the Company’s and each of the Company Subsidiaries’ material tangible properties and assets are free and clear of any Lien, except for Liens specifically set forth on Section 3.14(a) of the Company Disclosure Schedule and such Liens that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete list of all real property owned in fee by the Company and the Company Subsidiaries and sets forth all real property leased by the Company and/or the Company Subsidiaries as lessee as of the date hereof that are material to the Company and the Company Subsidiaries, taken as a whole (such owned and leased material real property, including all improvements thereon, referred to collectively as the “Company Real Property”), including whether any Company Real Property is currently on the market for sale. The Company has furnished or made available to Parent and Merger Sub true and correct copies of (i) the Company’s headquarters lease for premises leased in the building located at 717 N. Harwood Street, Dallas, Texas, and (ii) real property leases for sites at which the Company’s inpatient units are located (collectively, the “Material Company Leases”). The real property that is owned in fee by the Company or a Company Subsidiary and the Material Company Leases are referred to collectively as the “Material Company Real Property”.

(c) Except as would not have or be reasonably likely to have a Material Adverse Effect, all Material Company Leases are in full force and effect (except to the extent they have expired or been terminated in accordance with their terms) and are valid and binding obligations of the Company or the Company Subsidiaries and enforceable against the Company or the Company Subsidiaries in accordance with their respective terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Material Company Lease is in material breach of or in material default under any of the Material Company Leases. The Company Real Property set forth in Section 3.14(c) of the Company Disclosure Schedule comprises all of the material real property currently used in the operations of the business of the Company and the Company Subsidiaries as of the date hereof.

(d) The Company and the Company Subsidiaries have good and valid title to, or, as to Material Company Real Property designated as leased, a valid leasehold interest in, all of the Material Company Real Property except where the absence thereof would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Material Company Real Property is free and clear of any Lien, except for (i) Liens specifically set forth for such Material Company Real Property on Section 3.14(d) of the Company Disclosure Schedule and such Liens do not and would not materially interfere with the current and currently intended use of such Material Company Real Property, (ii) Permitted Liens and (iii) Liens that would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Transactions will not create any Lien on any of the Material Company Real Property.

(e) Section 3.14(e) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all leases, subleases or similar agreements under which the Company or any of the Company Subsidiaries is the landlord or the sublandlord other than leases, subleases and similar agreements that do not provide for annual rent in excess of $250,000 (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Each Real Property Sublease is valid and binding on the Company or the Company Subsidiaries party thereto.

(f) As of the date hereof, there is no material tax assessment pending or, to the knowledge of the Company, threatened with respect to any portion of the Material Company Real Property (other than assessments for taxes for the current year that are not delinquent and assessments for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person). As of the date hereof, there are no condemnation or compulsory purchase proceedings pending or, to the knowledge of the Company, threatened with respect to any portion of the Material Company Real Property that would reasonably be likely to materially impair or materially interfere with the continued use and operation of Material Company Real Property in the business of the Company and the Company Subsidiaries as currently conducted, or materially detract from the value or marketability of the Material Company Real Property for substantially similar uses and operations.

Section 3.15.  Intellectual Property.  Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and except for Permitted Liens, the Company or a Company Subsidiary owns free and clear of all Liens or has the defensible right to use, whether through ownership, licensing or otherwise, all material Intellectual Property used in the businesses of the Company or any Company Subsidiary (“Company Intellectual Property”) in each case in the same form and substantially the same manner as such Company Intellectual Property is used in connection with such businesses as conducted on the date hereof. Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, no written claim of invalidity or conflicting ownership rights has been made or, to the Company’s knowledge, threatened by a third party with respect to any Company Intellectual Property owned by the Company or a Company Subsidiary (“Company-owned Intellectual Property”) and no Company-owned Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding challenging the Company’s ownership rights in such Company-owned Intellectual Property, (b) as of the date hereof, to the knowledge of the Company, no registration for any Company-owned Intellectual Property has been cancelled, abandoned or adjudicated invalid, (c) as of the date hereof, no Person has given written notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or, in the case of Company-owned Intellectual Property, any licensee, is infringing or has infringed any third party’s domestic or foreign rights in or to any Intellectual Property, or that the Company, any Company Subsidiary or any licensee of Company-owned Intellectual Property has misappropriated or improperly used or disclosed any trade secret, confidential or proprietary information or know-how, (d) to the Company’s knowledge, none of the Company-owned Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any third party, (e) to the Company’s knowledge, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Company-owned Intellectual Property, (f) the Company and each Company Subsidiary have taken reasonable measures to safeguard the confidentiality and value of all Company-owned Intellectual Property comprising trade secrets or other confidential information, (g) no third party has any joint ownership interest in or to any Company-owned Intellectual Property and (h) the execution, delivery and performance of this Agreement and each ancillary agreement by the Company and the consummation of the Transactions will not breach, violate or conflict with any instrument or agreement concerning the Company’s or a Company Subsidiary’s use of any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in or to the Company Intellectual Property or impair the right of Parent or the Surviving Corporation to (i) use any Company Intellectual Property and (ii) make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company-owned Intellectual Property, all in the same form and manner as the Company or a Company Subsidiary has prior to the date hereof.

Section 3.16.  Labor Relations and Other Employment Matters.

(a) Since December 31, 2006, none of the employees of the Company or any of the Company Subsidiaries are represented or have been represented by any union with respect to their employment by the Company or such Company Subsidiary, and no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a demand for recognition or certification to the Company or any of the Company Subsidiaries and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority. To the knowledge of the Company, since December 31, 2006, neither the Company nor any of the Company Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to disputes with any labor organizations.

(b) Neither the Company nor any of the Company Subsidiaries is delinquent in payments of any material amount to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. As of the date hereof, no employee of the Company at the officer level of vice president or above has given written notice to the Company that any such employee intends to terminate his or her employment with the Company or any of the Company Subsidiaries.

(c) Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration, wages and hours, and occupational safety and health. To the knowledge of the Company, each individual who renders services to the Company or any of the Company Subsidiaries who is classified by the Company or such Company Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under

Benefit Plans) is properly so characterized. To the knowledge of the Company, each employee who is classified by the Company or a Company Subsidiary, as applicable, as being exempt from the minimum wage and/or overtime requirements of applicable Laws is properly so characterized.

Section 3.17.  Healthcare Permits; Participation in Governmental Programs and Private Programs.

(a) Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all Healthcare Permits applicable to the Company, each Company Subsidiary and each Hospice, which are required for the operation of the Company, each Company Subsidiary and each Hospice: (i) have been obtained, are in effect and are set forth in Section 3.17(a) of the Company Disclosure Schedule; (ii) are valid and in good standing in each jurisdiction in which such Healthcare Permits were issued or are operable; and (iii) have not been subject to revocation or forfeiture.

(b) Except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company, each Company Subsidiary, and each Hospice are in compliance with applicable standards for Healthcare Permits and (ii) none of the Company, any Company Subsidiary or any Hospice is in default or violation of any material Healthcare Permit. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Healthcare Permit, which if suspended, revoked or modified would have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As required by applicable Healthcare Laws, the Company, Company Subsidiary or Hospice have (i) verified that all employees providing clinical services have valid and current licenses, permits and credentials, (ii) conducted criminal background checks on all applicable employees and independent contractors, and (iii) screened all officers, directors, employees and independent contractors under the HHS/OIG List of Excluded Individuals/Entities.

(d) The Company Subsidiaries and Hospices, as applicable, are certified for participation in the Governmental Programs set forth in Section 3.17(e) of the Company Disclosure Schedule. No Company Subsidiary or Hospice, as applicable, has been terminated, or, to the knowledge of the Company, has been threatened with termination from, participation in Governmental Programs, nor does the Company have any reason to believe that such actions may occur.

(e) Section 3.17(e) of the Company Disclosure Schedule sets forth a correct and complete list of all Government Programs and Private Programs with which the Company, Company Subsidiaries and Hospices are contracted. No event has occurred, to the knowledge of the Company, which, with the giving of notice, the passage of time, or both, would constitute grounds to terminate, modify or not renew the participation of the Company, any Company Subsidiary or any Hospice in any Private Program, except for such termination, modification or non-renewal as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18.  Healthcare Laws.

(a) Except for such noncompliance as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, Company Subsidiaries and Hospices are in compliance with all applicable Healthcare Laws. The Company maintains a compliance program in all material respects in accordance with the criteria established by the Office of Inspector General of the Department of Health and Human Services. A copy of the Company’s compliance program has been made available to Parent for review and examination.

(b) None of the Company, any Company Subsidiary nor any Hospice, to the knowledge of the Company, has engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

(c) The Company, each Company Subsidiary and each Hospice has timely filed all cost reports required to be filed on or prior to the date hereof in accordance with the Government Programs and Private Programs, all fiscal intermediaries, and other insurance carriers. All cost reports submitted by the Company, Company Subsidiaries and Hospices to Government Programs and Private Programs have been complete and accurate in all material respects when filed and have been prepared in material compliance with Healthcare Laws. Each of the Company Subsidiaries and Hospices has paid or caused to be paid all known and undisputed refunds, overpayments or adjustments, including but not limited to any Hospice Medicare cap liability, which have become due, except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments or adjustments which have become due to any Private Programs for any undisputed refund, overpayment or adjustment, except where such failure would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company, Company Subsidiaries or Hospices has reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Authority or Private Program. As of the date hereof, none of the Company, Company Subsidiaries or Hospices has received any notice of denial of material payment, recoupment, or overpayment from any Governmental Program or Private Program.

(d) As of the date hereof, no officer, director, current employee or former employee (either before or during the course of such former employee’s employment) of the Company, any Company Subsidiary or any Hospice, or any third party vendor or independent contractor who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program, to the knowledge of the Company, is excluded, suspended or debarred from participation, or is otherwise ineligible to participate in any Government Program or any other Governmental Program, or has been convicted of or charged with any violation of Laws related to Medicare, Medicaid, or any other Government Program that is reasonably likely to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

Section 3.19.  Corporate Integrity Agreement and Pending Investigations.

(a) The Company, each Company Subsidiary and each Hospice are and have been in compliance in all material respects with the Corporate Integrity Agreement and the Settlement Agreement. The Company has performed all material actions and timely submitted all reports required under the Corporate Integrity Agreement, all of which were, at the time of submittal, true and complete in all material respects and were accepted by the HHS Office of Inspector General.

(b) Except for routine state licensure and Governmental Program participation and certification surveys, and except as identified elsewhere in this Section 3.19, and except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any Hospice currently is subject to or has received written notice of any program integrity review or any other investigation conducted by any Governmental Authority in connection with any Governmental Programs.

Section 3.20.  HIPAA and HITECH Act Compliance.

(a) The Company, each Company Subsidiary and each Hospice are in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws, in effect as of the date hereof. The Company, each Company Subsidiary and each Hospice have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act as in effect as of the date hereof except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any Company Subsidiary nor any Hospice has received any written communication from any Governmental Authority that alleges that the Company, any Company Subsidiary or any Hospice is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.

(c) As of the date hereof, to the knowledge of the Company, (i) except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Breach has occurred with respect to any unsecured Protected Health Information maintained by or for the Company, Company Subsidiaries or Hospices that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and (ii) no information security or privacy breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 3.20, “Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. § 164. 402, and “Protected Health Information” means individually identifiable health information defined as “protected health information” under 45 C.F.R. § 160.103.

Section 3.21.  Information in the Proxy Statement.  The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed or otherwise provided to the Company Stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.22.  Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”), to the effect that, as of the date of the opinion and subject to the factors and assumptions set forth in such opinion, the $27.00 per Share to be paid to the holders of the Shares (other than Parent and its affiliates) pursuant to this Agreement is fair from a financial point of view to such holders, and such opinion has not been modified or withdrawn as of the date hereof.

Section 3.23.  Insurance.  The Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as the Company reasonably believes are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. As of the date hereof, to the knowledge of the Company, all material insurance policies of the Company are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.24.  Environmental Laws and Regulations.  Except as set forth expressly in the Company SEC Documents (excluding any disclosures set forth in any section of a Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predicative or forward-looking in nature), to the Company’s knowledge, except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have not generated, used, treated or stored on, transported to or from or Released or disposed of Hazardous Materials on any Company Property in any manner that could reasonably be expected to give rise to a remedial obligation or corrective action required under Environmental Laws, (ii) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (iii) there are no past, pending or threatened Environmental Claims against the Company or any of the Company Subsidiaries, and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries.

Section 3.25.  Brokers; Expenses.

(a) No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

(b) True and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including any fee arrangements, have been previously provided to Parent.

Section 3.26.  Rights Agreement.  The Company has taken all actions necessary to (a) provide that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an “Acquiring Person” (as defined in the Rights Agreement) pursuant to the Rights Agreement, (ii) neither a “Distribution Date” nor a “Shares Acquisition Date” (as such terms are defined in the Rights Agreement) shall be deemed to occur and (iii) the rights to purchase Series A Junior Participating Preferred Stock of the Company issued under the Rights Agreement (the “Company Rights”) do not become exercisable, in the case of clauses (i), (ii) and (iii), in connection with this Agreement and the Transactions, and (b) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.27.  Takeover Statutes.  Assuming the accuracy of the representations in Section 4.12, the Company has taken all such actions as are necessary such that the restrictions on “business combinations” between the Company and an “interested stockholder” (as such terms are defined in Section 203 of the DGCL (“Section 203”)) set forth in Section 203 do not apply to this Agreement, the Merger or the other Transactions. No other “fair price,” “business combination” or “control share acquisition” state takeover statute or other similar statute or regulation applies to this Agreement, the Merger or the other Transactions.

Section 3.28.  Voting Requirements.  The affirmative vote of holders of a majority of the issued and outstanding Shares at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

Section 3.29.  Interested Party Transactions.  Since the Balance Sheet Date to the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K, except as disclosed in the Company SEC Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section of Parent’s and Merger Sub’s disclosure schedule (and subject to Section 9.7(b)) delivered to the Company upon execution of this Agreement (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1.  Organization.  Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions. The certificate of incorporation, bylaws or equivalent organizational or governing documents of each of Parent and Merger Sub, as previously provided to the Company or filed with the SEC, are in full force and effect and have not been amended or modified. Neither Parent nor Merger Sub is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational or governing documents.

Section 4.2.  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and will be adopted by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3.  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require any filing by Parent or Merger Sub with, or the permit, authorization, consent or approval of, any Governmental Authority (except for (A) compliance with any applicable requirements of the Exchange Act or state securities, takeover and “blue sky laws,” (B) compliance with any applicable Nasdaq Marketplace Rules, (C) any filings as may be required under the DGCL in connection with the Merger, (D) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or (E) the filing with the SEC of the Proxy Statement or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets, except in the case of clauses (ii) or (iii), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4.  Litigation.  There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent, Merger Sub or any of their respective Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent, Merger Sub or any of their respective Subsidiaries, and none of Parent or any of their respective Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5.  Information in the Proxy Statement.  The information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to the Company Stockholders or at the time of any meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6.  Financing.  Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of May 23, 2010 among Parent, Merger Sub, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank PLC, General Electric Capital Corporation, GE Capital Markets, Inc., SunTrust Bank and Sun Trust Robinson Humphrey, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof and excerpts of those portions of the fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other substantive provisions (excluding only those provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (together, the “Commitment Letter”), pursuant to which, subject to the terms and conditions thereof, the Financing Sources have severally agreed to lend the respective amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. Parent has fully paid any and all commitment fees or other fees required by such Commitment Letter to be paid by the date hereof. The Commitment Letter (i) has not been amended, restated or otherwise modified or waived prior to the date hereof, (ii) is valid and in full force and effect, subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and provided that the remedy of specific performance and injunctive and other forms of equitable relief may be limited by equitable defenses and the discretion of the court before which any proceeding therefor may be brought, (iii) does not contain any material misstatement by Parent or Merger Sub, and (iv) the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Company’s representations and warranties in Section 3.2(a) and Section 3.2(b) and assuming compliance by the Company with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Merger Sub including cash on hand and marketable securities of Parent and Merger Sub on the Closing Date, will, in the aggregate, be sufficient for the payment of the Required Amounts, including any amounts required to be paid by Merger Sub pursuant to Article I and Article II and also Parent’s and Merger Sub’s fees and expenses incurred in connection with the Transactions. As of the date hereof, to Parent’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Commitment Letter. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub on the Closing Date.

Section 4.7.  Capitalization and Operation of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 4.8.  No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 4.9.  Solvency; Surviving Corporation.  Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger and the other Transactions, at and immediately after the Effective Time, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they become absolute and matured), (ii) will have adequate capital and liquidity with which to engage in its business, and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.10.  Parent SEC Documents; and Financial Statements.

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required by it to be filed under the Exchange Act or the Securities Act (such documents and any other documents filed by Parent and each Parent Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”) since December 31, 2007. As of their respective dates, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Parent Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, Parent does not have any unresolved comments from the SEC with respect to the Parent SEC Documents. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents, as amended or supplemented prior to the date hereof (collectively, together with all notes and schedules thereto, the “Parent Financial Statements”), was prepared in accordance GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited consolidated interim financial statements, to normal year-end audit adjustments and the absence of notes not required by GAAP) and applicable SEC rules and regulations, and fairly present in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited (consolidated) interim Financial Statements to normal year end adjustments).

(b) Without limiting the generality of Section 4.10(a), as of the date hereof, (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as the independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents and (iii) to the knowledge of Parent, no enforcement action has been initiated or threatened Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(c) Parent is in compliance in all material respects with all applicable provisions of the listing and corporate governance requirements of the Nasdaq Marketplace Rules.

Section 4.11.  Certain Arrangements.  As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Company Board of Directors, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Company after the Effective Time.

Section 4.12.  Ownership of Shares.  As of the date hereof, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” “owns” (as such terms are defined in Section 203) any Shares. Each of Parent and Merger Sub is not, and at no time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.  Interim Operations of the Company; Interim Operations of the Parent and Merger Sub.  Except as (a) expressly set forth in Section 5.1 of the Company Disclosure Schedule, (b) required by applicable Laws, (c) expressly required pursuant to this Agreement or (d) as agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Section 8.1 and (B) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, consistent with past practice, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, consistent with past practice, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business as currently conducted, (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors, referral sources and others having material business relationships with the Company and the Company Subsidiaries, consistent with past practice, and (vi) use commercially reasonable efforts to comply in all material respects with applicable Laws, consistent with past practice and policies. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement or as agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Section 8.1 hereof and (y) the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary or Hospice to, directly or indirectly:

(a) amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock, except that a wholly-owned Company Subsidiary may declare, set aside and pay dividends or distribution to the Company or another wholly-owned Company Subsidiary;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except for acquisitions of Equity Interests in accordance with the Company Stock Plans and the agreements underlying awards of Equity Interests pursuant to such Company Stock Plans;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Stock Rights, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of shares of Common Stock pursuant to the exercise or settlement of stock options, warrants or other rights therefor outstanding as of the date hereof and (ii) the issuance or grant of Company Stock Rights or Restricted Stock under the Company Stock Plans to employees of the Company who are employed as of the date hereof or hired after the date of the date hereof in the ordinary course of business consistent with past practice and with a per share exercise price (if applicable) of no less than the then-current market price of a share of Common Stock and otherwise on terms and conditions that are consistent with the Company’s past practice in respect of the issuance and grant thereof;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions, except in the ordinary course of business consistent with past practice, (i) any assets or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), in the case of the foregoing clauses (i) and (ii), for cash consideration in excess of $5,000,000 in the aggregate, except, in the case of either clause (i) or (ii), to the extent (A) otherwise obligated pursuant to any agreement as of the date hereof, a copy of which has previously been made available to Parent, or (B) solely among or between the Company and wholly-owned Company Subsidiaries;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) dispositions of equipment and property no longer used in the operation of the business, (iii) dispositions of assets related to discontinued operations as reflected in Company SEC Documents filed prior to the date hereof and (iv) assets with a fair market value of less than $10 million in the aggregate;

(h) (i) (A) incur or assume any long-term or short-term indebtedness except (1) for borrowings under the Company’s current credit facilities in the ordinary course of business consistent with past practice, (2) for the acquisition or assumption of indebtedness in connection with acquisitions permitted pursuant to Section 5.1(f), or (3) that the Company and the Company Subsidiaries may take any of the foregoing actions in respect of indebtedness owing by any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, or (B) make any material modification or amendment to the terms thereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or a Company Subsidiary), or (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions to, or investments in, (a) wholly owned Company Subsidiaries, (b) loans, advances, capital contributions or investments not in excess of $2,500,000, and (c) expense advances to employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice;

(i) except to the extent required under any Benefit Plan or as required by applicable Laws, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for increases made in the ordinary course of business), (ii) grant any severance or termination pay not provided for under any Benefit Plan, or (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for at will offers of employment in the ordinary course of business, or establish, adopt, enter into or amend in any material respect or terminate any Benefit Plan;

(j) hire or terminate (other than for cause) any employee who is, or would upon hire, be classified as a member of Key Personnel without consulting with Parent prior to such hire or termination (it being understood that consent of Parent is not required for such hire or termination);

(k) except as publicly announced prior to the date hereof, effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act without complying with the notice requirements and all other provisions of such act;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $5,000,000, in the aggregate, except those contemplated in the current capital expenditures budgets for the Company and the Company Subsidiaries;

(m) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company, any Company Subsidiary or any of their present or future affiliates or any successor thereto from engaging or competing in any line of business or in any location;

(n) enter into, amend, modify or terminate any Company Material Contract or Material Company Lease or otherwise waive, release or assign any material rights, claims or benefits thereunder; provided, however, that nothing herein will prevent the Company from entering into, amending, modifying or terminating contracts in the ordinary course of business consistent with past practice;

(o) settle, pay, discharge or propose to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations (i) expressly disclosed or reserved against in the most recent Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) that involve only the payment of monetary damages not in excess of $10 million in the aggregate (it being agreed that the amounts paid in respect of any settlement, payment or discharge effected pursuant to clause (i) shall not be applied toward the monetary threshold set forth in clause (ii)) or the imposition of nonmaterial equitable relief on the business and operations of the Company or any of its Subsidiaries, or (iii) that are immaterial to the Company and the Company Subsidiaries, taken as a whole, and in respect of which no liability or reserve in respect thereof has been reflected or accrued on the most recent Financial Statements;

(p) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(q) revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(r) other than as required by applicable Laws, make or change any material Tax election or change an annual accounting period, file any amendment to a material Tax Return, enter into any closing agreement, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax Claim;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger); or

(t) agree, authorize or commit to do any of the foregoing.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and the Company Subsidiaries’ business operations.

Each of Parent and Merger Sub agrees that, between the date hereof and the Effective Time, it shall not, directly or indirectly, take any action that would have, or would reasonably be expected to result in, individually or in the aggregate, any event, change, effect or occurrence that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

Section 5.2.  Solicitation; Unsolicited Proposals.

(a) Notwithstanding any provision in this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. Central Time, on the date that is thirty (30) days after the date hereof (the “Go-Shop Period Termination Date”), the Company and its Representatives shall have the right, under the direction of the Company Board of Directors or any committee thereof, to directly or indirectly: (i) initiate, solicit and encourage the submission of Acquisition Proposals from one or more Persons, including by way of contacting third parties or public disclosure, and providing access to non-public information pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement with any such Person; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its Representatives given such access that was not previously provided to Parent; and (ii) enter into, participate in and maintain discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, an Acquisition Proposal.

(b) Subject to Section 5.2(c), Section 5.3(b) and Section 5.3(c) and except as permitted by this Section 5.2, from and after the Go-Shop Period Termination Date until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.1,

(i) the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any Company Subsidiary’s Representatives to, and the Company shall not publicly propose to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage (provided that supplying non-public information in the ordinary course of business shall not be prohibited) any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Person (or “group” (as defined in Section 13(d) of the Exchange Act) of Persons), other than Parent and its Subsidiaries and Representatives (any such Person and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”), regarding, or furnish to any Third Party information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal, or (C) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, and the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its

Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement;

provided, however, that notwithstanding anything to the contrary herein, following the Go-Shop Period Termination Date until the earlier to occur of the Company Stockholder Approval or the termination of this Agreement pursuant to Section 8.1, the Company and its Representatives may continue to engage in the activities described in Section 5.2(a) and not request the return or destruction of non-public information from any Excluded Party.

(c) Notwithstanding anything to the contrary contained herein, if at any time from and after the Go-Shop Period Termination Date and prior to the Company Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a Third Party made after the Go-Shop Period Termination Date, (ii) such Acquisition Proposal did not result from a material breach of Section 5.2, (iii) the Company Board of Directors or any committee thereof determines in good faith, after consultation with the Company Financial Advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes, or would be reasonably likely to lead to, a Superior Proposal, and (iv) the Company Board of Directors or any committee thereof determines in good faith, after consultation with the Company Financial Advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel, that the failure to take the actions referred to in the following clause (A) or (B) would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Laws, then the Company may (A) furnish information and data with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided that the Company (x) will not, and will not allow the Company Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any material non-public information concerning the Company or the Company Subsidiaries provided to such Third Party and which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, (1) the Company shall be permitted to take the actions described in the foregoing clauses (A) and (B) with respect to any Excluded Party, and (2) the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal or (y) direct any Persons to this Agreement.

(d) From and after the execution of this Agreement by all parties hereto, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify and advise Parent of any Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and (ii) the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price, structure or form of consideration), including by providing a copy of material documentation or correspondence relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the exchange thereof.

(e) Subject to the last sentence of this Section 5.2(d), (i) the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party and (ii) the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by Law each such agreement at the request of Parent. Notwithstanding anything to the contrary contained in this Section 5.2 or Section 5.3, nothing in this Agreement shall prohibit the Company from rendering inapplicable, exempting or taking any action to render inapplicable or exempt any Third Party from any standstill agreement or similar arrangement to permit such Third Party to make an Acquisition Proposal.

(f) Each of Parent and Merger Sub agrees that neither it nor any of their respective Subsidiaries or other affiliates shall, and that each shall use its reasonable best efforts to cause its and their respective Representatives not to, intentionally enter into, or seek to enter into any agreement, arrangement or understanding with a potential bidding Third Party (or any financing sources or Representatives of such Third Party) that has the purpose or effect of interfering with the Company’s ability to seek and obtain a Superior Proposal from such Third Party (including interfering with the ability of the Company to hold discussions and negotiations with such Third Party in connection therewith) in accordance with the rights of the Company under this Agreement; provided, however, that this Section 5.2(f) shall not prevent Parent and Merger Sub from exercising their rights under this Agreement.

Section 5.3.  Board Recommendation.

(a) Subject to Section 5.3(b) and Section 5.3(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to the Transactions, Parent or Merger Sub, or publicly propose to withdraw, qualify, modify, change or amend in any manner adverse to the Transactions, Parent or Merger Sub, the Company Recommendation, (ii) adopt or recommend an Acquisition Proposal (it being understood that taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) under the Exchange Act or a similar “stop, look and listen” communication) with respect to any Acquisition Proposal shall be considered a violation of this clause (ii)), (iii) fail to make or reaffirm the Company Recommendation, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Company Subsidiary to execute or enter into any agreement (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2)), arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v) being referred to as a “Company Change in Recommendation”).

(b) Notwithstanding anything in this Agreement to the contrary, including the foregoing Section 5.3(a), at any time prior to the Company Stockholder Approval (and subject to compliance with Section 6.9), the Company Board of Directors or any committee thereof may, if the Company Board of Directors or any committee thereof determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel), that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Laws, (i) make a Company Change in Recommendation in response to either (x) a Superior Proposal received after the date hereof and that does not result from a material breach of Section 5.2 or (y) any fact, event, change, development or circumstances not known by the Company Board of Directors as of the date hereof and not relating to any Acquisition Proposal (such fact, event, change, development or circumstance, an “Intervening Event”) or (ii) cause the Company to terminate this Agreement pursuant to Section 8.1(d) in response to a Superior Proposal received after the date hereof; provided, however, that, in the case of a Superior Proposal, (A) no Company Change in Recommendation pursuant to this Section 5.3(b) may be made and (B) no termination of this Agreement pursuant to Section 8.1(d) may be made, in either case (1) until after the fifth (5th) business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board of Directors or any committee thereof intends to make a Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(d) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and an additional three (3) business day period and compliance with this Section 5.3(b) with respect to such new notice), (2) unless during such five (5) business day period (or any additional three

(3) business day period), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board of Directors or any committee thereof to proceed with making the Company Recommendation and not make such a Company Change in Recommendation or terminate this Agreement, and (3) unless, prior to the expiration of such five (5) business day period (or any additional three (3) business day period), Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board of Directors or any committee thereof determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel) to be at least as favorable as the Superior Proposal; provided further, however, that, in the case of an Intervening Event, no Company Change in Recommendation pursuant to this Section 5.3(b) may be made (A) until after the fifth (5th) business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board of Directors or any committee thereof intends to take such action and specifying the facts underlying the Company Board of Directors’ (or any committee thereof) determination that an Intervening Event has occurred, and the reason for the Company Change in Recommendation, in reasonable detail, (B) unless during such five (5) business period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement in such a manner that obviates the need for a Company Change in Recommendation, and (C) unless, by the expiration of such five (5) business day period, the Company Board of Directors or any committee thereof determines in good faith, taking into consideration any amendments to this Agreement proposed by Parent (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel), that the failure to effect a Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Laws.

(c) Nothing contained in Section 5.2 or this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board of Directors or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company Stockholders under applicable Laws or any disclosure requirements under applicable Laws; provided, however, that any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act or similar communication to the Company Stockholders, shall not constitute a Company Change in Recommendation or an approval or recommendation with respect to any Acquisition Proposal.

Section 5.4.  Notification.  The Company agrees that it will promptly inform its and the Company Subsidiaries’ respective Representatives of the obligations undertaken in this Article V.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.  Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file a proxy statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) seeking stockholder approval of the Merger and adoption of this Agreement; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Subject to Section 5.3, the Company shall include in the Proxy Statement the Company Recommendation. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent and Merger Sub as is required to be included in the Proxy Statement.

(b) The Company shall provide Parent and Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its Representatives may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 6.1(c)(ii), mailed to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

(c) As promptly as reasonably practicable after the date of this Agreement, the Company will:

(i) in accordance with applicable Laws and the Company Governing Documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company Stockholders (including any adjournments and postponements thereof, the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Merger Sub);

(ii) cause the definitive Proxy Statement to be mailed to the Company Stockholders; and

(iii) use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement.

Section 6.2.  Additional Agreements.  Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions or to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to achieve the satisfaction of the conditions set forth in Article VII, and to consummate and make effective the Merger and the other Transactions as promptly as practicable. The Company, Parent and Merger Sub shall use their reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use their reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided, that nothing contained in this Section 6.2 shall require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all such necessary actions. This Section 6.2 shall not be applicable to the matters addressed by Section 6.5.

Section 6.3.  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 6.4.  Access; Confidentiality.

(a) Subject to compliance with applicable Laws, from the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior written notice, give Parent and Merger Sub, their officers and a reasonable number of their employees and their authorized representatives, reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ officers, properties, offices, and other facilities and to the Company’s and the Company Subsidiaries’ books and records, and (ii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company and the Company Subsidiaries as Parent and Merger Sub may from time to time reasonably request. Notwithstanding the foregoing, (x) the Company shall not be required to afford such access if it would cause a violation of any agreement to which the Company or the Company Subsidiaries is a party, would cause a loss of attorney/client privilege or trade secret protection to the Company or the Company Subsidiaries or would constitute a violation of any applicable Laws and (y) any such investigation or consultation shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers of their normal duties.

(b) Subject to prior consultation with the Company and applicable antitrust Law, the Company shall provide Parent and its Representatives reasonable access during normal business hours upon prior notice, throughout the period prior to the earlier of the valid termination of this Agreement in accordance with Section 8.1 and the Effective Time, to the executive officers of the Company and its Subsidiaries and to information reasonably required for the purpose of transition planning and to enable Parent to make presentations to, and discuss with, certain employees of the Company and its Subsidiaries, as reasonably determined and agreed to by the Company and Parent, Parent’s plans and strategies for post-Closing operations subject to necessary antitrust safeguards. The Company shall have the right to have a representative present at all meetings between Parent and its Representatives and any employees of the Company and its Subsidiaries. Any such meetings will be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise interfere, other than in any immaterial respect, with the prompt and timely discharge by such employees of the Company and its Subsidiaries of their normal duties.

(c) The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to Section 6.4(a).

(d) In the event of the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall, and shall use their reasonable best efforts to cause their respective Representatives to, in accordance with the Confidentiality Agreement, return promptly every document furnished to them by the Company or any Representative of the Company in connection with the Merger and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof.

Section 6.5.  Consents and Approvals.

(a) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (ii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iii) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Transactions and (iv) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates and Representatives to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, reasonable best efforts to obtain any third party consents, (i) necessary to consummate the Transactions or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and reasonably cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Agreements in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither Parent nor Merger Sub shall be required to, and neither the Company nor any Company Subsidiary shall be required to, prior to the Effective Time, make or commit to make any material payment to any third party or agree to any material amendment, waiver or modification to any Company Agreement or any limitation on the conduct of its business, in order to obtain any such consent, approval or waiver unless Parent shall agree to reimburse the Company for such payment, and any such amendment, waiver or modification will not be effective if the Effective Time does not occur.

(c) From the date hereof until the Effective Time, each of Parent, Merger Sub and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent, Merger Sub or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Merger Sub or any affiliate of Merger Sub to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by or before a Governmental Authority challenging the Transactions as violating any applicable Laws, each of the Company, Parent and Merger Sub shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company, Parent and Merger Sub may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of, or impose a materially adverse condition upon, the Transactions.

(e) If necessary to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, under the HSR Act, each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to resolve such objections as may be asserted by any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent and the Merger Sub, on the one hand, or the Company, on the other hand, to consummate the Transactions, in no event shall Parent, Merger Sub or the Company or any of their respective Subsidiaries or affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that may have a materially detrimental effect or impact on the current or future business models, plans or structures of Parent, Merger Sub or the Company or any of their respective Subsidiaries, or which would be prohibited by the Financing, provided that Parent uses its reasonable best efforts to obtain the consent of the Financing Sources thereto.

Section 6.6.  Publicity.  Except with respect to any Company Change in Recommendation or any other action taken by the Company or the Company Board of Directors (or duly constituted committee of the Board of Directors) pursuant to, and in accordance with Section 5.2 and Section 5.3, so long as this Agreement is in effect, Company, Parent and their respective controlled affiliates shall consult with each other and, to the extent practicable, provide each other reasonable opportunity to review and comment on any press release or other public announcement with respect to the Merger or this Agreement prior to issuance of such press release or public announcement, and shall not issue or publish any such press release or other public announcement prior to such consultation, except as may be required by applicable Laws or by any listing agreement with or the listing rules of a national securities exchange or trading market, in which case reasonable best efforts to consult with the other parties hereto shall be made prior to an such issuance or publication.

Section 6.7.  Directors’ and Officers’ Insurance and Indemnification.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurred, the Company (and following the Effective Time, the Surviving Corporation) shall indemnify and hold harmless each Covered Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to (i) the fact that a Covered Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Laws. In the event of any such Action, (A) each Covered Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Covered Person of a request therefor; provided, however, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Governing Documents, to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the Surviving Corporation as authorized by the DGCL, (B) without limiting the foregoing, each Covered Person may retain the Company’s regularly engaged independent legal counsel (provided that such engagement would not create a conflict of interest under applicable rules of ethics) or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Covered Person as promptly as statements therefor are received, (C) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Covered Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Covered Person from all liability arising out of such action, suit, proceeding, investigation or claim or such Covered Person otherwise consents, and (D) Parent and the Surviving Corporation shall use their reasonable best efforts to assist in the vigorous defense of any such matter. With respect to any determination of whether a Covered Person is entitled to indemnification by the Company (and following the Effective Time, the Surviving Corporation) under this Section 6.7, the Covered Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Covered Person and approved by the Company or the Surviving Corporation, as applicable, (which approval shall not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for the Company or the Surviving Corporation within the last three (3) years. For purposes of this Agreement, each individual who is entitled to indemnification pursuant to the Company Governing Documents, the DGCL or the indemnification agreements listed in Section 6.7(a) of the Company Disclosure Schedule at or at any time prior to the Effective Time shall be deemed to be a “Covered Person.”

(b) For a period of six (6) years after the Effective Time, the respective certificates of incorporation and bylaws or similar organizational or governing documents of the Surviving Corporation and the Company Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the certificates of incorporation, bylaws, or similar organizational and governing documents of the Company Subsidiaries. From and after the Effective Time, Parent shall cause the Surviving Corporation and the Company Subsidiaries to honor, in accordance with their respective terms, the covenants contained in this Section 6.7.

(c) The Parent shall, or shall cause the Surviving Corporation to, maintain and extend all existing officers’ and directors’ liability insurance of the Company (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of the Merger and the adoption of this Agreement; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance (so long as such policies are provided by the Company’s current insurance carrier or by a carrier with a rating no lower than A.M. Best rating of A); provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, the Parent shall, or shall cause the Surviving Corporation to, obtain and maintain substantially similar D&O Insurance (with such replacement policies to be provided by the Company’s current insurance carrier or by a carrier with a rating no lower than A.M. Best rating of A); provided further, however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.7(c) in excess of 300% of the aggregate premiums paid by the Company in 2009 for such purpose (the “Base Premium”), the true and correct amount of which is set forth in Section 6.7(c) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.7(c) for such aggregate premium, Parent shall, or shall cause the Surviving Corporation to, obtain as much insurance as can be obtained for aggregate premiums not in excess of 300% of the Base Premium. At the Company’s option, it may elect to obtain prepaid “tail” or “runoff” policies prior to the Effective Time covering a period of six (6) years from and after the Effective Time with respect to acts and omissions occurring on or prior to the Effective Time; provided that the premium therefor does not exceed 300% of the Base Premium. In the event the Company purchases a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such tail or runoff policy in full force and effect in lieu of all other obligations of Parent and the Surviving Corporation in the first sentence of this Section 6.7(c) for so long as any such tail or runoff policy remains in full force and effect.

(d) The rights of each Covered Person hereunder shall be in addition to, and not in limitation of, any other rights such Covered Person may have under the certificates of incorporation or bylaws or other organization or governing documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Subsequent amendment of the certificates of incorporation, bylaws or other organizational or governing documents of the Company or any of its Subsidiaries or of the Surviving Corporation shall not diminish or impair the rights of any Covered Person.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

(f) The provisions of this Section 6.7 shall survive the consummation of the Merger. The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.7, and this Section 6.7 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.8.  State Takeover Laws.  If any “control share acquisition,” “fair price” or other anti-takeover Laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company, Parent, Merger Sub, and the members of their respective boards of directors shall take all action reasonably necessary and appropriate to render such statute inapplicable to the foregoing.

Section 6.9.  Fees and Expenses.

(a) Except as otherwise provided in this Section 6.9, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(c);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(d); or

(iii) (A) after the date of this Agreement and prior to the Company Stockholder Approval, an Acquisition Proposal shall have been (1) communicated directly to the Company Stockholders generally, (2) communicated to senior management of the Company or the Company Board of Directors and senior management or the Company Board of Directors shall have failed to keep such Acquisition Proposal confidential (including the fact that such Acquisition Proposal was made, the terms thereof and the identity of the Third Party making such Acquisition Proposal), or (3) otherwise publicly disclosed, (B) thereafter, this Agreement is terminated by Parent pursuant to Section 8.1(b)(ii) or by Parent or the Company pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), and (C) within 180 days after the date of any such termination, the Company enters into a definitive agreement relating to a transaction contemplated by any Acquisition Proposal or any transaction contemplated by any Acquisition Proposal is consummated (provided, that for purposes of this Section 6.9(b)(iii), the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (i) in the case of the foregoing Section 6.9(b)(i), within four (4) business days after such termination, (ii) in the case of the foregoing Section 6.9(b)(ii), concurrently with, and as a condition precedent to, the termination of this Agreement pursuant to Section 8.1(d), and (iii) in the case of the foregoing Section 6.9(b)(iii), within two (2) business days after the earlier of (x) execution of such definitive agreement and (y) consummation of any such Acquisition Proposal described in Section 6.9(b)(iii)(C); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) in order to enter into (I) prior to the Go-Shop Period Termination Date, a definitive agreement with respect to an Acquisition Proposal or (II) prior to the Effective Time, a definitive agreement with respect to an Acquisition Proposal with an Excluded Party, in either case, the Company Termination Fee shall mean a cash amount equal to $24,100,000 (the “Go-Shop Company Termination Fee”). In the event that Parent shall receive full payment pursuant to this Section 6.9(b), subject to the proviso at the end of Section 8.2, the receipt of the Company Termination Fee or the Go-Shop Company Termination Fee, as applicable, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(c) For the avoidance of doubt, any payment made by the Company under this Section 6.9 shall be payable only once with respect to this Section 6.9 and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 6.10.  Section 16 of the Exchange Act.  Prior to the Effective Time, the Company Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock, Company Stock Rights (or Common Stock issued upon exercise or vesting of the same), or Restricted Stock shall be an exempt transaction for purposes of Section 16.

Section 6.11.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Transactions.

Section 6.12.  Financing.

(a) Each of Parent and Merger Sub shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including to (A) maintain in effect the Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing, (C) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (including any “flex” provisions), (D) consummate the Financing at or prior to the Closing Date, and (E) enforce their rights under the Commitment Letter in the event of a breach by the Financing Sources of their obligations under the Commitment Letter. In the event that all the conditions to the Financing have been satisfied or waived, each of Parent and Merger Sub shall cause the Financing Sources to fund the Financing required to consummate the Transactions at the Closing Date. Parent and Merger Sub shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter or the fee letter referred to in the Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned).

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason and such portion is reasonably required to fund the Required Amounts, each of Parent and Merger Sub shall arrange to obtain, as promptly as practicable following the occurrence of such event but by no later than seven (7) business days prior to the Outside Date, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to pay the Required Amounts. In the event that Alternative Financing shall be obtained pursuant to this Section 6.12(b), each of Parent and Merger Sub shall comply with its covenants in Section 6.12(a) with respect to such Alternative Financing.

(c) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) providing information relating to the Company and its Subsidiaries to Parent and the Financing Sources to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent, the Company and their respective Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing by the Financing Sources, to the extent reasonably requested by Parent to assist Parent in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter (as adjusted by the agreed marketing terms, if any) or the definitive financing agreements, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case as are reasonably necessary for the completion of the Financing by the Financing Sources, (iii) assisting in Parent’s preparation of documents and materials, including (A) any customary offering documents and bank information memoranda (including public and private versions thereof) for the Financing, and (B) materials for rating agency presentations, in each case as are reasonably necessary for the completion of the Financing by the Financing Sources, (iv) cooperating with Parent’s marketing efforts for the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries as reasonably determined by the Company), (v) provide reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency of the Company and the Company Subsidiaries immediately before giving effect to the Merger in substantially the same form as attached to the Commitment Letter), other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) provide reasonable assistance in connection with Parent’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter or the definitive financing agreements, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions, (ix) using its reasonable best efforts to permit any cash and cash equivalents of the Company and its Subsidiaries to be made available to Parent and/or Merger Sub at the Effective Time, (x) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective Financing Sources and containing, if true, a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Sources benefit materially from the existing lending and banking relationships of the Company and its Subsidiaries and that the Financing Sources have the benefit of “clear market” provisions in the Commitment Letter relating to the Company and its Subsidiaries, and (xii) cooperating reasonably with Parent’s Financing Sources’ due diligence and with their efforts to obtain guarantees from the Company and its Subsidiaries and obtain and perfect security interests in the assets of the Company and its Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing, but the execution of any guarantees or security arrangements not taking effect until the Effective Time, in each case, to the extent customary and reasonable; provided that in no event shall the Company or any of its Subsidiaries be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any Company Material Contract or Material Company Lease prior to the consummation of the Merger; and provided, further, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee relating to the Financing or (B) prior to the Effective Time have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or Alternative Financing that Parent may raise in connection with the Transactions), other than this Agreement; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information in accordance with the Commitment Letter, and (II) the Company shall be permitted a reasonable period to comment on those portions of the confidential information memoranda circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent acknowledges and agrees that the Company and the Company Subsidiaries shall not incur any liability to any Person prior to the Effective Time in connection with any Financing (or Alternative Financing). The effectiveness of any documentation executed by the Company or any Company Subsidiary shall in all cases be subject to the occurrence of the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.12(c) and Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors, officers and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered or incurred by any of them in connection with the arrangement of the Financing (or any Alternative Financing) and any information used in connection therewith. The foregoing indemnification obligation shall survive the Closing and any termination of this Agreement.

(d) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified in accordance with Section 6.12(a), including as a result of obtaining Alternative Financing, or if Parent substitutes Alternative Financing for all or a portion of the Financing as permitted by Section 6.12(b), each of the Company, Parent and Merger Sub shall comply with its covenants in this Section 6.12 with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such Alternative Financing to the same extent that the Company, Parent and Merger Sub would have been obligated to comply with respect to the Financing.

(e) Parent shall give the Company prompt written notice of any material breach by any party to, or any condition not likely to be satisfied in, the Commitment Letter (or any Alternative Financing obtained in accordance with this Section 6.12) of which Parent becomes aware or any termination (or threat of termination) of the Commitment Letter (or commitments for Alternative Financing obtained in accordance with this Section 6.12). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing (or Alternative Financing). In the event that the Commitment Letter is amended, replaced, supplemented or modified in accordance with this Section 6.12 or Alternative Financing is obtained in accordance with this Section 6.12, Parent shall promptly notify the Company thereof and promptly provide the Company with copies of any definitive agreements related thereto. Parent and Merger Sub acknowledge that obtaining the Financing or any Alternative Financing is not a condition precedent to Parent’s and Merger Sub’s obligations under this Agreement, including Parent’s and Merger Sub’s obligations pursuant to Article I and Article II.

Section 6.13.  Rights Agreement.  The Company Board of Directors shall take all further actions (in addition to those referred to in Section 3.26) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement and the Transactions, including the Merger.

Section 6.14.  Cooperation Regarding Pending Investigations and Corporate Integrity Agreement.  From the date hereof until the earlier of the valid termination of this Agreement in accordance with Section 8.1 and the Effective Time, the Company shall provide or make available to Parent, as promptly as practicable, copies of any filings, notices, communications or other documents sent to or received from the Investigating Entities with respect to the Pending Investigations or to any Governmental Authority with respect to compliance with the Corporate Integrity Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company shall not take any action, or make any disclosure to Parent or any other Person, that, in the opinion of Company’s counsel, could jeopardize the protection of the attorney client and work product privileges.

Section 6.15.  Employee Matters.

(a) Parent shall ensure that, as of the Closing Date, each employee of the Company who is employed by the Parent or one of its subsidiaries after the Effective Time (each such person, a “Continuing Employee”) receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan) for service with the Company or any of its Subsidiaries (or predecessor service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant

Subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs. Effective as of the Closing Date, Parent shall assume all employment-related claims, liabilities and obligations with respect to each of the Continuing Employees, whether known or unknown, and any other claims, liabilities or obligations arising out of the employment of or termination of employment of any of the Continuing Employees, in each case, whether or not such claims, liabilities and/or obligations are related to periods before, on or after the Closing Date. On and after the Closing Date, the Parent and its affiliates shall retain and indemnify, defend and hold harmless the Company and its Subsidiaries and their employees and former employees against any and all claims, liabilities and/or obligations assumed by the Parent or its affiliates pursuant to this Section 6.15.

(b) Nothing contained in this Agreement (including this Section 6.15) shall (i) amend, or be deemed to amend, any Benefit Plan, (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the Surviving Corporation’s ability to amend or terminate any Benefit Plan at any time, subject to applicable Laws.

Section 6.16.  Termination of Credit Agreement.  On or prior to the second business day prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Merger Sub), in reasonable form, from the administration agents under the Credit Agreement and shall use its commercially reasonable efforts to make arrangements for the release of all mortgages, liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Parent and Merger Sub, if necessary).

ARTICLE VII

CONDITIONS

Section 7.1.  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Laws:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained;

(b) Statutes; Court Orders.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions; and

(c) HSR Approval.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Merger Sub or the Surviving Corporation in connection therewith.

Section 7.2.  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that notwithstanding anything herein to the contrary, (i) the representations and warranties of the Company contained in Section 3.2 (Capitalization) (subject to de minimus exceptions involving discrepancies of no more than 20,000 shares of Common Stock or Company Options covering in the aggregate no more than 20,000 shares of Common Stock), shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date) and (ii) the representations and warranties of the Company contained in Section 3.3 (Authorization; Validity of Agreement; Company Action) and Section 3.22 (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or been discovered, and be continuing, any event, circumstance, change or effect that has had, or is reasonably likely to have, a Company Material Adverse Effect; and

(d) Company Closing Certificate.  Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3.  Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by materiality shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the representations and warranties of Parent and Merger Sub contained in Section 4.2 (Authorization) and Section 4.7 (Capitalization and Operation of Merger Sub) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and

(c) Parent and Merger Sub Closing Certificate.  The Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by its respective Chief Executive Officer or the Chief Financial Officer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1.  Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time (in all cases by action of the respective board of directors of the terminating party or parties), whether before or after the Company Stockholder Approval:

(a) By mutual written consent of Parent and the Company; or

(b) By either Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken any other action (which order, decree, judgment, injunction or other action the terminating party shall have used its reasonable best efforts to lift or avoid), in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions;

(ii) if, prior to the Effective Time, there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company, would give rise to the failure of any conditions set forth in Section 7.1 or Section 7.2 and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) one (1) business day prior to the Outside Date or (y) the date that is thirty (30) days from the date that the Company is notified by Parent of such breach; and (B) in the case of a breach by Parent or Merger Sub, would prevent Parent or Merger Sub’s ability to consummate the Merger or give rise to the failure of any conditions set forth in Section 7.1 or Section 7.3 and is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (x) one (1) business day prior to the Outside Date or (y) the date that is thirty (30) days from the date that Parent is notified by Company of such breach (no prior notice of breach shall be required with respect to a breach of any covenants or agreements to be performed on the Closing Date); provided, however, that (1) the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party who is then in material breach of any of its (including, in the case of Parent, any breach by Merger Sub) representations, warranties, covenants or agreements set forth in this Agreement and (2) the right to terminate this Agreement pursuant to this clause (ii) shall not be available to Parent during the pendency of a Legal Proceeding by the Company for specific performance of this Agreement;

(iii) if the Closing Date has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation or whose breach of any representation, warranty, or covenant under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing Date to have occurred by the Outside Date (including, in the case of Parent, any breach by Merger Sub);

(iv) the Company Stockholder Approval is not obtained at the Special Meeting; or

(c) By Parent, at any time prior to Company Stockholder Approval, if (i) the Company Board of Directors or any committee thereof shall have made a Company Change in Recommendation, (ii) (A) the

Company Board of Directors publicly approves, endorses or recommends to the Company Stockholders an Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement or standstill agreement entered into in compliance with Section 5.2), (iii) a tender offer or exchange offer that constitutes an Acquisition Proposal (other than by the Parent or its affiliates) is commenced prior to obtaining the Company Stockholder Approval and the Company Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) business days after commencement, (iv) the Company Board of Directors fails to reaffirm the Company Recommendation within ten (10) business days after a request to so reaffirm by Parent or (v) the Company or the Company Board of Directors publicly announces its intention to do any of the foregoing; or

(d) by the Company prior to the Company Stockholder Approval in order to accept a Superior Proposal, provided that such termination shall not be effective (i) until Parent has received the Company Termination Fee or the Go-Shop Company Termination Fee, as applicable, pursuant to Section 6.9 and (ii) unless the Company has complied in all material respects with its obligations under Section 5.2 and Section 5.3; or

Section 8.2.  Effect of Termination.  In the event of termination of this Agreement by any party hereto as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 8.2, Section 6.4(c), Section 6.9, Section 6.12(c) (solely with respect to the last two sentences of such Section 6.12(c)) and Section 9.3 through Section 9.14, which provisions shall survive such termination; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including (i) in the case (and for the benefit) of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders if the Transactions were consummated and (ii) in the case (and for the benefit) of Parent, damages based on the operating and financial synergies and other economic benefits that would have otherwise accrued to Parent if the Transactions were consummated), in the case of each of the foregoing clauses (i) and (ii), for a knowing or intentional material breach of a representation or warranty or a knowing or intentional material breach of any obligation hereunder made or allowed to occur or fraud. Parent and Merger Sub acknowledge that the failure of Parent and Merger Sub to consummate the Merger on the date required by Section 1.3 after the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a knowing and intentional material breach by Parent and Merger Sub.

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Amendment and Modification.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the Company Stockholders, if any such amendment or waiver shall by applicable Laws or in accordance with the Nasdaq Marketplace Rules require further approval of the Company Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Stockholders. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.  Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3.  Expenses.  Except as expressly set forth in Section 6.9 or elsewhere in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as United Parcel Service (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Gentiva Health Services, Inc.
3350 Riverwood Parkway, Suite 1400
Atlanta, Georgia 30339
Attn: John Camperlengo
Telephone: (631) 501-7214
Facsimile: (913) 814-4066

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway
Suite 400
Atlanta, Georgia 30327
Attn: Gary E. Snyder
Telephone: (678) 553-2121
Facsimile: (678) 553-2120

and

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attn: Ira N. Rosner
Telephone: (305) 579-0844
Facsimile: (305) 961-5844

(b) if to the Company, to:

Odyssey HealthCare, Inc.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201
Attn: W. Bradley Bickham
Telephone: (214) 245-3176
Facsimile: (214) 245-3336

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: P. Gregory Hidalgo and Soren Lindstrom
Telephone: (214) 939-5500
Facsimile: (214) 939-5849

Section 9.5.  Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate than the terms of the Confidentiality Agreement; provided, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article V; provided further, that an Acceptable Confidentiality Agreement must include standstill provisions that are no less restrictive in the aggregate than the standstill terms of the Confidentiality Agreement unless the Company offers to amend the Confidentiality Agreement concurrently with the execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any inquiry (in writing or otherwise), proposal, indication of interest or offer by any Third Party that relates to (i) the direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Company Subsidiaries) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s consolidated net patient service revenue are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether from the Company, any Company Subsidiary or any Company Stockholder) of 25% or more of the Company Common Stock (or securities or instruments convertible into or exercisable or exchangeable for such securities), (iii) a tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 25% or more of the Company Common Stock, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would have the effect set forth in either the foregoing clause (i) or clause (ii), in each case, other than the Transactions.

“business days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Company Agreements” means any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound.

“Clinical Contracts” means any contract (other than a Medical Director Contract) with a hospital, nursing home, assisted living facility, consulting physician, therapist, staffing company or hospice provider for the provision of Hospice Services.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, as amended to the date hereof.

“Company Certificate of Incorporation” means the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof.

“Company Governing Documents” means the Company Certificate of Incorporation and the Company Bylaws.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the Company to consummate the Transactions or otherwise prevent the Company from performing its obligations under this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect (except, in the case of clauses (A)(1), (A)(2), (A)(3) or (A)(4) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which the Company and the Company Subsidiaries operate, after taking into account the size of the Company relative to such other for-profit companies): (A) any event, circumstance, change or effect resulting from or relating to (1) a change in general economic, political or financial market conditions, including interest or exchange rates, (2) a change generally affecting the industries in which the Company and the Company Subsidiaries operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which the Company and the Company Subsidiaries operate, (3) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (or any interpretations thereof), (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (5) any Action, investigation review or examination undertaken by a Governmental Authority, or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to the healthcare business operated by the Company and the Company Subsidiaries or Hospice (a “Regulatory Condition”), that is currently pending or arises after the date of this Agreement, in each case to the extent such Regulatory Condition is consistent in nature, scope and impact on the Company and the Company Subsidiaries, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of the business of the Company and the Company Subsidiaries on or before December 31, 2009, (6) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof, (7) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, including any Actions, challenges or investigations to the extent relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), (8) the identity of Parent or any of its affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its affiliates, or (9) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, this Agreement or the taking of any action consented to or requested by Parent or (B) any failure by the Company to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Company Common Stock (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Company Material Adverse Effect).

“Company Property” means any real property and improvements while owned, leased or operated by the Company or any of the Company Subsidiaries.

“Company Stock Plans” mean collectively (i) the Company Stock Option Plan, as amended, (ii) the Company’s 2001 Equity-Based Compensation Plan, as amended, and (iii) the Company Employee Stock Purchase Plan, as amended.

“Company Subsidiary” means each Person which is a direct or indirect Subsidiary of the Company.

“Company Termination Fee” means an amount equal to $28,900,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 20, 2010, between Parent and the Company.

“Corporate Integrity Agreement” means the Corporate Integrity Agreement, dated July 6, 2006, between the Office of Inspector General of the Department of Health and Human Services and the Company.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated February 28, 2008, by and among General Electric Capital Corporation, Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, Hospice of the Palm Coast, Inc., OHC Investment Inc., and the other parties thereto, as amended.

“Designated SEC Reports” means the Annual Reports on Form 10-K filed by the Company for the fiscal years ended December 31, 2009 and December 31, 2008, the Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended March 31, 2010, and each Current Report on Form 8-K filed by the Company after December 31, 2009 and prior to the date hereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (A) any and all Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials.

“Environmental Law” means any Laws and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Excluded Party” means any Third Party (including any group of Persons that includes among its members one or more Persons that were members of the group prior to the Go-Shop Period Termination Date) from whom the Company or any of its Representatives receives an Acquisition Proposal prior to the Go-Shop Period Termination Date that, on or before the Go-Shop Period Termination Date, the Company Board of Directors or any committee thereof determines in good faith (after consultation with the Company Financial Advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn on or before the Go-Shop Period Termination Date.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Commitment Letter or Alternative Financings in connection with the Transactions, including the parties named in Section 4.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, local or supernational, or any agency commission, instrumentality or authority thereof, or any court or arbitrator (public or private) or the Centers for Medicare & Medicaid Services.

“Government Programs” means the Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which the Company and the Company Subsidiaries are eligible.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “pollutants”, “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the HITECH Act, all Laws relating to the provision of, or billing or payment for health care items or services, or relating to health care information; and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that the Company, Company Subsidiaries and Hospices provide.

“Healthcare Permits” means all permits, licenses, registrations, certificates or Certificates of Need, orders, qualifications, authorizations, consents, permits, accreditations, rights, authorizations, approvals and other rights required by any Governmental Authority or other Person that are applicable to healthcare service providers providing the items and services that the Company, Company Subsidiaries and Hospices provide.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 3000 et seq. (Pub. Law 111-5, Division A Title XIII and Division B, Title IV).

“Hospice” means any entity owned and/or operated by the Company or any of the Company Subsidiaries that is primarily engaged in providing Hospice Services.

“Hospice Services” means those palliative care services furnished to terminally ill individuals that are covered under the Medicare and Medicaid programs, including nursing care, medical social services, services of physicians or mid-level practitioners, counseling services, short term inpatient care, medical appliances and supplies (including drugs and biologicals), home health aid and homemaker services, physical therapy, occupational therapy and speech-language pathology services, and any other services specified in a patient’s plan of care as reasonable and necessary for the palliation and management of the patient’s terminal illness and related conditions and for which payment may otherwise be made under the Medicare or Medicaid program.

“Intellectual Property” means all intellectual property, confidential information, and proprietary information, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets; (f) websites; (g) all computer programs, including operating systems, applications, routines, interfaces, all algorithms, whether in source code or object code; and (h) lists of customers and potential customers (including any lists of electronic mail addresses of customers and potential customers); formulae; compositions; know how; research and development information; artwork and graphic design; manuscripts; drawings; specifications; lists of suppliers and service providers; pricing and cost information and records; test reports; manuals; financial, business, sales and marketing proposals, research, data, and plans; technical and computer data; databases; documentation; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgments, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

“Investigating Entities” means the federal and state agencies conducting the Pending Investigations on behalf of the federal and state governments pursuing the Pending Investigations.

“Key Personnel” means any director, executive officer, senior vice president or regional vice president of the Company or any Company Subsidiary.

“knowledge” means, with respect to any matter in question, the actual knowledge, after making reasonable inquiry within the party to this Agreement and its Subsidiaries, of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Clinical Officer and Chief Compliance Officer (or persons performing the equivalent functions) of the Company or Parent, as the case may be.

“Laws” means any applicable law, statute, code, ordinance, rule, regulation, judgment, common law or Order of a Governmental Authority.

“Legal Proceeding” means any claim (including any counterclaim), action, suit, mediation, arbitration, investigation, inquiry, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding, in law or equity, whether or not by or before any Governmental Authority.

“Lien” means any lien, claim, mortgage, encumbrance, pledge, security interest, easement, covenant, restriction, equity or charge of any kind.

“Medical Director Contract” means any Company Agreement that involves the provision of medical direction services between a licensed physician and a Hospice, including medical directors, program medical directors, team medical directors and associated medical directors.

“Medicare and Medicaid programs” means Titles XVIII and XIX of the Social Security Act, as amended.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any order, injunction, judgment, decree, ruling, writ, stipulation, assessment or arbitration award of a Governmental Authority.

“Outside Date” means October 29, 2010.

“Pending Investigations” means each of (i) the investigation of the Company by the Medicaid Fraud Control Unit of the Texas Attorney General’s office by initial notice received on February 14, 2008, (ii) the investigation of the Company by the United States Department of Justice by initial notice received on May 5, 2008, together with the related qui tam action or state investigations, (iii) the investigation of VistaCare, Inc. by the Georgia State Health Care Fraud Control Unit by initial notice received on January 5, 2009, (iv) the investigation of the Company by the United States Office of Inspector General by initial notice received on February 2, 2009, (v) the investigation of the Company by the United States Office of Inspector General by initial notice received on February 23, 2010, in each case as such investigations are underway as of the date hereof, and (vi) from the date hereof until the earlier of the valid termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time, any other investigation by any Governmental Authority of the Company or any Company Subsidiary for alleged Governmental Program fraud, waste or abuse that is commenced, orally or in writing, or of which the Company otherwise becomes aware.

“Permitted Liens” means (a) Liens for utilities and current Taxes not yet delinquent, (b) inchoate Liens, such as mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Liens, arising or incurred in the ordinary course of business of the Person whose property is subject to any such Lien, (c) Liens for Taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictions, covenants or rights of way currently of record against any of the Company Property which do not interfere with, or increase the cost of operation of, the business of the Company and the Company Subsidiaries in any material respect or materially affect the value of such Company Property, (e) minor irregularities of title with respect to any of the Company Property which do not interfere with, or increase the cost of operation of, the business of the Company and the Company Subsidiaries in any material respect or materially affect the value of such Company Property, (f) Liens under the Credit Agreement, and (g) any other Liens or imperfections that are not material in amount, do not materially interfere with and are not materially violated by, the consummation of the Transactions, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such Lien or imperfection.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Private Programs” means any private non-governmental payor programs, including any private insurance program, in each case, that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, legal counsel, accountants and other agents.

“Required Amounts” means all funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to the Merger (including the amounts to be paid to holders of Company Options and Restricted Stock Units under Section 2.4), and the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied, including any breakage costs in respect thereof, in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection with consummating the Merger and the Financing.

“Rights Agreement” means the Rights Agreement, dated November 5, 2001, between the Company and American Stock Transfer and Trust Company (formerly U.S. Stock Transfer Corporation).

“Settlement Agreement” means the Settlement Agreement, dated July 6, 2006, among the United States of America acting through the entities named therein, JoAnn Russell and the Company.

“Subsidiary” means with respect to any person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner; provided, that neither Odyssey HealthCare YCCOM Employee Disaster Relief Fund, a Texas non-member non-profit corporation, nor Odyssey VistaCare Hospice Foundation, a Texas non-member non-profit corporation, shall be considered a “Subsidiary”.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board of Directors or any committee thereof determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, including the financing terms (and certainty of financing) thereof and the likelihood of consummation, if consummated, would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the Transactions (taking into account (A) any adjustment to the terms and conditions proposed by Parent in an offer that is (x) in writing in response to such Acquisition Proposal pursuant to Section 5.3 or otherwise and (y) not revocable during the time period that the Company cannot accept the Acquisition Proposal under Section 5.3, and (B) any termination fees); provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “25% or more” shall be deemed to be references to “more than 50%.”

“Tax” or “Taxes” means any (i) federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding or other tax, duty, assessment or similar charge (including all interest and penalties thereon and additions thereto) imposed by any Governmental Authority, and (ii) any liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor Liability, or due pursuant to contract.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Authority with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication (including the attached schedules, supplements and additional or supporting material) required or permitted to be supplied to, or filed with, a Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax (and including any amendments with respect thereto).

Section 9.6.  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“affiliates”	Section 9.7(a)
“Alternative Acquisition Agreement”	Section 5.3(a)
“Alternative Financing”	Section 6.12(b)
“Action”	Section 6.7(a)
“Agreement”	Introduction
“Balance Sheet Date”	Section 3.8(a)
“Base Premium”	Section 6.7(c)
“Benefit Plans”	Section 3.11(a)
“Blackout Period”	Section 1.3
“Breach”	Section 3.20(c)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.2(e)
“Commitment Letter”	Section 4.6
“Common Stock”	Section 3.2(a)
“Company”	Introduction
“Company Board of Directors”	Recitals
“Company Change in Recommendation”	Section 5.3(a)
“Company Disclosure Schedule”	Article III
“Company Financial Advisor”	Section 3.22
“Company Intellectual Property”	Section 3.15
“Company Leases”	Section 3.13(a)
“Company Material Contract”	Section 3.13(a)
“Company Option”	Section 2.4(a)
“Company Real Property”	Section 3.14(b)
“Company Recommendation”	Section 3.4
“Company Rights”	Section 3.26
“Company SEC Documents”	Section 3.6(a)
“Company Stockholder Approval”	Section 3.28
“Company Stockholders”	Recitals
“Company Stock Rights”	Section 3.2(a)
“Company Rights”	Section 3.26
“Company-owned Intellectual Property”	Section 3.15
“Continuing Employee”	Section 6.15(a)
“Costs”	Section 6.7(a)
“Covered Person”	Section 6.7(a)
“D&O Insurance”	Section 6.7(c)
“DGCL”	Recitals
“Disclosure Schedules”	Article IV
“Dissenters Provisions”	Section 2.3(a)
“Dissenting Shares”	Section 2.3(a)

“Effective Time”	Section 1.2
“Equity Interests”	Section 3.2(a)
“ESPP”	Section 3.11(h)
“Exchange Act”	Section 3.5
“Financial Statements”	Section 3.6(a)
“Financing”	Section 4.6
“GAAP”	Section 3.6(a)
“Go-Shop Company Termination Fee”	Section 6.9
“Go-Shop Period Termination Date”	Section 5.2(a)
“HSR Act”	Section 3.5
“Intervening Event”	Section 5.3(b)
“Material Company Leases”	Section 3.14(b)
“Material Company Real Property”	Section 3.14(b)
“Merger”	Recitals
“Merger Consideration”	Recitals
“Merger Sub”	Introduction
“Merger Sub Common Stock”	Section 2.1
“Nasdaq Marketplace Rules”	Section 3.5
“Notice of Superior Proposal”	Section 5.3(b)
“Option Consideration”	Section 2.4(a)
“Parent”	Introduction
“Parent Disclosure Schedule”	Article IV
“Parent Financial Statements”	Section 4.10(a)
“Parent SEC Documents”	Section 4.10(a)
“Paying Agent”	Section 2.2(a)
“Preferred Stock”	Section 3.2(a)
“Protected Health Information”	Section 3.20(c)
“Proxy Statement”	Section 6.1(a)
“Real Property Subleases”	Section 3.14(e)
“Restricted Stock”	Section 2.4(b)
“Restricted Stock Unit”	Section 2.4(c)
“RSU Consideration”	Section 2.4(c)
“Sarbanes Oxley Act”	Section 3.6(a)
“SEC”	Section 3.1(a)
“Section 16”	Section 6.10
“Section 203”	Section 3.27
“Securities Act”	Section 3.6(a)
“Shares”	Recitals
“Special Meeting”	Section 6.1(c)(i)
“Surviving Corporation”	Section 1.1(a)
“Third Party”	Section 5.2(b)(i)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)

Section 9.7.  Interpretation; Disclosure Schedules.

(a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

(b) The parties acknowledge and agree that (i) each Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the party to which such Disclosure Schedule is delivered pursuant to this Agreement, and (ii) the disclosure by the Company, on the one hand, and Parent and Merger Sub on the other hand, of any matter in its Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company or Parent and Merger Sub, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. Each disclosure set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to a specific section of this Agreement. Notwithstanding the foregoing, if the Company or Parent and Merger Sub disclose in any section or schedule of its Disclosure Schedule an item or information in such a way as to make its relevance to the disclosure required by another section or schedule thereof reasonably apparent, then the matter shall be deemed to have been disclosed in such other section or schedule, notwithstanding the omission of an appropriate cross-reference to such other section or schedule.

Section 9.8.  Counterparts.  This Agreement may be executed manually or by facsimile (or other electronically scanned and transmitted means) by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9.  Entire Agreement; No Reliance.

(a) This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article III and Article IV of this Agreement, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that neither the Company nor any Company Subsidiary makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business, operations or affairs of the Company or any Company Subsidiary heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any Company Subsidiary or the business, operations or affairs of the Company or any Company Subsidiary, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.10.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11.  Governing Law; Jurisdiction.

(a) Except as required by the mandatory provisions of the DGCL, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith (including the Commitment Letter) or the Transactions or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.12.  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER CONTEMPLATED HEREBY OR THEREBY OR THE COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12, AND (E) SUCH CERTIFICATIONS SHALL EXTEND TO THE FINANCING SOURCES.

Section 9.13.  Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.7 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) subject to the proviso at the end of Section 8.2, for the right of the Company, on behalf of the holders of equity interests in the Company, to pursue damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include claims for damages based on the consideration that would have otherwise been payable to the Company Stockholders and other relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of holders of equity interests in the Company, in the event of a failure by Parent or Merger Sub to consummate the Transactions, which right is hereby acknowledged and agreed by Parent and Merger Sub and (iii) Section 9.11, Section 9.12, this Section 9.13 and the last sentence of Section 9.15 (which, in each case, will be for the benefit of the Persons (including the Financing Sources) set forth therein, and any such Person will have the rights provided for therein). The Company disclaims any and all rights as a third-party beneficiary or otherwise under or with respect to the Commitment Letter and any and all definitive agreements in respect of the Financing and any Alternative Financing arranged by Parent in respect of the Transactions, including, without limitation, any right to enforce any obligations of the Financing Sources or to seek any damages against the Financing Sources with respect thereto.

Section 9.14.  Parent Guarantee.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.14 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.15.  Specific Performance; Remedies.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware, without proof of actual damages, and to waive any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement), other than as limited hereunder. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.15, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.15 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.15 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.15 or anything set forth in this Section 9.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything to the contrary in this Agreement, all Costs of the Company, Parent and Merger Sub incurred in connection with any action brought by the Company, Parent or Merger Sub relating to the terms and provisions of this Agreement provided for in the foregoing sentence shall be paid by the Company in the event that Parent is successful on the merits in such action and shall be paid by Parent in the event that the Company is successful on the merits in such action. Notwithstanding anything in this Agreement to the contrary, none of the Financing Sources shall have any liability to the Company or any of its controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, and shall not be obligated to any of them, or anyone claiming by or through them, to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the Transactions (including the Financing and the Commitment Letter).

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ODYSSEY HEALTHCARE, INC.

By:	/s/ W. Bradley Bickham
Name:     W. Bradley Bickham

Title:	SVP & General Counsel

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Name:     Tony Strange

Title:	CEO, President

GTO ACQUISITION CORP.

By:	/s/ Tony Strange
Name:     Tony Strange

Title:	CEO, President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

PERSONAL AND CONFIDENTIAL

May 23, 2010

Board of Directors
Odyssey HealthCare, Inc.
717 North Harwood Street, Suite 1500
Dallas, TX 75201

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Gentiva Health Services, Inc. (“Gentiva”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (together with the associated Company Rights, as defined in the Agreement, the “Shares”), of Odyssey HealthCare, Inc. (the “Company”) of the $27.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 23, 2010 (the “Agreement”), among Gentiva, GTO Acquisition Corp., a wholly owned subsidiary of Gentiva, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Gentiva and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation. We also have provided certain investment banking and other financial services to Gentiva and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including, having acted as Gentiva’s financial advisor in connection with the sale of a majority interest in Gentiva CareCentrix, Inc. to Water Street Healthcare Partners II, L.P. in August 2008. We also may provide investment banking and other financial services to the Company and Gentiva and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home health and hospice industry specifically

B-1

and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $27.00 per Share in cash to be paid to the holders (other than Gentiva and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $27.00 per Share in cash to be paid to the holders (other than Gentiva and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Gentiva or the ability of the Company or Gentiva to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.00 per Share in cash to be paid to the holders (other than Gentiva and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[PRELIMINARY FORM OF PROXY CARD]

ODYSSEY HEALTHCARE, INC.
Proxy Solicited on Behalf of the Board of Directors of
Odyssey HealthCare, Inc. for the Special Meeting to be held on • , 2010

The undersigned, revoking any proxy previously given, hereby constitutes and appoints each of • , •  and •  his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Odyssey HealthCare, Inc. held of record by the undersigned on the record date at the Special Meeting of Stockholders of Odyssey HealthCare, Inc. to be held at the principal offices of Odyssey HealthCare, Inc., located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, on • , 2010, at 9:00 a.m., local time, and at any adjournment or postponement thereof on all matters coming before said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.

YOUR VOTE IS IMPORTANT

There are three ways to vote your Proxy:

Vote by Internet–[website]

•	Use the internet to vote your proxy 24 hours a day, 7 days a week until [ : a/p.m.] Central Time, on • , 2010. Have your proxy card in hand when you access the website and follow the steps outlined on the secured website to obtain your records and create an electronic voting instruction form.

Vote by telephone – [toll free number]

•	Call toll free within the USA, US territories & Canada any time on a touch tone telephone 24 hours a day, 7 days a week until [ : a/p.m.] Central Time, on • , 2010. There is NO CHARGE to you for the call. Have your proxy card in hand and follow the instructions provided by the recorded message.

Vote by mail

•	Mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope.

If you vote by telephone or Internet, please do not mail your Proxy Card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

[DETACH PROXY CARD]

Please sign, date and return this Proxy Card promptly
using the enclosed envelope, or vote by telephone or Internet as indicated on the reverse side of this Proxy Card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2:

1.	To (i) approve the merger (the “Merger”) of GTO Acquisition Corp., a wholly-owned subsidiary of Gentiva Health Services, Inc. (“Gentiva”), with and into Odyssey, resulting in Odyssey becoming a wholly-owned subsidiary of Gentiva, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Odyssey, Gentiva and GTO Acquisition Corp., and (ii) adopt the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger and adopt the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

To change your address, please mark this box.       ☐

Signature

Signature

Date

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g., as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.